Filed Pursuant to Rule 424(b)(5)
Registration No. 333-198664

The information in this prospectus supplement is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not a solicitation of an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Preliminary Prospectus Supplement dated October 28, 2014

PROSPECTUS SUPPLEMENT
(To prospectus dated September 24, 2014)

2,500,000 Shares
Class A Common Stock

This is a public offering of Class A common stock of Urstadt Biddle Properties Inc. We are offering 2,500,000 shares of our Class A common stock. Our Class A common stock is listed on the New York Stock Exchange under the symbol “UBA”. On October 27, 2014, the last reported sale price of our Class A common stock on the New York Stock Exchange was $ 21.91 per share.

Investing in our Class A common stock involves risks. See “Risk Factors” beginning on page S-5 of this prospectus supplement, page 2 of the accompanying prospectus and page 9 of our Annual Report on Form 10-K for the year ended October 31, 2013. You should read this prospectus supplement, the documents incorporated by reference into this prospectus supplement and the accompanying prospectus carefully before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement and the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discounts	$	$
Proceeds, before expenses, to us	$	$

We have granted the underwriter a 30-day option to purchase up to 375,000 additional shares of our Class A common stock from us at the public offering price less the underwriting discounts and commissions. If the underwriter exercises its option in full, the underwriting discounts and commissions will be $        and the proceeds, before expenses, to us will be $       .

Deutsche Bank Securities

The date of this prospectus supplement is October   , 2014.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents they incorporate by reference may contain “forward-looking” statements as described in Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. We generally identify forward-looking statements by the use of such words as “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “seek,” “should,” “will,” or variations of such words or other similar expressions and the negatives of such words.

All statements, other than statements of historical facts, included in this prospectus supplement, the accompanying prospectus and the documents they incorporate that address activities, events or developments that we expect, believe or anticipate will or may occur in the future, including such matters as future capital expenditures, dividends and acquisitions (including the timing, amount and nature thereof), business strategies, expansion and growth of our operations and other such matters are forward-looking statements. These statements are based on certain assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions, expected future developments and other factors we believe are appropriate. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee our future results, levels of activity or performance. Any or all of our forward-looking statements in this prospectus supplement, the accompanying prospectus and the documents they incorporate may turn out to be inaccurate. Such statements are inherently subject to risks, uncertainties and other factors, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, performance or achievements, financial and otherwise, may differ materially from the results, performance or achievements expressed or implied by the forward-looking statements. Risks, uncertainties and other factors that might cause such differences, some of which could be material, include, but are not limited to:

•	economic and other market conditions;

•	financing risks, such as the inability to obtain debt or equity financing on favorable terms;

•	the level and volatility of interest rates;

•	financial stability of tenants;

•	the inability of our properties to generate revenue increases to offset expense increases;

•	governmental approvals, actions and initiatives;

•	environmental/safety requirements;

•	risks of real estate acquisitions (including the failure of acquisitions to close); and

•	changes in laws or regulations.

In addition, we discuss certain factors in our Annual Report on Form 10-K for the fiscal year ended October 31, 2013 under “Item 1A. Risk Factors” and in the other reports we have filed with the Securities and Exchange Commission, or SEC, that could cause future events and actual results, performance or achievements to differ materially from the results, performance or achievements expressed in or implied by the forward-looking statements in this prospectus supplement, the accompanying prospectus and the documents they incorporate by reference.

Any forward-looking statement speaks only as of the date on which it is made. We undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date on which they are made, except as may be required to fulfill our obligations under United States securities laws.

S-i

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information in this prospectus supplement and the accompanying prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in our Class A common stock. Therefore, before making a decision to invest in our Class A common stock, you should also read this entire prospectus supplement and the accompanying prospectus, including the risks set forth under the caption “Risk Factors” in this prospectus supplement and in the documents incorporated by reference herein, and the information set forth under the caption “Where You Can Find More Information.” Unless otherwise indicated, this prospectus supplement does not reflect the exercise of the underwriter’s option to purchase additional shares of our Class A common stock.

Our Business

We are a self-administered REIT which owns and manages income-producing commercial real estate investments. Our sole business is the ownership of real estate investments, which consist principally of investments in income-producing properties, with primary emphasis on properties in the northeastern part of the United States with a concentration in the metropolitan New York tri-state area outside of the City of New York. Our core properties consist principally of neighborhood and community shopping centers. We seek to identify desirable properties for acquisition, which we acquire in the normal course of business. In addition, we regularly review our portfolio and from time to time may sell certain of our properties.

We intend to continue to invest substantially all of our assets in income-producing real estate, with an emphasis on neighborhood and community shopping centers, although we will retain the flexibility to invest in other types of real property. While we are not limited to any geographic location, our current strategy is to invest primarily in properties located in the northeastern region of the United States with a concentration in the metropolitan New York tri-state area outside of the City of New York.

At October 28, 2014, we owned or had an equity interest in sixty-nine properties comprised of neighborhood and community shopping centers, office buildings, and office/retail mixed use facilities located in four states in the northeastern region of the United States, containing a total of 4.9 million square feet of gross leasable area, or GLA.

Company Information

Our principal executive office is located at 321 Railroad Avenue, Greenwich, Connecticut 06830. Our telephone number is (203) 863-8200. Our website is located at www.ubproperties.com. Information contained on our website is not part of, and is not incorporated into, this prospectus supplement.

Recent Developments

Dividends

On September 4, 2014, we declared quarterly dividends in the amounts of $0.2525 for each share of our Class A common stock and $0.225 for each share of our common stock. The dividends were paid on October 17, 2014 to holders of record on October 3, 2014. We also declared the regular quarterly dividends on our 7.5% Series D Senior Cumulative Preferred Stock, or the Series D preferred stock, and 7.125% Series F Cumulative Redeemable Preferred Stock, or the Series F preferred stock. The dividends were declared in the amount of $0.46875 for each share of Series D preferred stock and $0.4453125 for each share of Series F preferred stock and are payable October 31, 2014 to holders of record on October 17, 2014.

Public Offering of Series G Preferred Stock

On October 28, 2014, we issued and sold 2,800,000 shares of our 6.75% Series G Cumulative Redeemable Preferred Stock, liquidation preference of $25.00 per share, or the Series G preferred stock, in an underwritten public offering. We have granted the underwriters for the offering a 30-day option to purchase up to an additional 200,000 shares of the Series G preferred stock. The net proceeds of the offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, were approximately $67.6 million, assuming the underwriters do not exercise their option to purchase up to an additional 200,000 shares.

Redemption of Series D Preferred Stock

On October 22, 2014, we called for redemption on November 21, 2014, all of the outstanding shares of our Series D preferred stock. The Series D preferred stock will be redeemed at a redemption price of $25.00 per share, plus $0.109375 per share, the amount equal to all dividends accrued and unpaid on a share of the Series D Preferred Stock from November 1, 2014 through the redemption date. We intend to fund the redemption of the Series D preferred stock with proceeds from the sale of the Series G preferred stock and available cash.

Acquisitions

On October 10, 2014, one of our wholly-owned subsidiaries completed the purchase of a 51% equity interest in a joint venture that owns the McLean Plaza Shopping Center in Yonkers, Westchester County, New York for an investment of $7.8 million. The purchase price was subject to our subsidiary assuming its share of a $2.78 million first mortgage payable that encumbers the shopping center. The loan bears interest at the rate of 4.0% per annum and matures in December 2014. Our subsidiary purchased its 51% interest from an affiliate of The Great Atlantic & Pacific Tea Company, or A&P, which is an existing tenant in the shopping center. In conjunction with the purchase, A&P modified its lease and extended the initial term until 2034. The remaining 49% of the joint venture continues to be owned by entities owned by the two real estate families that originally developed the shopping center with A&P. The shopping center was built in 1982 and contains 57,000 square feet of leasable space anchored by a 35,000 square foot A&P supermarket. We funded the acquisition with available cash and borrowings on our unsecured revolving credit facility.

We are party to a purchase agreement with an unrelated third party pursuant to which we have agreed to acquire four retail shopping centers located in our target market of the metropolitan New York tri-state area outside of the City of New York, or the Acquisition. On October 27, 2014 we confirmed that the due diligence related to the Acquisition had been substantially completed under the agreement. The aggregate purchase price for the Acquisition, excluding closing costs, is $124.55 million in cash. In connection with the execution of the purchase agreement, we deposited $2.5 million into an escrow account. The shopping centers under contract comprise a total of approximately 375,000 square feet and are supermarket or drugstore anchored. As of September 15, 2014, the shopping centers under contract were collectively approximately 94% leased. We anticipate that the Acquisition will close before December 31, 2014. If we do not complete the Acquisition, there are circumstances under which we may forfeit the $2.5 million deposit we have funded.

We intend to use the net proceeds of this offering to fund a portion of the purchase price of the Acquisition. We intend to fund the remainder of the purchase price through a mortgage loan, net proceeds remaining from the offering of the Series G preferred stock after redemption of the Series D preferred stock and other available cash. We have negotiated a preliminary, non-binding term sheet with a lender and anticipate obtaining a mortgage loan of approximately $62.7 million secured by the four retail centers. Based on the indicative terms set forth in the preliminary term sheet, we anticipate that the mortgage loan will bear interest at a fixed rate of 3.85% per annum, have a 12 year term to maturity and require us to pay principal and interest based on a 30 year amortization schedule. The closing of the mortgage loan is subject to the negotiation and execution of definitive loan documents and the satisfaction of customary closing conditions. Accordingly, we cannot assure you we will be able to obtain the mortgage loan on the anticipated terms described above or at all.

The Offering

Class A common stock offered in this offering	2,500,000 shares (1)

Class A common stock to be outstanding after this offering	26,111,715 shares (1)(2)

Use of Proceeds
We intend to use the net proceeds of this offering to fund a portion of the purchase price of the Acquisition. Pending the use of the net proceeds as described above, we may use the net proceeds to make investments in short-term income-producing securities that are consistent with our qualification as a REIT.

Dividend Policy
We expect to pay dividends on our Class A common stock in amounts determined from time to time by our board of directors. Future dividend levels are subject to the discretion of our board of directors and will be dependent on our results of operations, financial position, cash flows and other factors.

Restrictions on Ownership and Transfer
To maintain our qualification as a REIT under the Internal Revenue Code of 1986, as amended, or the Code, we must meet several requirements regarding the number of our stockholders and concentration of ownership of our shares. Our charter contains provisions that restrict the ownership and transfer of our shares to assist us in complying with these Code requirements. We refer to these restrictions as the “ownership limit.” The ownership limit provides that, in general, no person may own more than 7.5% of the aggregate value of all outstanding stock of our company. See “Description of Capital Stock — Restrictions on Ownership and Transfer.”

New York Stock Exchange Symbol	UBA

Risk Factors
You should read the sections entitled “Risk Factors” beginning on page S-5 of this prospectus supplement and on page 2 of the accompanying prospectus, as well as the risk factors described in our Annual Report on Form 10-K for the fiscal year ended October 31, 2013, for certain considerations relevant to investing in our Class A common stock.

(1)	Excludes up to 375,000 shares of our Class A common stock issuable upon exercise of the underwriter’s 30-day option.

(2)	Based on 23,611,715 shares of our Class A common stock outstanding as of October 27, 2014.

RISK FACTORS

Investing in our Class A common stock involves risks. You should carefully consider the risks described in our Annual Report on Form 10-K for the fiscal year ended October 31, 2013 and any subsequent Quarterly Reports on Form 10-Q (which reports are incorporated by reference herein), as well as the other information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus, any other prospectus supplement hereto and post-effective amendments thereto before purchasing our Class A common stock. The risks and uncertainties described below and in the accompanying prospectus and in our Annual Report are not the only ones facing us. Additional risks and uncertainties of which we are unaware, or that we currently deem immaterial, also may become important factors that affect us. Please see the sections titled “Where You Can Find More Information” and “Documents Incorporated by Reference”.

If any of the risks described in or incorporated into this prospectus supplement or in the accompanying prospectus occur, our business, financial condition or results of operations could be materially and adversely affected. In that case, the trading price of our Class A common stock could decline, and you may lose some or all of your investment.

Risks Related to This Offering and the Pending Acquisition

The price of our Class A common stock may fluctuate and you could lose all or a significant part of your investment.

Volatility in the market price of our Class A common stock may prevent you from being able to sell your shares at or above the price you paid. The market price of our Class A common stock may also be influenced by many factors, some of which are beyond our control, including:

•	announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

•	variations in quarterly operating results;

•	general economic conditions;

•	war, terrorist acts and epidemic disease;

•	investor perceptions of us and the commercial real estate industry generally; and

•	the failure of securities analysts to cover our Class A common stock, or to the extent covered, changes in financial estimates by analysts or a downgrade of our securities or sector by analysts.

In addition, the stock market in general has experienced extreme price and volume fluctuations that may be unrelated or disproportionate to the operating performance of companies like us. These broad market and industry factors may materially reduce the market price of our Class A common stock, regardless of our operating performance.

Future issuances or sales of our Class A our common stock or common stock may depress the market price of our Class A common stock.

We cannot predict whether future sales of our Class A common stock or our common stock or securities convertible into or exchangeable or exercisable for our Class A common stock or our common stock or the availability of these securities for resale in the open market may depress the market price of our Class A common stock. The issuance and sale of a substantial number of these securities in the public market or otherwise, or the perception that these issuances or sales might occur, may cause the market price of our Class A common stock to decline and you could lose all or a portion of your investment. In addition, future issuances of shares of our Class A common stock or our common stock or securities convertible into or exchangeable or exercisable for shares of our Class A common stock or common stock may be dilutive to existing shareholders.

Future offerings of equity securities which would dilute the Class A common stock holdings of our existing stockholders and may be senior to our Class A common stock for purposes of dividend and liquidating distributions may adversely affect the market price of our Class A common stock.

In the future, we may attempt to increase our capital resources by making additional offerings of equity securities. Upon bankruptcy or liquidation, holders of shares of our preferred stock and lenders with respect to other borrowings will receive a distribution of our available assets prior to the holders of our Class A common stock. Our series of preferred stock could have preferences on liquidating distributions or preferences on dividend payments or both that could limit our ability to pay a dividend or other distribution to the holders of our Class A common stock. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, holders of our Class A common stock bear the risk of our future offerings reducing the market price of our Class A common stock and diluting their shareholdings in our company.

An increase in market interest rates may have an adverse effect on the market price of our Class A common stock and our ability to pay distributions to our stockholders.

One of the factors that investors may consider in deciding whether to buy or sell our Class A common stock is our dividend rate as a percentage of our stock price, relative to market interest rates. If market interest rates increase, prospective investors may demand a higher dividend rate on our Class A common stock or seek alternative investments paying higher dividends or interest. As a result, interest rate fluctuations and capital market conditions can affect the market price of our Class A common stock. For instance, if interest rates rise without an increase in our dividend rate, the market price of our Class A common stock could decrease because potential investors may require a higher dividend yield on our Class A common stock as market rates on interest-bearing instruments such as bonds rise.

There can be no assurance that we will be able to consummate the Acquisition described in this prospectus supplement on the schedule or on the terms described in this prospectus supplement or at all.

We anticipate that the closing of the Acquisition described in this prospectus supplement will occur prior to December 31, 2014, after the date of the expected closing of this offering. However, we can give no assurance that we will consummate the Acquisition on the terms described in this prospectus supplement or at all. Pending the closing of the Acquisition described in this prospectus supplement, we may use a portion of the proceeds from this offering to make investments in short-term income-producing securities that are consistent with our qualification as a REIT. If we are unable to complete the Acquisition described in this prospectus supplement, our future operating results may fall short of expectations and our Class A common stock price may be adversely affected. If we are unable to complete the Acquisition described in this prospectus supplement, we may forfeit the $2.5 million deposit we have funded in escrow and you will be unable to evaluate in advance the economic merits of the investments we ultimately may make with the net proceeds of this offering.

USE OF PROCEEDS

We estimate that the net proceeds from the offering of our Class A common stock, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, will be approximately $       million, or approximately $       million if the underwriter exercises its option to purchase additional shares in full.

We intend to use the net proceeds of this offering to fund a portion of the purchase price for the Acquisition described above under “Recent Developments — Acquisitions.” We intend to fund the remainder of the purchase price with a mortgage loan, net proceeds remaining from the offering of the Series G preferred stock after redemption of the Series D preferred stock and other available cash.

Pending the use of the net proceeds as described above, we may use the net proceeds to make investments in short-term income-producing securities that are consistent with our qualification as a REIT.

CAPITALIZATION

The following table sets forth (1) our actual, unaudited capitalization as of July 31, 2014, (2) our pro forma capitalization as of that date after giving effect to the designation of 3,000,000 shares of our authorized preferred stock as Series G preferred stock and the issuance and sale of 2,800,000 shares of our Series G preferred stock on October 28, 2014 and the intended redemption of all outstanding shares of our Series D preferred stock, and (3) our pro forma capitalization as of that date as adjusted to reflect the offer and sale of 2,500,000 shares of Class A common stock in this offering. This table does not reflect the exercise of the underwriter’s option to purchase additional shares of the Class A common stock in this offering or the intended use of proceeds of this offering.

	As of July 31, 2014
	Actual (unaudited)	Pro Forma (unaudited)	Pro Forma As Adjusted (unaudited)
	(amounts in thousands, except share data)
Revolving credit facility	$37,600	$37,600
Mortgage notes payable and other loans	178,953	178,953
Redeemable non-controlling interests	12,188	12,188
Stockholders’ equity
7.5% Series D Senior Cumulative Preferred Stock (liquidation preference of $25.00 per share); 2,450,000 shares authorized, issued and outstanding; 2,450,000 shares authorized, 0 issued and outstanding pro forma and pro forma as adjusted	61,250	—
7.125% Series F Cumulative Preferred Stock (liquidation preference of $25 per share); 5,175,000 shares issued and outstanding	129,375	129,375
6.75% Series G Cumulative Redeemable Preferred Stock (liquidation preference of $25.00 per share); 0 shares authorized, issued and outstanding; 3,000,000 authorized and 2,800,000 issued and outstanding pro forma and pro forma as adjusted (1)	—	70,000
Excess stock, par value $.01 per share; 20,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.01 par value, 30,000,000 shares authorized; 9,192,003 shares issued and outstanding	92	92
Class A Common Stock, par value $0.01 per share; 100,000,000 shares authorized; 23,610,083 shares issued and outstanding, actual and pro forma; shares issued and outstanding pro forma as adjusted	236	236
Additional paid in capital	370,303	368,098
Cumulative distributions in excess of net income	(114,150)	(114,150)
Accumulated other comprehensive income (loss)	98	98
Total stockholders’ equity	447,204	453,749
Total capitalization	$675,945	$682,490

(1)	Excludes 200,000 shares of Series G preferred stock issuable upon the exercise of the option we granted to the underwriters of the public offering of our Series G preferred stock.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

This section summarizes certain material federal income tax consequences to us and to holders of shares of our Class A common stock generally relating to our treatment as a REIT.

The laws governing the federal income tax treatment of a REIT and its stockholders are highly technical and complex. This summary is for general information only, and does not purport to address all of the tax issues that may be important to you. In addition, this section does not address the tax issues that may be important to certain types of stockholders that are subject to special treatment under the federal income tax laws, such as:

•	insurance companies;

•	tax-exempt organizations (except to the extent discussed in “—Taxation of Tax Exempt Stockholders,” below);

•	non-U.S. individuals and foreign corporations (except to the extent discussed in “—Taxation of Non-U.S. Stockholders,” below);

•	U.S. expatriates;

•	persons who mark-to-market our stock;

•	subchapter S corporations;

•	U.S. stockholders (as defined below) whose functional currency is not the U.S. dollar;

•	regulated investment companies and REITs;

•	trusts and estates;

•	persons who receive our stock through the exercise of employee options or otherwise as compensation;

•	persons holding our stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;

•	persons subject to the alternative minimum tax provisions of the Internal Revenue Code of 1986, as amended (the “Code”); and

•	persons holding our stock through a partnership or similar pass-through entity.

This summary assumes that stockholders hold shares of our Class A common stock as capital assets for federal income tax purposes, which generally means property held for investment.

The statements in this section are not intended to be, and should not be, construed as tax advice. This summary is based upon the Code, the regulations promulgated by the U.S. Treasury Department, rulings and other administrative pronouncements issued by the Internal Revenue Service (the “IRS”), and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. The reference to administrative pronouncements issued by the IRS includes pronouncements issued in private letter rulings, which are not binding on the IRS except with respect to the taxpayer that receives the ruling. Future legislation, regulations, administrative pronouncements and judicial decisions could change the current law or adversely affect existing interpretations of current law on which the information in this section is based and any such change could apply retroactively. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. We have not sought and will not seek an advance ruling from the IRS regarding any matter discussed herein.

WE URGE YOU TO CONSULT YOUR OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO YOU OF INVESTING IN SHARES OF OUR CLASS A COMMON STOCK

AND OF OUR ELECTION TO BE TAXED AS A REIT. SPECIFICALLY, YOU SHOULD CONSULT YOUR OWN TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF SUCH INVESTMENT AND ELECTION, AND REGARDING POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

Taxation of the Company

We elected to be taxed as a REIT under the federal income tax laws beginning with our taxable year ended October 31, 1970. We believe that we have operated in a manner qualifying us as a REIT since our election and intend to continue to so operate.

In connection with this prospectus supplement, Baker & McKenzie LLP has rendered an opinion that we qualified to be taxed as a REIT under the federal income tax laws for our taxable years ended October 31, 2011 through October 31, 2013, and our organization and current method of operation will enable us to continue to qualify as a REIT for our taxable year ending October 31, 2014 and in the future. You should be aware that the opinion is based on current law and is not binding on the IRS or any court. In addition, the opinion is based on customary assumptions and on our representations as to factual matters.

It must be emphasized that the opinion of tax counsel is based on various assumptions relating to our organization and operation, and is conditioned upon representations and covenants made by our management regarding our organization, assets, income, and the past, present and future conduct of our business operations. Baker & McKenzie LLP’s opinion is not binding upon the IRS or any court and only speaks as of the date issued. In addition, Baker & McKenzie LLP’s opinion is based on existing federal income tax law governing qualification as a REIT, which is subject to change either prospectively or retroactively. While we intend to operate so that we will continue to qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given by tax counsel or by us that we will qualify as a REIT for any particular year.

Moreover, our qualification as a REIT depends on our ability to meet, on a continuing basis, qualification tests mandated by the federal tax laws. Those qualification tests involve the percentage of income that we earn from specified sources, the percentages of our assets that fall within specified categories, the diversity of our stock ownership, and the percentage of our earnings that we distribute. Baker & McKenzie LLP will not review our compliance with those tests on a continuing basis. Accordingly, no assurance can be given that our actual results of operations will satisfy these requirements. Baker & McKenzie LLP’s opinion does not foreclose the possibility that we may have to use one or more REIT savings provisions described below, which could require us to pay an excise or penalty tax (which could be material) in order to maintain our qualification as a REIT. We describe the REIT qualification tests in more detail below. For a discussion of the tax treatment of us and our stockholders if we fail to qualify as a REIT, see “—Failure to Qualify,” below.

As a REIT, we generally are not subject to federal income tax on the taxable income that we distribute to our stockholders. The benefit of that tax treatment is that it avoids the “double taxation,” or taxation at both the corporate and stockholder levels, that generally results from owning stock in a corporation. However, we generally will be subject to federal tax in the following circumstances:

•	We will pay federal income tax on taxable income, including net capital gain, that we do not distribute to stockholders during, or within a specified time period after, the calendar year in which the income is earned.

•	We may be subject to the “alternative minimum tax” on any items of tax preference that we do not distribute or allocate to stockholders.

•	We will pay income tax at the highest corporate rate on:

o	net income from the sale or other disposition of property acquired through foreclosure (“foreclosure property”) that we hold primarily for sale to customers in the ordinary course of business, and

o	other non-qualifying income from foreclosure property.

•	We will pay a 100% tax on net income from sales or other dispositions of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business.

•	If we fail to satisfy the 75% gross income test or the 95% gross income test, as described below under “—Income Tests,” and nonetheless continue to qualify as a REIT because we meet other requirements, we generally will pay a 100% tax on:

o	the greater of the amount by which we fail the 75% gross income test or the 95% gross income test, multiplied, in either case, by

o	a fraction intended to reflect our profitability.

•	If during a calendar year we fail to distribute at least the sum of: (1) 85% of our REIT ordinary income for the year, (2) 95% of our REIT capital gain net income for the year, and (3) any undistributed taxable income from earlier periods, we will be subject to a 4% nondeductible excise tax on the excess of the required distribution over the amount we actually distributed.

•	In the event of a failure to satisfy any of the asset tests (other than a de minimis failure of the 5% asset test, the 10% vote test or the 10% value test as described below under “—Asset Tests”), as long as the failure was due to reasonable cause and not to willful neglect, we dispose of the assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify such failure and we file a schedule with the IRS describing the assets causing such failure, we will pay a tax equal to the greater of $50,000 or the amount determined by multiplying the net income from the nonqualifying assets during the period in which we failed to satisfy the asset tests by the highest corporate tax rate (currently 35%).

•	In the event we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, and such failure is due to reasonable cause and not to willful neglect, we will be required to pay a penalty of $50,000 for each such failure.

•	We may elect to retain and pay income tax on our net long-term capital gain. In that case, a U.S. stockholder would be taxed on its proportionate share of our undistributed long-term capital gain (to the extent that we make a timely designation of such gain to the stockholder) and would receive a credit or refund for its proportionate share of the tax we paid.

•	We will be subject to a 100% excise tax on transactions with a taxable REIT subsidiary that are not conducted on an arm’s-length basis.

•	If we acquire any asset from a C corporation, or a corporation that generally is subject to full corporate-level tax, in a merger or other transaction in which we acquire a basis in the asset that is determined by reference either to the C corporation’s basis in the asset or to another asset, we will pay tax at the highest regular corporate rate applicable if we recognize gain on the sale or disposition of the asset during the 10-year period after we acquire the asset. The amount of gain on which we will pay tax is the lesser of:

o	the amount of gain that we recognize at the time of the sale or disposition, and

o	the amount of gain that we would have recognized if we had sold the asset at the time we acquired it.

•	We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with the rules relating to the composition of a REIT’s stockholders, as described below in “—Recordkeeping Requirements”.

Requirements for Qualification

A REIT is an entity that meets each of the following requirements:

1.	It is managed by trustees or directors.

2.	Its beneficial ownership is evidenced by transferable stock, or by transferable certificates of beneficial interest.

3.	It would be taxable as a domestic corporation, but for the REIT provisions of the federal income tax laws.

4.	It is neither a financial institution nor an insurance company subject to special provisions of the federal income tax laws.

5.	At least 100 persons are beneficial owners of its stock or ownership certificates.

6.	Not more than 50% of the value of its outstanding stock or ownership certificates is owned, directly or indirectly, by five or fewer individuals, which the federal income tax laws define to include certain entities, during the last half of any taxable year (the “closely held test”).

7.	It elects to be a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met in order to elect and maintain REIT status.

8.	It meets certain other qualification tests, described below, regarding the nature of its income and assets and the amount of its distributions to stockholders.

9.	It complies with the recordkeeping requirements of the federal income tax laws.

We must meet requirements 1 through 4 during our entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. If we comply with all the requirements for ascertaining the ownership of outstanding shares of our stock in a taxable year and have no reason to know that we violated the closely held test, we will be deemed to have satisfied requirement 6 for that taxable year. For purposes of determining stock ownership under the closely held test, an “individual” generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An “individual,” however, generally does not include a trust that is a qualified employee pension or profit sharing trust under the federal income tax laws, and beneficiaries of such a trust will be treated as holding shares of our stock in proportion to their actuarial interests in the trust for purposes of the closely held test.

We have issued sufficient shares of our stock with sufficient diversity of ownership to satisfy requirements 5 and 6. In addition, our charter restricts the ownership and transfer of the shares of our stock so that we should continue to satisfy these requirements. The provisions of our charter restricting the ownership and transfer of shares of our stock are described under “Description of Capital Stock — Restrictions on Ownership and Transfer” in the accompanying prospectus. These restrictions, however, may not ensure that we will, in all cases, be able to satisfy the stock ownership requirements. If we fail to satisfy these requirements, our qualification as a REIT may terminate.

We have several corporate subsidiaries, including “qualified REIT subsidiaries,” and interests in unincorporated domestic entities. For federal income tax purposes, a corporation that is a “qualified REIT subsidiary” is not treated as a corporation separate from its parent REIT. All assets, liabilities and items of income, deduction and credit of a “qualified REIT subsidiary” are treated as assets, liabilities and items of income, deduction and credit of the REIT. A “qualified REIT subsidiary” is a corporation all of the capital stock of which is owned by the REIT and for which no election has been made to treat such corporation as a “taxable REIT subsidiary.” Thus, in applying the requirements described herein, any “qualified REIT subsidiary” that we own will be ignored, and all assets, liabilities, and items of income, deduction and credit of such subsidiary will be treated as our assets, liabilities, and items of income, deduction and credit.

An unincorporated domestic entity, such as a partnership or limited liability company, that has a single owner generally is not treated as an entity separate from its parent for federal income tax purposes. An unincorporated domestic entity with two or more owners is generally treated as a partnership for federal income tax purposes. In the case of a REIT that is a partner in a partnership that has other partners, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. Our proportionate share for purposes of the 10% value test (see “—Asset Tests”) is based on our proportionate interest in the equity interests and certain debt securities issued by the partnership. For all of the other asset tests, our proportionate shares are based on our proportionate interest in the capital interests in the partnership.

We intend to control any subsidiary partnerships and limited liability companies, and we intend to operate them in a manner consistent with the requirements for our qualification as a REIT. We may from time to time be a limited partner or non-managing member in some of our partnerships and limited liability companies. If a partnership or limited liability company in which we own an interest takes or expects to take actions that could jeopardize our status as a REIT or require us to pay tax, we may be forced to dispose of our interest in such entity. In addition, it is possible that a partnership or limited liability company could take an action which could cause us to fail a gross income or asset test, and that we would not become aware of such action in time to dispose of our interest in the partnership or limited liability company or take other corrective action on a timely basis. In that case, we could fail to qualify as a REIT unless we were entitled to relief as described below.

A REIT may own up to 100% of the stock of a “taxable REIT subsidiary,” or TRS. A TRS is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by the parent REIT. Both the subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation, of which a TRS directly or indirectly owns more than 35% of the voting power or value of the securities, will automatically be treated as a TRS. We will not be treated as holding the assets of a TRS or as receiving any income that the TRS earns. Rather, the stock issued by a TRS to us will be an asset in our hands, and we will treat the distributions paid to us from such TRS, if any, as income. This treatment may affect our compliance with the gross income and asset tests. Because we will not include the assets and income of TRSs in determining our compliance with the REIT requirements, we may use such entities to undertake activities indirectly, such as earning fee income, that the REIT rules might otherwise preclude us from doing directly or through pass-through subsidiaries. Overall, no more than 25% of the value of a REIT’s assets may consist of stock or securities of one or more TRSs. A TRS will pay income tax at regular corporate rates on any income that it earns. In addition, the TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a TRS and its parent REIT or the REIT’s tenants that are not conducted on an arm’s-length basis. A TRS may not directly or indirectly operate or manage any health care facilities or lodging facilities or provide rights to any brand name under which any health care facility or lodging facility is operated. We currently own stock of five TRSs, and may form one or more TRSs in the future.

Income Tests

We must satisfy two gross income tests annually to maintain our qualification as a REIT. First, at least 75% of our gross income for each taxable year must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgages on real property or qualified temporary investment income. Qualifying income for purposes of that 75% gross income test generally includes:

•	rents from real property;

•	interest on debt secured by mortgages on real property or on interests in real property;

•	dividends or other distributions on, and gain from the sale of, shares in other REITs;

•	gain from the sale of real estate assets, other than property held primarily for sale to customers in the ordinary course of business;

•	income from the operation, and gain from the sale of, certain property acquired at or in lieu of foreclosure on a lease of, or indebtedness secured by, such property (“foreclosure property”); and

•	income derived from the temporary investment of new capital that is attributable to the issuance of our shares of beneficial interest or a public offering of our debt with a maturity date of at least five years and that we receive during the one-year period beginning on the date on which we receive such new capital.

Second, in general, at least 95% of our gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, other types of interest and dividends, or gain from the sale or disposition of stock or securities. Certain types of gross income, including cancellation of indebtedness income and gross income from our sale of property that we hold primarily for sale to customers in the ordinary course of business, is excluded from both the numerator and the denominator for purposes of the income tests. In addition, income and gain from “hedging transactions” that we enter into to hedge indebtedness incurred or to be incurred to acquire or carry real estate assets that are clearly and timely identified as such will be excluded from both the numerator and the denominator for purposes of the 75% and 95% gross income tests. Certain foreign currency gains will also be excluded from gross income for purposes of one or both of the gross income tests.

A REIT will incur a 100% tax on the net income derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. We believe that none of our assets are held primarily for sale to customers and that a sale of any of our assets would not be in the ordinary course of our business. Whether a REIT holds an asset “primarily for sale to customers in the ordinary course of a trade or business” depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. A safe harbor to the characterization of the sale of property by a REIT as a prohibited transaction and the 100% prohibited tax is available if the following requirements are met:

•	the REIT has held the property for not less than two years;

•	the aggregate expenditures made by the REIT, or any partner of the REIT, during the two-year period preceding the date of the sale that are includible in the basis of the property do not exceed 30% of the selling price of the property;

•	either (i) during the year in question, the REIT did not make more than seven sales of property other than foreclosure property or sales to which Section 1033 of the Code applies, (ii) the aggregate adjusted bases of all such properties sold by the REIT during the year did not exceed 10% of the aggregate bases of the assets of the REIT at the beginning of the year, or (iii) the aggregate fair market value of all such properties sold by the REIT during the year did not exceed 10% of the aggregate fair market value of all of the assets of the REIT at the beginning of the year;

•	in the case of property not acquired through foreclosure or lease termination, the REIT has held the property for at least two years for the production of rental income; and

•	if the REIT has made more than seven sales of non-foreclosure property during the taxable year, substantially all of the marketing and development expenditures with respect to the property were made through an independent contractor from whom the REIT derives no income.

We will attempt to comply with the terms of these safe-harbor provisions in the federal income tax laws prescribing when an asset sale will not be characterized as a prohibited transaction. We cannot assure you, however, that we can comply with the safe-harbor provisions or that we will avoid owning property that may be characterized as property that we hold “primarily for sale to customers in the ordinary course of a trade or business.” The 100% tax will not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be taxed to the corporation at regular corporate income tax rates.

We will generally be subject to tax at the maximum corporate rate on any net income from foreclosure property, which includes certain foreign currency gains and related deductions, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. However, income and gain from foreclosure property will qualify under the 75% and 95% gross income tests. Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property:

•	that is acquired by a REIT as the result of the REIT having bid on such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default, or when default was imminent on a lease of such property or on indebtedness that such property secured;

•	for which the related loan was acquired by the REIT at a time when the default was not imminent or anticipated; and

•	for which the REIT makes a proper election to treat the property as foreclosure property.

A REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property, although foreclosure property status may be terminated earlier upon the occurrence of certain events or may be extended if an extension is granted by the IRS. However, this grace period terminates and foreclosure property ceases to be foreclosure property on the first day:

•	on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

•	on which any construction takes place on the property, other than completion of a building or any other improvement where more than 10% of the construction was completed before default became imminent; or

•	which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business which is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income.

Any gain from the sale of property with respect to which a foreclosure property election is made will not be subject to the 100% tax described above, even if the property would otherwise constitute inventory or property that is held for sale to customers in the ordinary course of business. We have no foreclosure property as of the date of this prospectus supplement.

Rent that we receive from real property that we own and lease to tenants will qualify as “rents from real property,” which is qualifying income for purposes of the 75% and 95% gross income tests, only if each of the following conditions is met:

•	The rent must not be based, in whole or in part, on the income or profits of any person, but may be based on a fixed percentage or percentages of receipts or sales.

•	Neither we nor a direct or indirect owner of 10% or more of our stock may own, actually or constructively, 10% or more of a tenant from whom we receive rent (other than a TRS). Rent we receive from a TRS will qualify as “rents from real property” if at least 90% of the leased space of the property is rented to persons other than TRSs and 10%-owned tenants, and the amount of rent paid by the TRS is substantially comparable to the rent paid by the other tenants of the property for comparable space. The “substantially comparable” requirement is treated as satisfied if such requirement is satisfied under the terms of a lease when the lease is entered into, when it is extended, and when the lease is modified, if the modification increases the rent paid by the TRS. If the requirement that at least 90% of the leased space in the property is rented to unrelated tenants is met when a lease is entered into, extended, or modified, such requirement will continue to be met as long as there is no increase in the space leased to any TRS or related party tenant. Any increased rent that is attributable to a modification of a lease with a “controlled TRS” (i.e., a TRS in which we own, directly or indirectly, 50% of the voting power or value of the stock) will not be treated as “rents from real property”.

•	We generally must not operate or manage our real property or furnish or render services to our tenants, other than through an independent contractor who is adequately compensated and from whom we do not derive revenue. However, we need not provide services through an independent contractor, but instead may provide services directly, if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not considered to be provided for the tenants’ convenience. In addition, we may provide a minimal amount of “noncustomary” services to the tenants of a property, other than through an independent contractor, as long as our income from the services (valued at not less than 150% of our direct cost of performing such services) does not exceed 1% of our income from the related property. Such income will not disqualify all rents from tenants of the property as rents from real property. Further, we may own up to 100% of the stock of a TRS which may provide customary and noncustomary services to our tenants without tainting our rental income from the related properties.

In addition, the amount of rent that is attributable to personal property leased in connection with a lease of real property will qualify as “rents from real property” but only if such amount is no more than 15% of the total rent received under the lease. The allocation of rent between real and personal property is based on the relative fair market values of the real and personal property.

If a portion of the rent that we receive from a property does not qualify as “rents from real property” because the rent attributable to personal property exceeds 15% of the total rent for a taxable year, the portion of the rent that is attributable to personal property will not be qualifying income for purposes of either the 75% or 95% gross income test. Thus, if such rent attributable to personal property, plus any other income that is nonqualifying income for purposes of the 95% gross income test, during a taxable year exceeds 5% of our gross income during the year, we would lose our REIT qualification. If, however, the rent from a particular property does not qualify as “rents from real property” because either (i) the rent is considered based on the income or profits of the tenant, (ii) the tenant either is a related party tenant or fails to qualify for the exception to the related party tenant rule for qualifying TRSs, or (iii) we furnish noncustomary services to the tenants of the property in excess of the 1% threshold, or manage or operate the property, other than through a qualifying independent contractor or a TRS, none of the rent from that property would qualify as “rents from real property”.

We do not currently lease and do not anticipate leasing significant amounts of personal property pursuant to our leases. Moreover, we do not intend to perform any services other than customary ones for our tenants, unless such services are provided through independent contractors from whom we do not receive or derive income or through a TRS. Accordingly, we believe that our leases will generally produce rent that qualifies as “rents from real property” for purposes of the 75% and 95% gross income tests.

In addition to rent, tenants may be required to pay certain additional charges. To the extent that such additional charges represent reimbursements of amounts that we are obliged to pay to third parties, such charges will generally qualify as “rents from real property”. To the extent that such additional charges represent penalties for nonpayment or late payment of such amounts, they should also qualify as “rents from real property”. However, to the extent that late charges do not qualify as “rents from real property,” they may instead be treated as interest that qualifies for the 95% gross income test.

Income and gain from certain hedging transactions that we enter into to hedge indebtedness incurred or to be incurred to acquire or carry real estate assets and that are clearly and timely identified as such is excluded from gross income for purposes of the 95% gross income test. A “hedging transaction” means either (i) any transaction entered into in the normal course of our trade or business primarily to manage the risk of interest rates, price changes, or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred to acquire or carry real estate assets, or (ii) any transaction entered into primarily to manage the risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% gross income tests (or any property which generates such income or gain). We are required to clearly identify any such hedging transaction before the close of the day on which it was acquired or entered into and to satisfy other identification requirements. We intend to structure our hedging transactions so as not to jeopardize our status as a REIT.

Certain currency gains will be excluded from gross income for purposes of both the gross income tests. “Real estate foreign exchange gain” will be excluded from gross income for purposes of the 75% and 95% gross income tests. Real estate foreign exchange gain generally includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 75% gross income test, foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations secured by mortgages on real property or an interest in real property, and certain foreign currency gain attributable to certain “qualified business units” of a REIT. “Passive foreign exchange gain” will be excluded from gross income for purposes of the 95% gross income test. Passive foreign exchange gain generally includes real estate foreign exchange gain as described above, and also includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 95% gross income test and foreign currency gain attributable to the acquisition or ownership of (or becoming the obligor under) obligations. These exclusions for real estate foreign exchange gain and passive foreign exchange gain do not apply to any foreign currency gain derived from dealing, or engaging in substantial or regular trading, in securities. Such gain is treated as nonqualifying income for purposes of both the 75% and 95% gross income tests.

If we fail to satisfy one or both of the gross income tests for any taxable year, we nevertheless may qualify as a REIT for that year if we qualify for relief under certain provisions of the federal income tax laws. Those relief provisions generally will be available if:

•	our failure to meet such tests is due to reasonable cause and not due to willful neglect; and

•	following such failure for any taxable year, a schedule of the sources of our income is filed in accordance with regulations prescribed by the Secretary of the Treasury.

We cannot predict, however, whether in all circumstances we would qualify for the relief provisions. In addition, as discussed above in “—Taxation of the Company,” even if the relief provisions apply, we generally would incur a 100% tax on the gross income attributable to the greater of the amounts by which we fail the 75% or the 95% gross income test, multiplied by a fraction intended to reflect our profitability.

For purposes of the 75% and 95% gross income tests, the term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of such amount depends in whole or in part on the income or profits of any person. However, interest generally includes the following:

•	an amount that is based on a fixed percentage or percentages of receipts or sales; and

•	an amount that is based on the income or profits of a debtor, as long as the debtor derives substantially all of its income from leasing substantially all of its interest in the real property securing the debt, and only to the extent that the amounts received by the debtor would be qualifying “rents from real property” if received directly by a REIT.

If a loan contains a provision that entitles a REIT to a percentage of the borrower’s gain upon the sale of the real property securing the loan or a percentage of the appreciation in the property’s value as of a specific date, income attributable to that loan provision will be treated as gain from the sale of the property securing the loan, which generally is qualifying income for purposes of both gross income tests.

Interest on debt secured by a mortgage on real property or on interests in real property generally is qualifying income for purposes of the 75% gross income test. However, if a loan is secured by real property and other property and the highest principal amount of a loan outstanding during a taxable year exceeds the fair market value of the real property securing the loan as of the date the REIT agreed to originate or acquire the loan (or, if the loan has experienced a “significant modification” that was not related to default or anticipated default since its origination or acquisition by the REIT, then as of the date of that “significant modification”), a portion of the interest income from such loan will not be qualifying income for purposes of the 75% gross income test, but will be qualifying income for purposes of the 95% gross income test. The portion of the interest income that will not be qualifying income for purposes of the 75% gross income test will be equal to the interest income attributable to the portion of the principal amount of the loan that is not secured by real property — that is, the amount by which the loan exceeds the value of the real estate that is security for the loan.

Our share of any dividends received from any corporation (including any TRS, but excluding any REIT) in which we own an equity interest will qualify for purposes of the 95%

gross income test but not for purposes of the 75% gross income test. Our share of any dividends received from any other REIT in which we own an equity interest, if any, will be qualifying income for purposes of both gross income tests.

Asset Tests

To maintain our qualification as a REIT, we also must satisfy the following asset tests at the end of each quarter of each taxable year. First, at least 75% of the value of our total assets must consist of:

•	cash or cash items, including certain receivables, money market funds, and, in certain circumstances, foreign currencies;

•	government securities;

•	interests in real property, including leaseholds and options to acquire real property and leaseholds;

•	interests in mortgages on real property;

•	stock in other REITs; and

•	investments in stock or debt instruments during the one-year period following our receipt of new capital that we raise through equity offerings or offerings of debt with at least a five-year term.

Under a second set of asset tests, except for securities in the 75% asset class, securities in a TRS or qualified REIT subsidiary, and equity interests in partnerships:

•	not more than 5% of the value of our total assets may be represented by securities of any one issuer (the “5% value test”);

•	we may not own securities that possess more than 10% of the total voting power of the outstanding securities of any one issuer (the “10% vote test”); and

•	subject to certain exceptions, we may not own securities that have a value of more than 10% of the total value of the outstanding securities of any one issuer (the “10% value test”).

In addition, no more than 25% of the value of our total assets may consist of securities (other than those that are qualifying assets for purposes of the 75% asset test), and not more than 25% of the value of our total assets may be represented by securities of one or more TRSs.

The term “securities” generally includes debt securities. However, for purposes of the 10% value test, the term “securities” does not include:

•	“straight debt” securities, which is defined as a written unconditional promise to pay on demand or on a specified date a sum certain in money if (i) the debt is not convertible, directly or indirectly, into equity, and (ii) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors (except that “straight debt” securities do not include any securities issued by a partnership or a corporation in which we or any controlled TRS (i.e., a TRS in which we own directly or indirectly more than 50% of the voting power or value of the stock) hold non-“straight debt” securities that have an aggregate value of more than 1% of the issuer’s outstanding securities) but “straight debt” securities include debt subject to the following contingencies:

o	a contingency relating to the time of payment of interest or principal, as long as either (i) there is no change to the effective yield of the debt obligation, other than a change to the annual yield that does not exceed the greater of 1/4 of 1% or 5% of the annual yield, or (ii) neither the aggregate issue price nor the aggregate face amount of the issuer’s debt obligations held by us exceeds $1 million and no more than twelve months of unaccrued interest on the debt obligations can be required to be repaid; or

o	a contingency relating to the time or amount of payment upon a default or prepayment of a debt obligation, as long as the contingency is consistent with customary commercial practice;

•	any loan to any individual or estate;

•	any “section 467 rental agreement” other than an agreement with a related party tenant;

•	an accrued obligations to pay “rents from real property”;

•	certain securities issued by government entities;

•	any security issued by a REIT;

•	any debt instrument issued by an entity treated as a partnership for federal income tax purposes in which we are a partner to the extent of our proportionate interest in the equity and debt securities of the partnership; and

•	any debt instrument issued by an entity treated as a partnership for federal income tax purposes not described in the preceding bullet point if at least 75% of the partnership’s gross income, excluding income from prohibited transactions, is qualifying income for purposes of the 75% gross income test described above in “—Income Tests”.

We believe that our existing assets are qualifying assets for purposes of the 75% asset test. We also believe that any additional real property that we acquire, loans that we extend and temporary investments that we make generally will be qualifying assets for purposes of the 75% asset test. We intend to monitor the status of our acquired assets for purposes of the various asset tests and manage our portfolio in order to comply at all times with such tests. However, there is no assurance that we will not inadvertently fail to comply with such tests. We will also not obtain independent appraisals to support our conclusions as to the value of our assets. Moreover, the values of some assets may not be susceptible to a precise determination. As a result, there can be no assurance that the IRS will not contend that our ownership of assets violates one or more of the asset tests applicable to REITs. If we fail to satisfy the asset tests at the end of a calendar quarter, we will not lose our REIT status if:

•	we satisfied the asset tests at the end of the preceding calendar quarter; and

•	the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets.

If we did not satisfy the condition described in the second item above, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

In the event that we violate the 5% value test, 10% vote test, or 10% value test described above at the end of any quarter of each taxable year, we will not lose our REIT qualification if (i) the failure is de minimis (up to the lesser of 1% of the value of our assets or $10 million) and (ii) we dispose of the assets that caused the failure or otherwise comply with the asset tests within six months after the last day of the quarter in which we identified such failure. In the event of a more than de minimis failure of any of the asset tests, as long as the failure was due to reasonable cause and not to willful neglect, we will not lose our REIT qualification if we (i) dispose of the assets that caused the failure or otherwise comply with the asset tests within six months after the last day of the quarter in which we identified such failure, (ii) file a schedule with the IRS describing the assets that caused such failure and (iii) pay a tax equal to the greater of $50,000 or 35% of the net income from the nonqualifying assets during the period in which we failed to satisfy the asset tests.

We believe that the assets that we hold will satisfy the foregoing asset test requirements. However, we will not obtain independent appraisals to support our conclusions as to the value of our assets. Moreover, the values of some assets may not be susceptible to a precise determination. As a result, there can be no assurances that the IRS will not contend that our ownership of assets violates one or more of the asset tests applicable to REITs.

Distribution Requirements

Each taxable year, we must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to our stockholders in an aggregate amount at least equal to:

•	the sum of

o	90% of our “REIT taxable income,” computed without regard to the dividends paid deduction and our net capital gain or loss, and

o	90% of our after-tax income, if any, from foreclosure property, minus

•	the sum of certain items of non-cash income (to the extent such items of income exceed 5% of our REIT taxable income, computed without regard to the dividends paid deduction and our net capital gain or loss).

We must pay such distributions in the taxable year to which they relate, or in the following taxable year if we declare the distribution before we timely file our federal income tax return for the year and pay the distribution on or before the first regular dividend payment date after such declaration.

We will pay federal income tax on taxable income, including net capital gain, that we do not distribute to stockholders. Furthermore, if we fail to distribute during a calendar year, or by the end of January following the calendar year in the case of distributions with declaration and record dates falling in the last three-months of the calendar year, at least the sum of:

•	85% of our REIT ordinary income for such year,

•	95% of our REIT capital gain income for such year, and

•	any undistributed taxable income from prior periods,

we will incur a 4% nondeductible excise tax on the excess of such required distribution over the amounts we actually distribute. We may elect to retain and pay income tax on the net long-term capital gain we receive in a taxable year. See “—Taxation of Taxable U.S. Stockholders” below. If we so elect, we will be treated as having distributed any such retained amount for purposes of the 4% nondeductible excise tax described above. We have made, and we intend to continue to make, timely distributions sufficient to satisfy the annual distribution requirements.

It is possible that, from time to time, we may experience timing differences between:

•	the actual receipt of income and actual payment of deductible expenses, and

•	the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income.

For example, we may not deduct recognized capital losses from our “REIT taxable income”. Further, it is possible that, from time to time, we may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds our allocable share of cash attributable to that sale.

As a result of the foregoing, unless, for example, we raise funds by a borrowing or pay taxable dividends of our stock or debt securities, we may have less cash than is necessary to distribute taxable income sufficient to avoid corporate income tax and the 4% excise tax described above or even to meet the 90% distribution requirement.

We may satisfy the 90% distribution requirement with taxable distributions of our equity or debt securities. The IRS has issued private letter rulings to other REITs treating certain distributions that are paid partly in cash and partly in stock as dividends that would satisfy the REIT annual distribution requirement and qualify for the dividends paid deduction for federal income tax purposes. Those rulings may be relied upon only by taxpayers to whom they were issued, but we could request a similar ruling from the IRS. In addition, the IRS previously issued a revenue procedure authorizing publicly traded REITs to make elective cash/stock dividends, but that revenue procedure does not apply to distributions with respect to our taxable year ending October 31, 2012 and future taxable years. Accordingly, it is unclear whether and to what extent we will be able to make taxable dividends payable in cash and stock. We have no current intention to make a taxable dividend payable in cash and our stock.

Under certain circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying “deficiency dividends” to our stockholders in a later year. We may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest to the IRS based upon the amount of any deduction we take for deficiency dividends.

Recordkeeping Requirements

We must maintain certain records in order to qualify as a REIT. In addition, to avoid a monetary penalty, we must request on an annual basis information from our stockholders designed to disclose the actual ownership of our outstanding stock. We have complied, and we intend to continue to comply, with these requirements.

Failure to Qualify

If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. In addition, there are relief provisions for a failure of the gross income tests and asset tests, as described in “—Income Tests” and “— Asset Tests.”

If we fail to qualify as a REIT in any taxable year, and no relief provision applies, we would be subject to federal income tax and any applicable alternative minimum tax on our taxable income at regular corporate rates. In addition, we may be required to pay penalties and/or interest in respect of such tax. In calculating our taxable income in a year in which we fail to qualify as a REIT, we would not be able to deduct amounts paid out to stockholders. In fact, we would not be required to distribute any amounts to stockholders in that year. To the extent of our current and accumulated earnings and profits, any distributions to stockholders in any such year generally would be taxed as ordinary dividend income. Distributions to individual, trust and estate stockholders may be eligible to be treated as qualified dividend income, which currently is taxed at capital gains rates. Subject to certain limitations of the federal income tax laws, corporate stockholders might be eligible for the dividends received deduction. Unless we qualified for relief under specific statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. We cannot predict whether we would qualify for such statutory relief in all circumstances.

Taxation of Taxable U.S. Stockholders

This section is a summary of rules governing the federal income taxation of U.S. stockholders (defined below) for general information only. WE URGE YOU TO CONSULT YOUR OWN TAX ADVISORS TO DETERMINE THE IMPACT OF FEDERAL, STATE, AND LOCAL INCOME TAX LAWS ON OWNERSHIP OF SHARES OF OUR CLASS A COMMON STOCK. For purposes of this summary, the term “U.S. stockholder” means a beneficial owner of shares of Class A common stock that, for federal income tax purposes, is:

•	a citizen or resident of the United States,

•	a corporation (including an entity treated as a corporation for federal income tax purposes) created or organized under the laws of the United States, or of any state thereof, or the District of Columbia,

•	an estate whose income is includible in gross income for federal income tax purposes regardless of its source, or

•	any trust (i) with respect to which a United States court is able to exercise primary supervision over its administration, and one or more United States persons have the authority to control all of its substantial decisions or (ii) that has a valid election in place to be treated as a U.S. person.

If a partnership, including for this purpose any entity that is treated as a partnership for federal income tax purposes, holds our stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A stockholder that is a partnership and the partners in such partnership should consult their tax advisors about the federal income tax consequences of the acquisition, ownership and disposition of our stock.

As long as we qualify as a REIT, a taxable U.S. stockholder must take into account as ordinary income distributions made out of our current or accumulated earnings and profits that we do not designate as capital gain dividends or retained long-term capital gain. A U.S. stockholder will not qualify for the dividends received deduction generally available to corporations.

A U.S. stockholder will generally recognize distributions that we properly designate as capital gain dividends as long-term capital gain without regard to the period for which the U.S. stockholder has held its stock. A corporate U.S. stockholder, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.

We may elect to retain and pay income tax on the net long-term capital gain that we receive in a taxable year. In that case, to the extent that we timely designate the amount, a U.S. stockholder would be taxed on its proportionate share of our undistributed long-term capital gain. The U.S. stockholder would receive a credit or refund for its proportionate share of the tax we paid. The U.S. stockholder would increase its basis in our stock by the amount of its proportionate share of our undistributed long-term capital gain, minus its share of the tax we paid. If we make such an election, we may, if supported by reasonable authority that it will not jeopardize our status as a REIT, make such an election only with respect to capital gains allocable to shares of our common stock and Class A common stock.

A U.S. stockholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the distribution does not exceed the adjusted basis of the U.S. stockholder in our stock. Instead, the distribution will reduce the U.S. stockholder’s adjusted basis in our stock. A U.S. stockholder will recognize a distribution in excess of both our current and accumulated earnings and profits and the U.S. stockholder’s adjusted basis in our stock as long-term capital gain, or short-term capital gain if the stock has been held for one year or less, assuming the stock is a capital asset in the hands of the U.S. stockholder. For purposes of determining whether a distribution is made out of our current or accumulated earnings and profits, our earnings and profits will be allocated first to dividends on our preferred stock and then to dividends on our common stock. If, for any taxable year, we elect to designate as capital gain dividends any portion of the distributions paid for the year to our stockholders, the portion of the amount so designated (not in excess of our net capital gain for the year) that will be allocable to the holders of our preferred stock will be the amount so designated, multiplied by a fraction, the numerator of which will be the total dividends (within the meaning of the Code) paid to the holders of our preferred stock for the year and the denominator of which will be the total dividends paid to the holders of all classes of our stock for the year.

Dividends paid to a U.S. stockholder generally will not qualify for the favorable tax rate for “qualified dividend income.” Currently the maximum federal income tax rate for qualified dividend income received by U.S. stockholders taxed at individual rates is 20%. The maximum tax rate on qualified dividend income is lower than the maximum tax rate on ordinary income, which is currently 39.6%. Qualified dividend income generally includes dividends paid by domestic C corporations and certain qualified foreign corporations to U.S. stockholders that are taxed at individual rates. Because we are not generally subject to federal income tax on the portion of our REIT taxable income distributed to our stockholders (see “—Taxation of the Company” above), our dividends generally will not be eligible for the 20% rate applicable to qualified dividend income. As a result, our ordinary REIT dividends will be taxed at the higher tax rate applicable to ordinary income. However, the 20% tax rate for qualified dividend income will apply to our ordinary REIT dividends, if any, that are (1) attributable to dividends received by us from non-REIT corporations, such as a TRS, and (2) attributable to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income). In general, to qualify for the reduced tax rate on qualified dividend income, a U.S. stockholder must hold our stock for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which our stock becomes ex-dividend.

Individuals, trusts and estates whose income exceeds certain thresholds are also subject to an additional 3.8% Medicare tax on dividends received from us. U.S. stockholders are urged to consult their own tax advisors regarding the implications of the additional Medicare tax resulting from an investment in our stock.

Distributions made by us and gain arising from the sale or exchange by a U.S. stockholder of our stock will not be treated as passive activity income, and as a result, U.S. stockholders generally will not be able to apply any “passive activity losses,” such as losses from certain types of limited partnerships in which the U.S. stockholder is a limited partner, against this income or gain. In addition, distributions from us and gain from the disposition of our stock will generally be treated as investment income for purposes of the investment interest limitations.

U.S. stockholders may not include in their individual income tax returns any of our net operating losses or capital losses. Instead, these losses are generally carried over by us for potential offset against our future income.

We will notify U.S. stockholders after the close of our taxable year as to the portions of our distributions attributable to that year that constitute ordinary income, return of capital and capital gain.

Taxation of U.S. Stockholders on the Disposition of Stock

In general, a U.S. stockholder who is not a dealer in securities must treat any gain or loss realized upon a taxable disposition of our stock as long-term capital gain or loss if the U.S. stockholder has held the stock for more than one year and otherwise as short-term capital gain or loss. In general, a U.S. stockholder will realize gain or loss in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. stockholder’s adjusted tax basis. A U.S. stockholder’s adjusted tax basis generally will equal the U.S. stockholder’s acquisition cost, increased by the excess of net capital gains deemed distributed to the U.S. stockholder (as described above) less tax deemed paid on such gains and reduced by any return of capital. However, a U.S. stockholder must treat any loss upon a sale or exchange of the stock held by such stockholder for six months or less as a long-term capital loss to the extent of capital gain dividends and other distributions from us that such U.S. stockholder treats as long-term capital gain. All or a portion of any loss that a U.S. stockholder realizes upon a taxable disposition of our stock may be disallowed if the U.S. stockholder purchases other shares of substantially identical stock within 30 days before or after the disposition.

Individuals, trusts and estates whose income exceeds certain thresholds are also subject to an additional 3.8% Medicare tax on gain from the sale of our stock. U.S. stockholders are urged to consult their own tax advisors regarding the implications of the additional Medicare tax resulting from an investment in our stock.

Capital Gains and Losses

The tax rate differential between capital gain and ordinary income for non-corporate taxpayers may be significant. A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate is currently 39.6%. The current maximum tax rate on long-term capital gain applicable to taxpayers taxed at individual rates is 20% for sales and exchanges of assets held for more than one year. The maximum tax rate on long-term capital gain from the sale or exchange of “section 1250 property,” or depreciable real property, is 25%, which applies to the lesser of the total amount of the gain or the accumulated depreciation on the section 1250 property. With respect to distributions that we designate as capital gain dividends and any retained capital gain that we are deemed to distribute, we generally may designate whether such a distribution is taxable to our non-corporate stockholders at a 20% or 25% rate.

The characterization of income as capital gain or ordinary income may also affect the deductibility of capital losses. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates. A corporate taxpayer can deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

Taxation of Tax Exempt Stockholders

This section is a summary of rules governing the federal income taxation of U.S. stockholders that are tax-exempt entities for general information only. WE URGE YOU TO CONSULT YOUR OWN TAX ADVISORS TO DETERMINE THE IMPACT OF FEDERAL, STATE, AND LOCAL INCOME TAX LAWS ON OWNERSHIP OF SHARES OF OUR CLASS A COMMON STOCK, INCLUDING ANY REPORTING REQUIREMENTS.

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, are generally exempt from federal income taxation. However, they are subject to taxation on their “unrelated business taxable income.” While many investments in real estate generate unrelated business taxable income, the IRS has issued a ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute unrelated business taxable income so long as the exempt employee pension trust does not otherwise use the shares of the REIT in an unrelated trade or business of the pension trust. Based on that ruling, amounts that we distribute to tax-exempt stockholders generally should not constitute unrelated business taxable income. However, if a tax-exempt stockholder were to finance its acquisition of our stock with debt, a portion of the income that it receives from us would constitute unrelated business taxable income pursuant to the “debt-financed property” rules. Furthermore, certain types of tax-exempt entities are subject to unrelated business taxable income under rules that are different from the general rules discussed above, which may require them to characterize distributions that they receive from us as unrelated business taxable income.

In certain circumstances, a qualified employee pension or profit sharing trust that owns more than 10% of our shares of beneficial interest must treat a percentage of the dividends that it receives from us as unrelated business taxable income. Such percentage is equal to the gross income we derive from an unrelated trade or business, determined as if we were a pension trust, divided by our total gross income for the year in which we pay the dividends. This rule applies to a pension trust holding more than 10% of our shares of beneficial interest, and only if:

•	the percentage of our dividends that the tax-exempt trust must treat as unrelated business taxable income is at least 5%;

•	we qualify as a REIT by reason of the modification of the rule requiring that no more than 50% of our shares of beneficial interest be owned by five or fewer individuals that allows the beneficiaries of the pension trust to be treated as holding our shares of beneficial interest in proportion to their actuarial interest in the pension trust; and

•	either:

o	one pension trust owns more than 25% of the value of our shares of beneficial interest; or

o	a group of pension trusts individually holding more than 10% of the value of our shares of beneficial interest collectively own more than 50% of the value of our shares of beneficial interest.

Certain restrictions on ownership and transfer of our stock should generally prevent the above rules from applying to dividends paid by us.

Taxation of Non-U.S. Stockholders

This section is a summary of the rules governing the federal income taxation of non-U.S. stockholders. For purposes of this discussion, the term “non-U.S. stockholder” means a beneficial owner of the Class A common stock that is not a U.S. stockholder or an entity treated as a partnership for federal income tax purposes. The rules governing the federal income taxation of non-U.S. stockholders are complex and this summary is for general information only. WE URGE YOU TO CONSULT YOUR OWN TAX ADVISORS TO DETERMINE THE IMPACT OF FEDERAL, STATE, AND LOCAL INCOME TAX LAWS ON OWNERSHIP OF SHARES OF OUR CLASS A COMMON STOCK, INCLUDING ANY REPORTING REQUIREMENTS.

A non-U.S. stockholder that receives a distribution that is not attributable to gain from our sale or exchange of a “United States real property interest,” as defined below, and that we do not designate as a capital gain dividend or retained capital gain, will be subject to a withholding tax of 30% on the gross amount of the distribution unless an applicable tax treaty reduces or eliminates the tax. However, if a distribution is treated as effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business, the non-U.S. stockholder generally will be subject to federal income tax on the distribution at graduated rates, in the same manner as U.S. stockholders are taxed on distributions, and also may be subject to a 30% “branch profits tax” if the non-U.S. stockholder is a corporation. The branch profits tax may be reduced by an applicable income tax treaty. We plan to withhold U.S. income tax at the rate of 30% on the gross amount of any distribution paid to a non-U.S. stockholder unless either:

•	a lower treaty rate applies and the non-U.S. stockholder files an applicable IRS Form W-8 (i.e., IRS Form W-8BEN, IRS Form W-8BEN-E, IRS Form W-8IMY or IRS Form W-8EXP) evidencing eligibility for that reduced rate with us,

•	the non-U.S. stockholder files an IRS Form W-8ECI with us claiming that the distribution is effectively connected with the conduct of a U.S. trade or business; or

•	the distribution is treated as attributable to the sale of a “United States real property interest” under the “FIRPTA” rules discussed below.

Subject to the 10% “FIRPTA” tax discussed below, a non-U.S. stockholder will not incur tax on a distribution on our stock in excess of our current and accumulated earnings and profits if the distribution does not exceed the adjusted basis of the non-U.S. stockholder in the stock. Instead, the distribution will reduce the adjusted basis of the non-U.S. shareholder in the stock. A non-U.S. stockholder will be subject to tax on a distribution on our stock that exceeds both our current and accumulated earnings and profits and the adjusted basis of the non-U.S. stockholder in the stock if the non-U.S. stockholder otherwise would be subject to tax on gain from the sale or disposition of the stock as described below. Because we generally cannot determine at the time we make a distribution whether the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend. However, a non-U.S. stockholder may obtain a refund of amounts that we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.

Under the “FIRPTA” rules discussed below, we are generally required to withhold 10% of any distribution that exceeds our current and accumulated earnings and profits. Consequently, although we intend to withhold at a rate of 30% on the entire amount of any distribution, to the extent that we do not do so, we generally will withhold at a rate of 10% on any portion of a distribution not subject to withholding at a rate of 30%.

A non-U.S. stockholder may incur tax on distributions that are attributable to gain from our sale or exchange of “United States real property interests” under special provisions of the federal income tax laws known as the “Foreign Investment in Real Property Act of 1980” (or “FIRPTA”). The term “United States real property interests” includes interests in U.S. real property and shares in corporations at least 50% of whose assets consist of interests in U.S. real property. Under those rules, subject to the exception discussed below for distributions on shares of a class of stock that is regularly traded on an established securities market to a 5%-or-less holder of such class, a non-U.S. stockholder is taxed on distributions attributable to gain from sales of United States real property interests as if the gain were effectively connected with a U.S. business of the non-U.S. stockholder. A non-U.S. stockholder thus would be taxed on this distribution at the normal capital gain rates applicable to U.S. stockholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A non-U.S. corporate stockholder not otherwise entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution. Unless the exception described in the next paragraph applies, we must withhold 35% of any distribution that we could designate as a capital gain dividend. A non-U.S. stockholder may receive a credit against its tax liability for the amount we withhold.

Capital gain distributions to the holders of shares of a class of our stock that are attributable to our sale of real property will be treated as ordinary dividends rather than as gain from the sale of a United States real property interest, as long as (1) that class of stock is regularly traded on an established securities market and (2) the non-U.S. stockholder did not own more than 5% of that class of stock during the one-year period ending on the date of distribution. As a result, non-U.S. stockholders generally would be subject to withholding tax on such capital gain distributions in the same manner as they are subject to withholding tax on ordinary dividends.

We believe our Class A common stock is regularly traded on an established securities market. If a class of our stock is not regularly traded on an established securities market, capital gain distributions with respect to that class that are attributable to our sale of United States real property interests will be subject to tax under FIRPTA, as described above, and we will have to withhold 35% on any distribution with respect to that class that we designate as a capital gain dividend. A non-U.S. stockholder could receive a credit against its tax liability for the amount we withhold. Moreover, if a non-U.S. stockholder disposes of our stock during the 30-day period preceding a dividend payment, and such non-U.S. stockholder (or a person related to such non-U.S. stockholder) acquires or enters into a contract or option to acquire our stock within 61 days of the 1st day of the 30-day period described above, and any portion of such dividend payment would, but for the disposition, be treated as a U.S. real property interest capital gain to such non-U.S. stockholder, then such non-U.S. stockholder will be treated as having U.S. real property interest capital gain in an amount that, but for the disposition, would have been treated as U.S. real property interest capital gain.

A 30% U.S. withholding tax pursuant to recently-enacted legislation known as the “Foreign Account Tax Compliance Act” or FATCA will be imposed on ordinary dividends paid to certain non-U.S. stockholders if certain disclosure requirements related to their U.S. accounts or ownership are not satisfied. Ordinary dividends paid by us will not be subject to “double” withholding under FATCA and the “regular” withholding rules described on the previous page, as the FATCA rules contain coordination provisions to prevent such double withholding. If withholding taxes are imposed under FATCA, non-U.S. stockholders that are otherwise eligible for an exemption from, or reduction of, U.S. withholding taxes with respect to such dividends will be required to seek a refund from the IRS to obtain the benefit of such exemption or reduction. We will not pay any additional amounts in respect of any amounts withheld. All stockholders are strongly urged to consult with their independent tax advisor as to the impact of FATCA on their investment in our stock.

A non-U.S. shareholder generally will not incur tax under FIRPTA on gain from the sale of our stock as long as at all times non-U.S. persons hold, directly or indirectly, less than 50% of the value of our stock. We cannot assure you that that test will be met. In addition, a non-U.S. stockholder that owns, actually or constructively, 5% or less of the shares of a class of stock at all times during a specified testing period will not incur tax on such gain under FIRPTA if the shares of that class of stock are regularly traded on an established securities market. If the gain on the sale of stock is taxed under FIRPTA, a non-U.S. stockholder would be taxed on that gain in the same manner as U.S. stockholders, subject to alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. Finally, if non-U.S. persons hold, directly or indirectly, more than 50% of the value of our stock at the time our stock is sold and the exemption described above does not apply, under FIRPTA, the purchaser of our stock may also be required to withhold 10% of the purchase price and remit this amount to the IRS. This 10% withholding tax is credited against the income tax liability of the selling non-U.S. stockholder on the sale.

A non-U.S. stockholder generally will incur tax on gain not subject to FIRPTA if:

•	the gain is effectively connected with the non-U.S. stockholder’s U.S. trade or business, in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain; or

•	the non-U.S. stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the non-U.S. stockholder will incur a 30% tax on his or her capital gains.

For payments after December 31, 2016, a 30% U.S. withholding tax under FATCA will be imposed on proceeds from the sale of our stock received by certain non-U.S. stockholders if certain disclosure requirements related to their U.S. accounts or ownership are not satisfied. If withholding taxes are imposed under FATCA, non-U.S. stockholders that are otherwise eligible for an exemption from, or reduction of, U.S. withholding taxes with respect to such proceeds will be required to seek a refund from the IRS to obtain the benefit of such exemption or reduction. We will not pay any additional amounts in respect of any amounts withheld. All stockholders are strongly urged to consult with their independent tax advisor as to the impact of FATCA on their investment in our stock.

Information Reporting Requirements and Backup Withholding

We will report to our stockholders and to the IRS the amount of distributions we pay during each calendar year, and the amount of tax we withhold, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding at a rate of 28% with respect to distributions unless the holder:

•	comes within certain exempt categories and, when required, demonstrates this fact; or

•	provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

A stockholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be credited against the stockholder’s income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status to us.

Backup withholding will generally not apply to payments of dividends made by us or our paying agents, in their capacities as such, to a non-U.S. stockholder provided that the non-U.S. stockholder furnishes to us or our paying agent the required certification as to its non-U.S. status, such as providing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the holder is a U.S. person that is not an exempt recipient. Payments of proceeds from a disposition or a redemption effected outside the United States by a non-U.S. stockholder made by or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, information reporting (but not backup withholding) generally will apply to such a payment if the broker has certain connections with the U.S. unless the broker has documentary evidence in its records that the beneficial owner is a non-U.S. stockholder and specified conditions are met or an exemption is otherwise established. Payment of the proceeds from a disposition by a non-U.S. stockholder of our stock made by or through the U.S. office of a broker is generally subject to information reporting and backup withholding unless the non-U.S. stockholder certifies under penalties of perjury that it is not a U.S. person and satisfies certain other requirements, or otherwise establishes an exemption from information reporting and backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the stockholder’s federal income tax liability if certain required information is furnished to the IRS. Stockholders should consult their own tax advisors regarding the application of backup withholding to them and the availability of, and procedure for obtaining, an exemption from backup withholding.

U.S. stockholders who own our shares of beneficial interest through foreign entities will be impacted by FATCA with respect to ordinary dividends paid by us to such foreign entities, because such entities will be subject to the 30% FATCA withholding tax on such dividends unless they comply with certain disclosure requirements. Moreover, if such foreign entities dispose of our stock after December 31, 2016, gross proceeds from such disposition may be subject to the 30% FATCA withholding tax unless the relevant disclosure requirements are met.

We will not pay any additional amounts in respect of amounts withheld. All stockholders are strongly urged to consult with their independent tax advisors as to the impact of FATCA on their investment in our stock.

State and Local Taxes

We and/or our stockholders may be subject to taxation by various states and localities, including those in which we or a stockholder transacts business, owns property or resides. The state and local tax treatment may differ from the federal income tax treatment described above. Consequently, prospective investors should consult their own tax advisors regarding the effect of state and local tax laws on an investment in our stock.

Possible Legislative or Other Actions Affecting Tax Considerations

Prospective investors should recognize that the present federal income tax treatment of an investment in our stock may be modified by legislative, judicial or administrative action at any time, and that any such action may affect investments previously made. The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department, resulting in revisions of the Treasury regulations and revised interpretations of established concepts as well as statutory changes. Revisions in U.S. federal income tax laws and interpretations thereof could adversely affect the tax consequences of an investment in our stock.

UNDERWRITING

Subject to the terms and conditions of the underwriting agreement dated the date of this prospectus supplement, Deutsche Bank Securities Inc., as underwriter, has agreed to purchase, and we have agreed to sell to the underwriter, all of the shares of our Class A common stock in this offering at the public offering price less the underwriting discounts and commissions set forth on the front cover of this prospectus supplement.

The underwriting agreement provides that the obligation of the underwriter to purchase the shares offered hereby is subject to approval of certain legal matters by counsel and to other conditions. The underwriter will purchase all of the shares offered by this prospectus supplement, other than those covered by the option to purchase additional shares described below, if any of these shares are purchased.

We have been advised by the underwriter that the underwriter proposes to offer the shares to the public at the public offering price set forth on the front cover of this prospectus supplement and to dealers at a price that represents a concession not in excess of $       per share under the public offering price. After the public offering, the underwriter may change the offering price and other selling terms.

We have granted to the underwriter an option to purchase, exercisable not later than 30 days after the date of this prospectus supplement, up to 375,000 additional shares of our Class A common stock at the public offering price less the underwriting discounts and commissions set forth on the front cover of this prospectus supplement and the amount per share equal to any dividends declared by us and payable on the 2,500,000 shares of our Class A common stock but not payable on the option shares. We will be obligated, pursuant to the option, to sell these additional shares to the underwriter to the extent the option is exercised. If any additional shares are purchased, the underwriter will offer the additional shares on the same terms as those on which the 2,500,000 shares are being offered.

The underwriting discounts and commissions per share are equal to the public offering price per share less the amount paid by the underwriter to us per share. The underwriting discounts and commissions are     % of the public offering price. We have agreed to pay the underwriter the following discounts and commissions, assuming either no exercise or full exercise by the underwriter of the underwriter’s option described above:

Total Fees
	Fee per share	Without Exercise of Option	With Full Exercise of Option
Discounts and commissions paid by us	$	$	$

In addition, we estimate that the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $      .

We have agreed to indemnify the underwriter against some specified types of liabilities, including liabilities under the Securities Act and to contribute to payments the underwriter may be required to make in respect of any of these liabilities.

Each of our executive officers and directors has agreed with the underwriter, for a period of 60 days after the date of this prospectus supplement, subject to limited exceptions, not to, directly or indirectly, sell, offer, contract or grant any option to sell (including, without limitation, any short sale), pledge, transfer, establish an open “put equivalent position” within the meaning of Rule 16a-1(h) under the Securities Exchange Act of 1934, as amended, or otherwise dispose of any shares of our Class A common stock or common stock, or any securities convertible into or exchangeable or exercisable for shares of our Class A common stock or common stock currently or hereafter owned either of record or beneficially (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) by him or her, or publicly announce his or her intention to do any of the foregoing, without the prior written consent of the underwriter. In addition, subject to limited exceptions, we have agreed that no offering, sale, short sale or other disposition of any shares of our Class A common stock or common stock or any securities convertible into or exchangeable or exercisable for shares of our Class A common stock or common stock or derivative of our Class A common stock or common stock (or agreement for such) will be made by us, directly or indirectly, for a period of 60 days after the date of this prospectus supplement, other than in this offering or with the prior written consent of the underwriter. However, the underwriter may, in its discretion and at any time without notice, release all or any portion of the securities subject to these agreements.

If: (i) during the last 17 days of the 60-day period referred to in the preceding paragraph we issue an earnings release or announce material news or a material event relating to us; or (ii) prior to the expiration of the 60-day period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 60-day period, then the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or material event.

In connection with the offering, the underwriter may purchase and sell shares of our Class A common stock in the open market. These transactions may include short sales, purchases to cover positions created by short sales and stabilizing transactions.

Short sales involve the sale by the underwriter of a greater number of shares than it is required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriter’s option to purchase additional shares of our Class A common stock from us in the offering. The underwriter may close out any covered short position by either exercising its option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which it may purchase shares through the underwriter’s option.

“Naked” short sales are any sales in excess of the underwriter’s option to purchase additional shares of our Class A common stock from us in the offering. The underwriter must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the shares in the open market prior to the completion of the offering.

Stabilizing transactions consist of various bids for or purchases of our shares of Class A common stock made by the underwriter in the open market prior to the completion of the offering.

Purchases to cover a short position and stabilizing transactions may have the effect of preventing or slowing a decline in the market price of our Class A common stock. Additionally, these purchases may stabilize, maintain or otherwise affect the market price of our Class A common stock. As a result, the price of our Class A common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

This prospectus supplement and the accompanying prospectus may be made available in electronic format on an Internet website maintained by the underwriter. Other than this prospectus supplement and the accompanying prospectus, in electronic format, the information on the underwriter’s website and any information contained in any other website maintained by the underwriter is not part of this prospectus supplement and the accompanying prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus form a part.

The underwriter and its affiliates have either provided investment banking and/or commercial banking services to us and our affiliates in the past or may do so in the future for which they receive and expect to receive customary fees and commissions. Richard Grellier, who has been one of our directors since September 2011, and who also serves on the audit committee and the nominating and corporate governance committee of our board, has served in various senior positions at Deutsche Bank Securities Inc., the underwriter for this offering, where he currently serves as a Managing Director.

Selling Restrictions

No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of the shares, or the possession, circulation or distribution of this prospectus supplement, the accompanying prospectus or any other material relating to us or the shares where action for that purpose is required. Accordingly, the shares may not be offered or sold, directly or indirectly, and neither this prospectus supplement, the accompanying prospectus nor any other offering material or advertisements in connection with the shares may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

The underwriter may arrange to sell the shares offered hereby in certain jurisdictions outside the United States, either directly or through affiliates, where it is permitted to do so.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area (the “EEA”) that has implemented the Prospectus Directive, as defined below (each, a “Relevant Member State”), an offer to the public of any shares that are the subject of the offering contemplated in this prospectus supplement may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any of the shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)	at any time to any legal entity which is a “qualified investor” as defined in the Prospectus Directive;

(b)	by the underwriter to fewer than 100 or, if the Relevant Member State has implemented the relevant provisions of the 2010 PD Amending Directive, 150 natural or legal persons (other than “qualified investors,” as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the underwriter for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of the shares shall result in a requirement for us or the underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

Any person making or intending to make any offer within the EEA of the shares that are the subject of the offering contemplated in this prospectus supplement and the accompanying prospectus should only do so in circumstances in which no obligation arises for us or the underwriter to produce a prospectus for such offer. We have not, and the underwriter has not authorized, or will authorize, the making of any offer of the shares offered hereby through any financial intermediary, other than offers made by the underwriter that constitute the final offering of the securities contemplated in this prospectus supplement and the accompanying prospectus.

For the purposes of this provision and the buyer’s representation below, the expression an “offer of securities to the public” in relation to the shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Each person in a Relevant Member State who receives any communication in respect of, or who acquires any of the shares that are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus will be deemed to have represented, warranted and agreed to and with the underwriter and us that:

(a)	it is a qualified investor within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive; and

(b)	in the case of any shares acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (i) the shares acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than “qualified investors,” as defined in the Prospectus Directive, or in circumstances in which the prior consent of the underwriter has been given to the offer or resale; or (ii) where the shares have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those shares to it is not treated under the Prospectus Directive as having been made to such persons.

Notice to Prospective Investors in the United Kingdom

Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)), in connection with the issue or sale of the shares, has only been, and will only be, communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to us.

Anything in relation to the shares in, from or otherwise involving the United Kingdom, has been, and may only be done, in compliance with all applicable provisions of the FSMA.

LEGAL MATTERS

The validity of the shares of Class A Common Stock offered in this offering will be passed upon for us by Miles & Stockbridge P.C., Baltimore, Maryland. Also, certain federal income tax matters will be passed upon by Baker & McKenzie LLP, Chicago, Illinois. Certain legal matters related to this offering will be passed upon for the underwriter by Hunton & Williams LLP. Hunton & Williams LLP will rely as to matters of Maryland law on the opinion of Miles & Stockbridge P.C.

EXPERTS

The consolidated financial statements, schedules and effectiveness of internal control over financial reporting of Urstadt Biddle Properties Inc. incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the fiscal year ended October 31, 2013 have been audited by PKF O’Connor Davies, a division of O’Connor Davies, LLP, an independent registered public accounting firm, as set forth in their reports thereon, and have been incorporated herein in reliance on said reports of such firm given on its authority as experts in auditing and accounting in giving said reports.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The reports, proxy statements and other information filed by us may be inspected without charge at the public reference room of the SEC, which is located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of the reports, proxy statements and other information from the public reference room, upon the payment of the prescribed fees. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site at www.sec.gov that contains reports, proxy statements and other information regarding registrants like us that file electronically with the SEC. You can inspect the reports, proxy statements and other information on this website.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference certain information we file with the SEC. This permits us to disclose important information to you by referencing these filed documents. Any information referenced this way is considered part of this prospectus supplement, and any information filed with the SEC subsequent to this prospectus supplement will automatically be deemed to update and supersede this information. We incorporate by reference the following documents which have been filed with the SEC:

•	Our Annual Report on Form 10-K for the fiscal year ended October 31, 2013;

•	Our Quarterly Reports on Form 10-Q for the quarters ended January 31, 2014, April 30, 2014 and July 31, 2014;

•	Our Current Reports on Form 8-K filed on December 17, 2013 (both reports filed on such date), March 31, 2014, September 3, 2014, September 19, 2014, September 25, 2014, October 27, 2014 and October 28, 2014; and

•	Our Definitive Proxy Statement filed February 12, 2014, solely as to information contained therein that is specifically incorporated by reference into our Annual Report on Form 10-K for the year ended October 31, 2013.

We also incorporate by reference into this prospectus supplement all documents that we may subsequently file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to the termination of the offering, provided, however, that we are not incorporating by reference any information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless, and to the extent, specified in any such Current Report on Form 8-K. Any statement herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in any subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

We will provide without charge upon written or oral request to each person, including any beneficial owner, to whom a copy of this prospectus supplement is delivered, a copy of any or all of the documents which are incorporated by reference in this prospectus supplement (other than exhibits unless such exhibits are specifically incorporated by reference in such documents). Requests should be directed to Investor Relations, Urstadt Biddle Properties Inc., 321 Railroad Avenue, Greenwich, CT 06830 or by calling Investor Relations directly at (203) 863-8225.

PROSPECTUS

$400,000,000
Common Stock
Class A Common Stock
Preferred Stock
Depositary Shares

We intend to issue from time to time common stock, Class A common stock, preferred stock and shares representing entitlement to all rights and preferences of a fraction of a share of preferred stock of a specified series and represented by depositary receipts, having an aggregate public offering price of up to $400,000,000.

We may offer our common stock, Class A common stock, preferred stock and depositary shares (collectively referred to as our securities) in separate series, in amounts, at prices and on terms that will be determined at the time of sale and set forth in one or more supplements to this prospectus.

Our common stock entitles the holder to one vote per share and our Class A common stock entitles the holder to 1/20th of one vote per share on all matters submitted to a vote of stockholders. Each share of our Class A common stock is also entitled to dividends in an amount equal to not less than 110% of the regular quarterly dividends paid on each share of our common stock.

When we sell a particular series of securities, we will prepare a prospectus supplement describing the offering and the terms of that series of securities. Those terms may include limitations on direct or beneficial ownership and restrictions on transfer of the securities, in each case as may be set forth in our charter and as appropriate to preserve our status as a real estate investment trust, or REIT, for federal income tax purposes, among other reasons.

The applicable prospectus supplement will also contain information, where applicable, about United States federal income tax considerations, and any exchange listing of the securities covered by the prospectus supplement.

We may offer the securities directly or through agents or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of the securities, their names, and any applicable purchase price, fee commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in the accompanying prospectus supplement. We can sell the securities through agents, underwriters or dealers only with delivery of a prospectus supplement describing the method and terms of the offering of such securities. None of our securities may be sold without delivery of the applicable prospectus supplement describing the method and terms of the offering of those securities.

Our common stock, our Class A common stock, our 7.50% Series D Senior Cumulative Preferred Stock and our 7.125% Series F Cumulative Preferred Stock are listed on the New York Stock Exchange under the symbols “UBP,” “UBA,” “UBPPRD,” and “UBPPRF”, respectively.

Investing in our securities involves risks. Before buying any securities, you should carefully read the discussion of risks beginning on page 9 of our Annual Report on Form 10-K for the fiscal year ended October 31, 2013 and any risk factors set forth in our other filings with the Securities and Exchange Commission (“SEC”) pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any risk factors set forth in the prospectus supplement for a specific offering of securities.

NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is September 24, 2014.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and any accompanying prospectus supplement may contain or incorporate by reference information that includes or is based upon forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We generally identify forward-looking statements by using such words as “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “seek,” “should,” “will,” or variations of such words or other similar expressions and the negatives of such words.

All statements, other than statements of historical facts, included in this prospectus that address activities, events or developments that we expect, believe or anticipate will or may occur in the future, including such matters as future capital expenditures, dividends and acquisitions (including the amount and nature thereof), business strategies, expansion and growth of our operations and other such matters are forward-looking statements. These statements are based on certain assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions, expected future developments and other factors we believe are appropriate. Such statements are inherently subject to risks, uncertainties and other factors, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, performance or achievements, financial and otherwise, may differ materially from the results, performance or achievements expressed or implied by the forward-looking statements. Risks, uncertainties and other factors that might cause such differences, some of which could be material, include, but are not limited to:

•	economic and other market conditions;

•	financing risks, such as the inability to obtain debt or equity financing on favorable terms;

•	the level and volatility of interest rates;

•	financial stability of tenants;

•	the inability of our properties to generate revenue increases to offset expense increases;

•	governmental approvals, actions and initiatives;

•	environmental/safety requirements;

•	risks of real estate acquisitions (including the failure of acquisitions to close); and

•	changes in laws or regulations.

Forward-looking statements contained in this prospectus speak only as of the date of the prospectus. Unless required by law, we undertake no obligation to update publicly or revise any forward-looking statements to reflect new information or future events or otherwise. You should, however, review the factors and risks described in our Annual Report on Form 10-K for the fiscal year ended October 31, 2013 and any risk factors set forth in our other filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act. See “Where You Can Find More Information” and “Incorporation by Reference” elsewhere in this prospectus.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC using a “shelf” registration process. Under this shelf process, we may, from time to time, sell any combination of the securities described in this prospectus in one or more offerings. This prospectus only provides you with a general description of the securities we may offer. Each time we sell securities under this prospectus, we will provide a prospectus supplement that contains specific information about the terms of the securities. The prospectus supplement may also add, update or change information contained in this prospectus. You should both read this prospectus and any prospectus supplement together with additional information described in “Where You Can Find More Information” and “Incorporation by Reference” elsewhere in this prospectus.

The total dollar amount of the securities sold under this prospectus will not exceed $400,000,000.

You should rely only on the information contained or incorporated by reference in this prospectus and the prospectus supplement. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.

You should not assume that the information in this prospectus is accurate after the date of this prospectus. Our business, financial condition and results of operations and prospects may have changed since that date.

OUR COMPANY

Our sole business is the ownership of real estate investments, which consist principally of investments in income-producing properties, with primary emphasis on retail properties in the northeastern part of the United States with a concentration in the metropolitan New York tri-state area outside of the City of New York. Our core properties consist principally of neighborhood and community shopping centers. We seek to identify desirable properties for acquisition, which we acquire in the normal course of business. In addition, we regularly review our portfolio and from time to time may sell certain of our properties.

We intend to continue to invest substantially all of our assets in income-producing real estate, with an emphasis on neighborhood and community shopping centers, although we will retain the flexibility to invest in other types of real property. While we are not limited to any geographic location, our current strategy is to invest primarily in properties located in the northeastern region of the United States with a concentration in the metropolitan New York tri-state area outside of the City of New York.

At July 31, 2014, we owned or had an equity interest in sixty-seven properties comprised of neighborhood and community shopping centers, office buildings, and office/retail mixed use facilities located in five states throughout the United States, containing a total of 5.0 million square feet of gross leasable area, or GLA.

Our principal executive office is located at 321 Railroad Avenue, Greenwich, Connecticut 06830. Our telephone number is (203) 863-8200. Our website is located at www.ubproperties.com. Information contained on our website is not part of, and is not incorporated into, this prospectus.

RISK FACTORS

You should carefully consider the specific risks described in our Annual Report on Form 10-K for the fiscal year ended October 31, 2013 and any risk factors set forth in our other filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, which are incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus and any prospectus supplement. See “Where You Can Find More Information” and “Incorporation by Reference” elsewhere in this prospectus.

CERTAIN RATIOS

The following table sets forth our ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends for the periods shown.

	Year ended October 31,					Nine months ended July 31,
	2013	2012	2011	2010	2009	2014	2013
Ratio of earnings to fixed charges	4.06	4.00	4.92	4.44	4.97	3.56	4.08
Ratio of earnings to combined fixed charges and preferred stock dividends	1.53	1.64	1.82	1.63	1.68	1.51	1.51

The ratio of earnings to fixed charges was computed by dividing earnings by fixed charges. The ratio of earnings to combined fixed charges and preferred stock dividends was computed by dividing earnings by the total of fixed charges and preferred stock dividends. For purposes of computing these ratios, earnings consist of net income from continuing operations reduced by the equity in earnings of unconsolidated joint ventures, plus fixed charges. Fixed charges consists of interest expense.

USE OF PROCEEDS

Unless otherwise set forth in the applicable prospectus supplement, we intend to use the net proceeds from any sale of securities offered by this prospectus to acquire income producing properties consistent with our current business strategy and to fund renovations on, or capital improvements to, our existing properties, including tenant improvements or to repay debt. We intend to focus our acquisition activities on neighborhood and community shopping centers primarily located in the northeastern United States, with a concentration in the metropolitan New York tri-state area outside of the City of New York.

Pending the use of the net proceeds as described above, we may use the net proceeds to reduce amounts outstanding, if any, under our credit facilities and to make investments in short-term income producing securities.

DESCRIPTION OF CAPITAL STOCK

General

Under our charter, as amended and supplemented (“our Charter”), we may issue up to 30,000,000 shares of common stock, 100,000,000 shares of Class A common stock, 50,000,000 shares of preferred stock and 20,000,000 shares of excess stock. At September 2, 2014, we had outstanding 9,192,003 shares of common stock, 23,610,083 shares of Class A common stock, 2,450,000 shares of Series D Senior Cumulative preferred stock; 5,175,000 shares of Series F Senior Cumulative preferred stock and no shares of excess stock. We have a Dividend Reinvestment and Share Purchase Plan, as amended (the “DRIP”), that permits stockholders to acquire additional shares of common stock and Class A common stock by automatically reinvesting dividends. As of July 31, 2014, there remained 359,509 shares of common stock and 417,905 shares of Class A common stock available for issuance under the DRIP. Under our share repurchase program approved by the Board of Directors on December 12, 2013, we may repurchase up to 2,000,000 shares, in the aggregate, of our common stock, Class A common stock, Series D Cumulative Preferred Stock and Series F Cumulative Preferred Stock. Our board has authorized 350,000 shares of common stock and 350,000 shares of Class A common stock for issuance under our restricted stock plan, and 3,050,000 shares which, at our compensation committee’s discretion, may be awarded in any combination of shares of common stock or Class A common stock for issuance under our restricted stock plan. As of July 31, 2014, 556,700 shares of stock remained available for issuance under the restricted stock plan, which, at the discretion of the compensation committee administering the plan, can be awarded in any combination of common stock or Class A common stock.

Description of Common Stock and Class A Common Stock

Voting

Under our Charter, holders of our common stock are entitled to one vote per share on all matters submitted to the common stockholders for vote at all meetings of stockholders. Holders of our Class A common stock are entitled to 1/20th of one vote per share on all matters submitted to the common stockholders for vote at all meetings of stockholders. Except as otherwise required by law or as to certain matters as to which separate class voting rights may be granted in the future to holders of one or more other classes or series of our capital stock, holders of common stock and Class A common stock vote together as a single class, and not as separate classes, on all matters voted upon by our stockholders. The holders of our outstanding Class A common stock, as a group, control 11.4% of the voting power of our outstanding common equity securities and the holders of our outstanding common stock, as a group, control 88.6% of the voting power of our outstanding common equity securities. Therefore, holders of our common stock have sufficient voting power to approve or disapprove all matters voted upon by our common stockholders, including any proposal that could affect the relative dividend or other rights of our common stock and Class A common stock.

Dividends and Distributions

Subject to the requirements with respect to preferential dividends on any of our preferred stock, dividends and distributions are declared and paid to the holders of common stock and Class A common stock in cash, property or our other securities (including shares of any class or series whether or not shares of such class or series are already outstanding) out of funds legally available therefor. Each share of common stock and each share of Class A common stock has identical rights with respect to dividends and distributions, subject to the following:

•	with respect to regular quarterly dividends, each share of Class A common stock entitles the holder thereof to receive not less than 110% of amounts paid on each share of common stock, the precise amount of such dividends on the Class A common stock being subject to the discretion of our Board of Directors;

•	a stock dividend on the common stock may be paid in shares of common stock or shares of Class A common stock; and

•	a stock dividend on shares of Class A common stock may be paid only in shares of Class A common stock.

If we pay a stock dividend on the common stock in shares of common stock, we are required to pay a stock dividend on the Class A common stock in a proportionate number of shares of Class A common stock. The dividend provisions of the common stock and Class A common stock provide our Board of Directors with the flexibility to determine appropriate dividend levels, if any, under the circumstances from time to time.

Mergers and Consolidations

In the event we merge, consolidate or combine with another entity (whether or not we are the surviving entity), holders of shares of Class A common stock will be entitled to receive the same per share consideration as the per share consideration, if any, received by holders of common stock in that transaction.

Liquidation Rights

Holders of common stock and Class A common stock have the same rights with respect to distributions in connection with a partial or complete liquidation of our Company.

Restrictions on Ownership and Transfer

We have the right to refuse transfers of stock that could jeopardize our status as a REIT and to redeem any shares of stock in excess of 7.5% of the value of our outstanding stock beneficially owned by any person (other than an exempted person). See “Restrictions on Ownership and Transfer.”

Transferability

The common stock and Class A common stock are freely transferable, and except for the ownership limit and federal and state securities laws restrictions on our directors, officers and other affiliates and on persons holding “restricted” stock, our stockholders are not restricted in their ability to sell or transfer shares of the common stock or Class A common stock.

Sinking Fund, Preemptive, Subscription and Redemption Rights

Neither the common stock nor the Class A common stock carries any sinking fund, preemptive, subscription or redemption rights enabling a holder to subscribe for or receive shares of any class of our stock or any other securities convertible into shares of any class of our stock.

Transfer Agent and Registrar

The transfer agent and registrar for the common stock and Class A common stock is Computershare Inc.

Description of Preferred Stock

The following description of the terms of the preferred stock sets forth certain general terms and provisions of the preferred stock to which a prospectus supplement may relate. Specific terms of any series of preferred stock offered by a prospectus supplement will be described in that prospectus supplement. The description set forth below is subject to and qualified in its entirety by reference to our Charter fixing the preferences, limitations and relative rights of a particular series of preferred stock.

General

Under our Charter, our Board of Directors is authorized, without further stockholder action, to provide for the issuance of up to 50,000,000 shares of preferred stock, in such class or series, with such preferences, conversion or other rights, voting powers, restrictions and limitations as to dividends, qualifications and terms and conditions of redemption, as may be fixed by our Board of Directors. As a result, our Board of Directors may afford the holders of any series or class of preferred stock preferences, powers, and rights, voting or otherwise, senior to the rights of holders of our common stock and our Class A common stock.

The preferred stock will have the dividend, liquidation, redemption, conversion and voting rights set forth below unless otherwise provided in the applicable prospectus supplement. You should refer to the prospectus supplement relating to the particular class or series of preferred stock offered thereby for specific terms, including:

•	the title and liquidation preference per share of the preferred stock and the number of shares offered;

•	the price at which the class or series will be issued;

•	the dividend rate (or method of calculation), the dates on which dividends shall be payable and the dates from which dividends shall commence to accumulate;

•	any redemption or sinking fund provisions of the class or series;

•	any conversion provisions of the class or series; and

•	any additional dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions of the class or series.

The preferred stock will, when issued, be fully paid and nonassessable. Unless otherwise specified in the applicable prospectus supplement and subject to the rights of the holders of our existing preferred stock, each class or series will rank on a parity as to dividends and distributions in the event of a liquidation with each other class or series of preferred stock and, in all cases, will be senior to our common stock and our Class A common stock.

We have a stockholder rights agreement that expires on November 11, 2018. The rights are not currently exercisable. When they are exercisable, the holder will be entitled to purchase from us 1/100th of a share of a newly-established Series A Participating Preferred Stock at a price of $65 per 1/100th of a preferred share, subject to certain adjustments. The distribution date for the rights will occur 10 days after a person or group (“Acquiring Person”) either acquires or obtains the right to acquire 10% or more of the combined voting power of our common stock, or announces an offer, the consummation of which would result in such person or group owning 30% or more of our then outstanding common stock. Thereafter, stockholders other than the Acquiring Person will be entitled to purchase shares of our common stock having a value equal to two times the exercise price of the right. In the event that the rights become exercisable, the Series A preferred stock will rank junior to our Series D and F preferred stock as to dividends and amounts distributed upon liquidation. See “Rank” and “Certain Provisions of Our Charter and Bylaws, Maryland Law, Our Stockholder Rights Plan, Change of Control Agreements” below.

Dividend Rights

Holders of preferred stock of each class or series offered and sold under this registration statement will be entitled to receive, when, as and if declared by our Board of Directors, out of our assets legally available therefor, cash dividends at such rates and on such dates as are set forth in the applicable prospectus supplement. The rate may be fixed or variable or both and may be cumulative, noncumulative or partially cumulative.

The applicable prospectus supplement may provide that, as long as any shares of preferred stock are outstanding, no dividends will be declared or paid or any distributions be made on our common stock or our Class A common stock, other than a dividend payable in common stock or Class A common stock, unless the accrued dividends on each class or series of preferred stock have been fully paid or declared and set apart for payment and we shall have set apart all amounts, if any, required to be set apart for all sinking funds, if any, for each class or series of preferred stock.

The applicable prospectus supplement may provide that, when dividends are not paid in full upon a class or series of preferred stock and any other class or series of preferred stock ranking on a parity as to dividends with that class or series of preferred stock, all dividends declared upon the class or series of preferred stock and any other series of preferred stock ranking on a parity as to dividends will be declared pro rata so that the amount of dividends declared per share on the class or series of preferred stock and the other class or series will in all cases bear to each other the same ratio that accrued dividends per share on the class or series of preferred stock and the other class or series bear to each other.

Each class or series of preferred stock will be entitled to dividends as described in the applicable prospectus supplement, which may be based upon one or more methods of determination. Different classes or series of preferred stock may be entitled to dividends at different dividend rates or based upon different methods of determination. Except as provided in the applicable prospectus supplement, no class or series of preferred stock will be entitled to participate in our earnings or assets in excess of the specified dividend and liquidation rights.

Rights Upon Liquidation

In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of each series of preferred stock will be entitled to receive out of our assets available for distribution to stockholders the amount stated or determined on the basis set forth in the applicable prospectus supplement. These amounts may include accrued dividends or may equal the current redemption price per share for the series (otherwise than for the sinking fund, if any, provided for such series). These amounts will be paid to the holders of preferred stock on the preferential basis set forth in the applicable prospectus supplement. If, upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the amounts payable with respect to preferred stock of any series and any other shares of our stock ranking as to any such distribution on a parity with the series of preferred stock are not paid in full, the holders of preferred stock of the series and of such other shares will share ratably in any such distribution of our assets in proportion to the full respective preferential amounts to which they are entitled or on such other basis as is set forth in the applicable prospectus supplement. The rights, if any, of the holders of any series of preferred stock to participate in our assets remaining after the holders of other series of preferred stock have been paid their respective specified liquidation preferences upon any liquidation, dissolution or winding up of our affairs will be described in the applicable prospectus supplement.

Redemption

A series of preferred stock may be redeemable, in whole or in part, at our option, and may be subject to mandatory redemption pursuant to a sinking fund, in each case upon terms, at the times, at the redemption prices and for the types of consideration set forth in the applicable prospectus supplement. The prospectus supplement for a series of preferred stock which is subject to mandatory redemption will specify the number of shares of the series that will be redeemed by us in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to any accrued and unpaid dividends thereon to the date of redemption.

If, after giving notice of redemption to the holders of a series of preferred stock, we deposit with a designated bank funds sufficient to redeem the preferred stock, then from and after the deposit, all shares called for redemption will no longer be outstanding for any purpose, other than the right to receive the redemption price and the rights, if any, to convert the shares into other classes of our stock. The redemption price will be stated in the applicable prospectus supplement. Except as indicated in the applicable prospectus supplement, the preferred stock will not be subject to any mandatory redemption at the option of the holder.

Sinking Fund

The prospectus supplement for any series of preferred stock will state the terms, if any, of a sinking fund for the purchase or redemption of that series.

Conversion and Preemptive Rights

The prospectus supplement for any series of preferred stock will state the terms, if any, on which shares of that series are convertible into or redeemable for shares of common stock, Class A common stock or another series of preferred stock. Except as indicated in the applicable prospectus supplement, the preferred stock will have no preemptive rights.

Voting Rights

Except as indicated in the applicable prospectus supplement relating to a particular series of preferred stock, a holder of preferred stock will not be entitled to vote. Except as indicated in the applicable prospectus supplement, in the event we issue full shares of any series of preferred stock, each share will be entitled to one vote on matters on which holders of the series of preferred stock are entitled to vote.

Transfer Agent and Registrar

The transfer agent, registrar and dividend disbursement agent for a series of preferred stock will be selected by us and be described in the applicable prospectus supplement. The registrar for shares of preferred stock will send notices to stockholders of any meetings at which holders of preferred stock have the right to vote on any matter.

Other

Our issuance of preferred stock may have the effect of delaying or preventing a change in control. Our issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of our common stock or our Class A common stock or could adversely affect the rights and powers, including voting rights, of the holders of our common stock or our Class A common stock. The issuance of preferred stock could have the effect of decreasing the market price of our common stock or our Class A common stock.

Description of Outstanding Series of Senior Cumulative Preferred Stock

General

In April through June 2005, we issued 2,450,000 shares of our Series D preferred stock in registered public offerings. As of the date of this prospectus, all 2,450,000 shares of our Series D preferred stock remain outstanding.

In fiscal year 2012, we issued and sold 5,175,000 shares of our Series F preferred stock in registered public offerings. As of the date of this prospectus, all 5,175,000 shares of our Series F preferred stock remain outstanding.

Maturity

Each of the Series D and F preferred stock has no stated maturity and is not subject to any sinking fund or mandatory redemption.

Rank

Our Series D and F preferred stock ranks, with respect to dividend rights and rights upon our liquidation, dissolution or winding up:

•	senior to our common stock and Class A common stock and to all other equity securities we issue ranking junior to our Series D and F preferred stock, as applicable, with respect to dividend rights or rights upon our liquidation, dissolution or winding up;

•	on a parity with the Series D and F preferred stock, as applicable, and with all other equity securities we issue the terms of which specifically provide that such equity securities rank on a parity with that series of preferred stock with respect to dividend rights or rights upon our liquidation, dissolution or winding up; and

•	junior to all our existing and future indebtedness.

Without the affirmative vote or consent of at least two-thirds of the outstanding Series D preferred stock, we may not issue any equity securities which rank senior to our Series D preferred stock with respect to dividend rights or rights upon our liquidation, dissolution, or winding up. The term “equity securities” does not include convertible debt securities, which rank senior to our Series D preferred stock prior to conversion.

Dividends

Holders of shares of our Series D preferred stock are entitled to receive, when and as declared by our Board of Directors, out of our funds legally available for the payment of dividends, preferential cumulative cash dividends at the rate per annum of $1.875 per share, which is equivalent to a rate of 7.5% per annum of the $25 per share liquidation preference. Dividends on shares of our Series D preferred stock are cumulative from the date such shares were originally issued, and are payable quarterly in arrears on January 31, April 30, July 31 and October 31 of each year, or, if not a business day, the next succeeding business day, for the quarterly periods ended January 31, April 30, July 31 and October 31, as applicable. A dividend payable on our Series D preferred stock for any partial dividend period is computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends are payable to holders of record as they appear in our stockholder records at the close of business on the applicable record date determined each quarter by our Board of Directors, subject to the Maryland General Corporation Law (the “MGCL”).

Holders of shares of our Series F preferred stock are entitled to receive, when and as authorized by our Board of Directors and declared by us, out of our funds legally available for the payment of dividends, preferential cumulative dividends payable in cash at the rate per annum of $1.78125 per share of the Series F preferred stock, which is equivalent to a rate of 7.125% per annum of the $25.00 per share liquidation preference. Dividends on shares of our Series F preferred stock are cumulative from, and including, the date of original issue and are payable quarterly in arrears on January 31, April 30, July 31 and October 31 of each year, or, if not a business day, the next succeeding business day, for the quarterly periods ended January 31, April 30, July 31 and October 31, as applicable. A dividend payable on our Series F preferred stock for any partial dividend period is computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends are payable to holders of record as they appear in our stockholder records at the close of business on the applicable record date determined each quarter by our Board of Directors, as provided by the MGCL, which shall not be more than 30 days preceding the applicable dividend payment date.

Our Board of Directors will not declare (or authorize, in the case of Series F) dividends on our Series D or F preferred stock or pay or set aside for payment dividends on our Series D or F preferred stock at such time as the terms and provisions of any agreement of our company, including any agreement relating to our indebtedness, prohibits the declaration, payment or setting aside for payment or provides that the declaration, payment or setting apart for payment would constitute a breach or a default under the agreement, or if the declaration (or authorization, in the case of Series F) or payment is restricted or prohibited by law.

Notwithstanding the foregoing, dividends on our outstanding Series D or F preferred stock accrue whether or not we have earnings, whether or not there are funds legally available for the payment of those dividends and whether or not those dividends are declared. Accrued but unpaid dividends on our Series D or F preferred stock do not bear interest and holders of our Series D or F preferred stock are not entitled to any distributions in excess of full cumulative distributions described above.

Except as described in the next sentence, we will not declare or pay or set apart for payment dividends on any of our stock ranking, as to dividends, on a parity with or junior to our Series D or F preferred stock, as applicable (other than a dividend in shares of our common stock or Class A common stock or in shares of any other class of stock ranking junior to our Series D or F preferred stock, as applicable, as to dividends and upon liquidation) for any period unless full cumulative dividends on our Series D or F preferred stock, as applicable, for all past dividend periods and the then current dividend period have been or contemporaneously are (in the case of Series F, authorized) declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment. When we do not pay dividends in full (or we do not set apart a sum sufficient to pay them in full) upon our Series D or F preferred stock and the shares of any other series of preferred stock ranking on a parity as to dividends with our Series D or F preferred stock, we will declare all dividends upon our Series D or F preferred stock and any other series of preferred stock ranking on a parity as to dividends with our Series D or F preferred stock proportionately so that the amount of dividends declared per share of Series D or F preferred stock and such other series of preferred stock will in all cases bear to each other the same ratio that accrued dividends per share on our Series D or F preferred stock and such other series of preferred stock (which will not include any accrual in respect of unpaid dividends for prior dividend periods if such preferred stock does not have a cumulative dividend) bear to each other.

Except as described in the immediately preceding paragraph, unless full cumulative dividends on our Series D or F preferred stock, as applicable, have been or contemporaneously are (in the case of Series F, authorized) declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period, we will not declare or pay or set aside for payment dividends (other than in shares of our common stock or Class A common stock or other shares of capital stock ranking junior to our Series D or F preferred stock as to dividends and upon liquidation) or declare or make any other distribution on our common stock or Class A common stock, or any other stock ranking junior to or on a parity with our Series D or F preferred stock as to dividends or upon liquidation, nor will we redeem, purchase or otherwise acquire for any consideration, or pay or make available any monies for a sinking fund for the redemption of, any of our shares of common stock or Class A common stock or any other shares of our stock ranking junior to or on a parity with our Series D or F preferred stock as to dividends or upon liquidation (except (i) by conversion into or exchange for our other capital stock ranking junior to our Series D or F preferred stock, as applicable, as to dividends and upon liquidation or (ii) redemption for the purpose of preserving our status as a REIT).

Holders of shares of our Series D or F preferred stock are not entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends on our Series D or F preferred stock as described above. Any dividend payment made on shares of our Series D or F preferred stock is first credited against the earliest accrued but unpaid dividend due with respect to those shares which remains payable. In the case of our Series D and F preferred stock, so long as no dividends are in arrears, we are entitled at any time and from time to time to repurchase shares of our Series D or F preferred stock, as applicable, in open-market transactions duly authorized by our Board of Directors and effected in compliance with applicable laws.

Liquidation Preference

Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of shares of Series D preferred stock are entitled to be paid out of our assets legally available for distribution to our stockholders a liquidation preference of $25 per share (the “Series D liquidation preference”), plus an amount equal to any accrued and unpaid dividends to the date of payment, but without interest, before any distribution of assets may be made to holders of our common stock or Class A common stock or any other class or series of our capital stock ranking junior to our Series D preferred stock as to liquidation rights.

Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of shares of Series F preferred stock are entitled to be paid out of our assets legally available for distribution to our stockholders a liquidation preference of $25 per share (the “Series F liquidation preference”), plus an amount equal to any accrued and unpaid dividends to the date of payment (whether or not declared), but without interest, before any distribution of assets may be made to holders of our common stock or Class A common stock or any other class or series of our stock ranking junior to our Series F preferred stock as to liquidation rights.

However, the holders of the shares of Series D or F preferred stock are not entitled to receive the liquidating distribution described above until the liquidation preference of any other series or class of our capital stock hereafter issued ranking senior as to liquidation rights to our Series D or F preferred stock, as applicable, has been paid in full. The holders of Series D or F preferred stock and all series or classes of our stock ranking on a parity as to liquidation rights with our Series D or F preferred stock are entitled to share proportionately, in accordance with the respective preferential amounts payable on such capital stock, in any distribution (after payment of the liquidation preference of any of our stock ranking senior to our Series D or F preferred stock as to liquidation rights) which is not sufficient to pay in full the aggregate of the amounts of the liquidating distributions to which they would otherwise be respectively entitled. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series D or F preferred stock have no right or claim to any of our remaining assets. Our consolidation or merger with or into any other corporation, trust or entity or of any other corporation with or into our company, or the sale, lease or conveyance of all or substantially all of our property or business, is not deemed to constitute our liquidation, dissolution or winding up.

Our Charter provides that, in determining whether a distribution to holders of Series D or F preferred stock (other than upon voluntary or involuntary liquidation) by dividend, redemption or other acquisition of shares of our stock or otherwise is permitted under the MGCL, no effect will be given to amounts that would be needed, if we were to be dissolved at the time of the distribution, to satisfy the preferential rights upon distribution of holders of shares of our stock whose preferential rights upon dissolution are superior to those receiving the distribution.

Redemption

The Series D preferred stock has no maturity and is not convertible into any other security of the Company. The Series D preferred stock is currently redeemable at the Company’s option at a price of $25 per share plus accrued and unpaid dividends. Underwriting commissions and costs incurred in connection with the sale of the Series D preferred stock are reflected as a reduction of additional paid in capital.

On and after October 24, 2017 (the “Series F fifth anniversary date”), we may, at our option, upon not less than 30 nor more than 90 days’ written notice, redeem shares of the Series F preferred stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus all accrued and unpaid dividends to, but excluding, the date fixed for redemption. Prior to that date, we may, at our option, upon not less than 30 nor more than 90 days’ written notice, redeem shares of the Series F preferred stock in whole, or in part, at any time or from time to time, for cash at the Make-Whole Redemption Price (as defined below). If the redemption date is after the record date set for the payment of a dividend on the Series F preferred stock and on or prior to the corresponding dividend payment date, the amount of such accrued and unpaid dividend will not be included in the redemption price or the Make-Whole Redemption Price. The holder of the Series F preferred stock at the close of business on the applicable dividend record date will be entitled to the dividend payment on such shares on the corresponding dividend payment date, notwithstanding the redemption of such shares prior the dividend payment date. If such redemption is being made in connection with a Change of Control, as described below under “—Special Optional Redemption,” holders of Series F preferred stock being so called for redemption will not be able to tender such shares of Series F preferred stock for conversion in connection with the Change of Control and each share of Series F preferred stock tendered for conversion that is called, prior to the Change of Control Conversion Date will be redeemed on the related redemption date instead of converted on the Change of Control Conversion Date.

Holders of Series D or F preferred stock to be redeemed will be required to surrender our preferred stock at the place designated in such notice and will be entitled to the redemption price and any accrued and unpaid dividends payable upon the redemption or the Make-Whole Redemption Price, as applicable, following surrender of the preferred stock. If we have given notice of redemption of any shares of Series D or F preferred stock and if we have set aside the funds necessary for the redemption in trust for the benefit of the holders of any shares of the series so called for redemption, then from and after the redemption date dividends will cease to accrue on such shares of the series, the shares will no longer be deemed outstanding and all rights of the holders of the shares will terminate, except the right to receive the redemption price or the Make-Whole Redemption Price, as applicable. If less than all of the outstanding shares of Series D or F preferred stock is to be redeemed, the stock to be redeemed will be selected proportionately (as nearly as may be practicable without creating fractional shares) or by any other equitable method we determine.

Unless we have declared and paid, we are contemporaneously declaring and paying, or we have declared and set aside a sum sufficient for the payment of the full cumulative dividends on all shares of Series D or F preferred stock, as applicable, for all past dividend periods and the then current dividend period, we may not redeem any shares of that series unless we simultaneously redeem all outstanding shares of that series and we will not purchase or otherwise acquire directly or indirectly any shares of that series (except by exchange for shares of our stock ranking junior to that series of preferred stock as to dividends and upon liquidation). Notwithstanding the foregoing, we may make any purchase or exchange offer made on the same terms to holders of all outstanding shares of our Series D or F preferred stock, as applicable, and we may in the case of our Series D and F preferred stock, redeem stock in order to ensure that we continue to meet the requirements for status as a REIT. So long as no dividends on the series are in arrears, we are entitled at any time and from time to time to repurchase shares of Series D or F preferred stock in open-market transactions duly authorized by our Board of Directors and effected in compliance with applicable laws.

Immediately prior to any redemption of Series D or F preferred stock, we will pay, in cash, any accumulated and unpaid dividends through the redemption date, unless a redemption date falls after the applicable dividend record date and prior to the corresponding dividend payment date, in which case each holder of shares of the series to be redeemed, at the close of business on the applicable dividend record date, is entitled to the dividend payable on such shares on the corresponding dividend payment date notwithstanding the redemption of such shares before the dividend payment date.

Special Optional Redemption

In the event we experience a change of control, we will have the option to redeem the Series F preferred stock, in whole or in part and within 120 days after the first date on which such change of control occurred, for a cash redemption price per share equal to $25.00 plus any accumulated and unpaid dividends thereon (whether or not declared) to, but not including, the redemption date (unless the redemption date is after a record date set for the payment of a dividend on the Series F preferred stock and on or prior to the corresponding dividend payment date, in which case the amount of such accrued and unpaid dividend will not be included in the redemption price). If, prior to the date fixed for conversion of Series F preferred stock in connection with a change of control, as described more fully below, we provide notice of redemption of shares of Series F preferred stock as described above under “—Redemption,” holders of such shares of Series F preferred stock will not be entitled to convert their shares as described below under “—Conversion.”

Voting Rights

Holders of Series D and F preferred stock will not have any voting rights, except as described below.

Whenever dividends on any shares of the Series D preferred stock are in arrears for six or more consecutive or non-consecutive quarterly periods or any dividends on any shares of the Series F preferred stock are in arrears for six or more consecutive or non-consecutive quarterly periods, a preferred dividend default will exist, the number of directors then constituting our Board of Directors will be increased by two (if not already increased by reason of a similar arrearage with respect to any parity preferred as defined below), and the holders of the shares of the series for which there is a preferred dividend default (subject to certain restrictions in the case of any regulated person in Series D and F preferred stock (as defined below)) will be entitled to vote separately as a class with all other series of preferred stock ranking on a parity with such series as to dividends or upon liquidation and upon which like voting rights have been conferred and are exercisable (“parity preferred”), in order to fill the newly created vacancies, for the election of a total of two additional directors of our Company (the “preferred stock directors”) at a special meeting called by us at the request of holders of record of at least 20% of the series for which the preferred dividend default has occurred or the holders of record of at least 20% (or 10%, in the case of a Series F preferred dividend default) of any series of parity preferred so in arrears (unless the request is received less than 90 days before the date fixed for the next annual meeting of stockholders) or at the next annual meeting of stockholders, and at each subsequent annual meeting until all dividends accumulated on the shares of the series for which the preferred dividend default occurred and parity preferred for the past dividend periods and the dividend for the then current dividend period are fully paid or declared and a sum sufficient for payment has been set aside to pay them. In the event our directors are divided into classes, each vacancy will be apportioned among the classes of directors to prevent stacking in any one class and to insure that the number of directors in each of the classes of directors are as nearly equal as possible.

Each preferred stock director, as a qualification for election (and regardless of how elected), will submit to our Board of Directors a duly executed, valid, binding and enforceable letter of resignation from the Board of Directors, to be effective upon the date upon which all dividends accumulated on the shares of the series for which the preferred dividend default occurred and parity preferred for the past dividend periods and the dividend for the then current dividend period are fully paid or declared and a sum sufficient for payment has been set aside to pay them at which time the terms of office of all persons elected as preferred stock directors by the holders of that series and any parity preferred will, upon the effectiveness of their respective letters of resignation, terminate, and the number of directors then constituting the Board of Directors will be reduced accordingly. A quorum for any meeting will exist if at least a majority of the outstanding shares of the series for which the preferred dividend default occurred and shares of parity preferred are represented in person or by proxy at the meetings.

The preferred stock directors will be elected upon the affirmative vote of a plurality of the shares of the series for which the preferred dividend default occurred and the parity preferred present and voting in person or by proxy at a duly called and held meeting at which a quorum is present. If and when all accumulated dividends and the dividend for the then current dividend period on the series for which the preferred dividend default occurred are paid in full or declared and set aside for payment in full, the holders of that series will be divested of the foregoing voting rights (subject to revesting in the event of each and every preferred dividend default).

Any preferred stock director may be removed at any time with or without cause by, and will not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding shares of a series for which there is a preferred dividend default when they have the voting rights described above (voting separately as a class with all series of parity preferred). So long as a preferred dividend default continues, any vacancy in the office of a preferred stock director may be filled by written consent of the preferred stock director remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding shares of the series for which the dividend default exists when they have the voting rights described above (voting separately as a class with all series of parity preferred). The preferred stock directors will each be entitled to one vote per director on any matter properly coming before our Board of Directors.

Notwithstanding the preceding paragraphs, any and all shares of Series D preferred stock owned by a regulated person which exceed 4.9% of the total issued and outstanding shares of that series will not be entitled to vote for the election of preferred stock directors (and will not be counted for purposes of determining the percentage of holders of that series necessary to call the special meeting described above or whether a quorum is present at the special meeting or for any other similar purpose described above) so long as those shares are owned by a regulated person.

In addition, each of the Series D and F preferred stock have limited rights to approve certain actions.

Without the affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of our Series D preferred stock, at the time, given in person or by proxy, either in writing or at a meeting (voting separately as a class), we will not:

•	voluntarily terminate our status as a REIT; or

•	amend, alter or repeal the provisions of our Charter or the articles supplementary, whether by merger, consolidation or otherwise (an “Event”), so as to materially and adversely affect any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of our Series D preferred stock or the holders of our Series D preferred stock.

However, without the affirmative vote or consent of each holder of shares of our Series D preferred stock outstanding at the time, no amendment, alteration or repeal of the provisions of our Charter or of the articles supplementary may be made that will (a) reduce the number of shares of our Series D preferred stock required to consent to certain amendments, alterations or repeals of our Charter or the articles supplementary, (b) reduce the dividend yield or the $25 per share liquidation preference or change the method of calculation of the Series D make-whole price or (c) change the payment date for payment of dividends with respect to our Series D preferred stock or change the period with respect to which such dividends are paid.

So long as any shares of Series F preferred stock remain outstanding, we will not, without the affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of our Series F preferred stock, at the time, given in person or by proxy, either in writing or at a meeting (voting separately as a class):

•	voluntarily terminate our status as a REIT;

•	amend, alter or repeal the provisions of our Charter or the articles supplementary, whether by merger, consolidation or otherwise (an “Event”), so as to materially and adversely affect any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of our Series F preferred stock or the holders our Series F preferred stock; or

•	authorize, create or increase the authorized amount of any shares of any class or series of any security convertible into shares of any class or series ranking prior to the Series F preferred stock in the distribution on any liquidation, dissolution or winding up in the payment of dividends.

With respect to the occurrence of any Event described above in respect of the Series D or F preferred stock, so long as that series (or any equivalent class or series of stock issued by the surviving corporation in any merger or consolidation to which we became a party) remains outstanding with the terms thereof materially unchanged, the occurrence of any such Event will not be deemed to materially and adversely affect any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of holders of that series. Any increase in the amount of the authorized preferred stock or the creation or issuance of any other series of preferred stock, or any increase in the amount of the authorized shares of such series, in each case ranking on a parity with or junior to that series with respect to payment of dividends or the distribution of assets upon our liquidation, dissolution or winding up, or the issuance of additional shares of Series D preferred stock or Series F preferred stock will not be deemed to materially and adversely affect any preferences, conversion and other rights, voting power, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption.

The foregoing voting provisions in respect of Series D or F preferred stock will not apply if, at or prior to the time when the act with respect to which the vote would otherwise be required is effected, all outstanding shares of that series are redeemed in accordance with their terms or called for redemption upon proper notice and we deposit sufficient funds in trust to effect the redemption.

Except as expressly stated in the applicable articles supplementary, holders of our Series D or F preferred stock will not have any relative, participating, optional or other special voting rights and powers, and the consent of the holders of our Series D or F preferred stock, as applicable, will not be required for the taking of any corporate action, including any merger or consolidation involving us, our liquidation or dissolution or a sale of all or substantially all of our assets, irrespective of the effect that the merger, consolidation or sale may have upon the rights, preferences or voting power of the holders of that series of preferred stock.

Conversion

The Series D preferred stock is not convertible into or exchangeable for any other securities or property of our Company.

Except as provided below in connection with a Change of Control, the Series F preferred stock is not convertible into or exchangeable for any other property or securities, except that the Series F preferred stock may be exchanged for shares of our excess stock pursuant to the provisions of our Charter relating to restrictions on ownership and transfer of our stock. For further information regarding the restrictions on ownership and transfer of our stock and excess stock, see “—Restrictions on Ownership and Transfer.”

Upon the occurrence of a Change of Control, with respect to Series F preferred stock, unless, prior to the date fixed for such conversion, we provide notice of redemption of such shares of Series F preferred stock as described above under “—Redemption” or “— Special Optional Redemption,” then, unless holders of the Series F preferred stock will receive the Alternative Form Consideration as described below, each holder of Series F preferred stock will have the right to convert all or part of the Series F preferred stock held by such holder into a number of shares of Class A common stock per share of Series F preferred stock to be so converted, or the Class A Common Share Conversion Consideration, equal to the lesser of:

•	the quotient obtained, which we refer to as the Conversion Rate, by dividing (i) the sum of $25.00 plus the amount of any accumulated and unpaid dividends thereon (whether or not declared) to, but not including, the applicable date fixed for conversion (unless the applicable conversion date is after a record date set for the payment of a dividend on the Series F preferred stock and on or prior to the corresponding dividend payment date, in which case the amount of such accrued and unpaid dividend will not be included in this sum), by (ii) the Class A Common Share Price (as defined below); and

•	2.5920 (the “Share Cap”), subject to certain adjustments described below.

The Share Cap will be subject to pro rata adjustments for any stock splits (including those effected pursuant to a common stock dividend), subdivisions or combinations with respect to our Class A common stock as follows: the adjusted Share Cap as the result of such an event will be the number of shares of Class A common stock that is equivalent to the product of (i) the Share Cap in effect immediately prior to such event multiplied by (ii) a fraction, the numerator of which is the number of shares of Class A common stock outstanding after giving effect to such event and the denominator of which is the number of shares of Class A common stock outstanding immediately prior to such event.

For the avoidance of doubt, subject to the immediately succeeding sentence, the aggregate number of shares of Class A common stock (or equivalent Alternative Conversion

Consideration (as defined below), as applicable) issuable in connection with the exercise of conversion rights in connection with a Change of Control and in respect of the Series F preferred stock initially offered hereby will not exceed 13,413,600 shares of Class A common stock (or equivalent Alternative Conversion Consideration, as applicable) (the “Exchange Cap”). The Exchange Cap is subject to pro rata adjustments for any Share Splits on the same basis as the corresponding adjustment to the Share Cap and is subject to increase in the event that additional shares of Series F preferred stock are issued in the future.

In the case of a Change of Control pursuant to which, or in connection with which, shares of Class A common stock will be converted into cash, securities or other property or assets (including any combination thereof), or the Alternative Form Consideration, a holder of shares of Series F preferred stock will receive upon conversion of a share of Series F preferred stock the kind and amount of Alternative Form Consideration which such holder would have owned or been entitled to receive had such holder held a number of shares of Class A common stock equal to the Class A Common Share Conversion Consideration immediately prior to the effective time of the Change of Control.

If the holders of shares of Class A common stock have the opportunity to elect the form of consideration to be received in connection with the Change of Control, the form of consideration that holders of the Series F preferred stock will receive will be in the form of consideration elected by the holders of a plurality of the shares of Class A common stock held by stockholders who participate in the election and will be subject to any limitations to which all holders of shares of Class A common stock are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in connection with the Change of Control.

We will not issue fractional common shares upon the conversion of the Series F preferred stock. Instead, we will pay the cash value of any such fractional shares based on the Class A Common Share Price.

If a conversion date falls after a dividend record date and on or prior to the corresponding dividend payment date, each holder of shares of Series F preferred stock at the close of business on such record date shall be entitled to receive the dividend payable on such shares on the corresponding payment date, notwithstanding the conversion of such shares on or prior to such payment date, but the Conversion Rate shall not be calculated to include such accrued and unpaid dividends.

Within 15 days following the occurrence of a Change of Control, we will provide to holders of record of outstanding shares of Series F preferred stock, at the addresses for such holders shown on our share transfer books, a notice of the occurrence of the Change of Control. This notice will state the following:

•	the events constituting the Change of Control;

•	the date of the Change of Control;

•	the last date on which the holders of shares of Series F preferred stock may exercise their conversion rights in connection with Change of Control;

•	the method and period for calculating the Class A Common Share Price;

•	the date fixed for conversion in connection with the Change of Control, or the conversion date, which will be a business day fixed by our Board of Directors that is not fewer than 20 and not more than 35 days following the date of the notice;

•	that if, prior to the applicable conversion date, we provide notice of our election to redeem all or any portion of the shares of Series F preferred stock, holders of the Series F preferred stock will not be able to convert the shares of Series F preferred stock so called for redemption, and such shares of Series F preferred stock will be redeemed on the related redemption date, even if they have already been tendered for conversion in connection with the Change of Control;

•	if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per share of Series F preferred stock converted;

•	the name and address of the paying agent and the conversion agent; and

•	the procedures that the holders of shares of Series F preferred stock must follow to exercise their conversion rights in connection with the Change of Control.

A failure to give such notice or any defect in the notice or in its mailing will not affect the sufficiency of the notice or validity of the proceedings for conversion of shares of Series F preferred stock in connection with a Change of Control, except as to the holder to whom notice was defective or not given. A notice that has been mailed in the manner provided herein will be presumed to be given on the date it is mailed whether or not the stockholder receives such notice.

We will issue a press release for publication on the Dow Jones & Company, Inc., Business Wire, PR Newswire or Bloomberg Business News (or, if these organizations are not in existence at the time of issuance of the press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public) containing the information stated in such a notice, and post such a notice on our website, in any event prior to the opening of business on the first business day following any date on which we provide the notice described above to the holders of record of Series F preferred stock.

To exercise conversion rights in connection with a Change of Control, a holder of record of Series F preferred stock will be required to deliver, on or before the close of business on the applicable conversion date, the certificates, if any, representing any certificated shares of Series F preferred stock to be converted, duly endorsed for transfer, together with a completed written conversion notice and any other documents we reasonably require in connection with such conversion, to our conversion agent. The conversion notice must state:

•	the relevant conversion date; and

•	the number of shares of Series F preferred stock to be converted.

A holder of Series F preferred stock may withdraw any notice of exercise of such holder’s conversion rights in connection with a Change of Control, in whole or in part, by a written notice of withdrawal delivered to our conversion agent prior to the close of business on the business day prior to the applicable conversion date. The notice of withdrawal must state:

•	the number of withdrawn shares of Series F preferred stock;

•	if certificated shares of Series F preferred stock have been tendered for conversion and withdrawn, the certificate numbers of the withdrawn certificated shares of Series F preferred stock; and

•	the number of shares of Series F preferred stock, if any, which remain subject to the conversion notice.

Notwithstanding the foregoing, if the Series F preferred stock is held in global form, the conversion notice and/or the notice of withdrawal, as applicable, must comply with applicable procedures of DTC.

Shares of Series F preferred stock as to which the holder’s conversion right has been properly exercised and for which the conversion notice has not been properly withdrawn will be converted into the applicable form of consideration on the applicable conversion date unless, prior to the applicable conversion date, we provide notice of our election to redeem such shares of Series F preferred stock, whether pursuant to our optional redemption right or our special optional redemption right. If we elect to redeem shares of Series F preferred stock that would otherwise be converted into the applicable form of consideration on a conversion date, such shares of Series F preferred stock will not be so converted and the holders of such shares will be entitled to receive on the applicable redemption date the redemption price for such shares. We will deliver amounts owing upon conversion no later than the third business day following the applicable conversion date.

In connection with the exercise of conversion rights in connection with any Change of Control, we will comply with all U.S. federal and state securities laws and stock exchange rules in connection with any conversion of shares of Series F preferred stock into shares of Class A common stock. Notwithstanding any other provision of the terms of the Series F preferred stock, no holder of the Series F preferred stock will be entitled to convert such Series F preferred stock into shares of Class A common stock to the extent that receipt of such shares of Class A common stock would cause such holder (or any other person) to violate the restrictions on ownership and transfer of our stock contained in our Charter. See “—Restrictions on Ownership and Transfer.”

The conversion and redemption features of the Series F preferred stock may make it more difficult for or discourage a party from taking over our company.

Information Right

During any period during which we are not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act and any shares of Series F preferred stock are outstanding, we will (i) transmit by mail or other permissible means under the Exchange Act to all holders of Series F preferred stock as their names and addresses appear in our record books and without cost to such holders, copies of the Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that we would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if we were subject thereto (other than any exhibits that would have been required) within 15 days after the respective dates by which we would have been required to file such reports with the SEC if we were subject to Section 13 or 15(d) of the Exchange Act, in each case, based on the dates on which we would be required to file such periodic reports if we were an “accelerated filer” within the meaning of the Exchange Act, and (ii) within 15 days following written request, supply copies of such reports to any prospective holder of the Series F preferred stock.

Listing

Our Series D and Series F preferred stock are listed on the NYSE under the symbols, “UBPPRD” and “UBPPRF”, respectively.

Certain Definitions

Below is a summary of certain of the defined terms used in the various articles supplementary for the Series D or F preferred stock, as applicable. You should refer to the articles supplementary for the full definition of all these terms, as well as any other terms used but not defined in this prospectus.

“Calculation period” means, as of any date of determination, the period comprised of our two most recently completed fiscal quarters immediately preceding our fiscal quarter in which that date of determination occurs.

“Change of control,” when used in respect of the Series F preferred stock, means the following have occurred and are continuing: (a) the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, other than Exempted Persons (as defined in “Description of Outstanding Series of Senior Cumulative Preferred Stock — Special Optional Redemption”), of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions, of shares of our common stock and

Class A common stock entitling that person to exercise more than 50% of the total voting power of all outstanding shares of our common stock and Class A common stock entitled to vote generally in the election of directors (and such a person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and (b) following the closing of any transaction referred to in the bullet point above, neither we nor the acquiring or surviving entity has a class of common securities (or ADRs representing such securities) listed or quoted on the NYSE, the NYSE MKT or the NASDAQ, or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE MKT or the NASDAQ.

“Class A Common Share Price,” when used in respect of the Series F preferred stock, for any Change of Control will be (i) if the consideration to be received in the Change of Control by holders of shares of Class A common stock is solely cash, the amount of cash consideration per share of Class A common stock, and (ii) if the consideration to be received in the Change of Control by holders of shares of Class A common stock is other than solely cash (including if such holders do not receive consideration), the average of the closing price per share of Class A common stock on the NYSE, NYSE MKT and NASDAQ for the 10 consecutive trading days immediately preceding, but not including, the effective date of the Change of Control.

“Discount rate” means, as of any date of determination, the yield to maturity implied by (a) the yields reported, as of 10:00 A.M. (New York City time) on the second business day preceding that date of determination on the display designated as “Page 678” on the Telerate Access Service (or any other display that may replace Page 678 on the Telerate Access Service) for actively traded U.S. Treasury securities having a 30-year maturity as of that date of determination (for Series E preferred stock, designated as “Page 7051” on the Telerate Access Service (or any other display that may replace Page 7051 on the Telerate Access Service)), or (b) if the yields are not reported at that time or the yields reported at that time are not ascertainable, the Treasury Constant Maturity Series Yields reported for the latest day for which the yields have been so reported as of the second business day preceding the date of determination in Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a 30-year constant maturity as of that date of determination.

“Exempted Person” when used in respect of the Series F preferred stock means, (i) Charles J. Urstadt; (ii) any Urstadt Family Member (as hereinafter defined); (iii) any executor, administrator, trustee or personal representative who succeeds to the estate of Charles J. Urstadt or an Urstadt Family Member as a result of the death of such individual, acting in their capacity as an executor, administrator, trustee or personal representative with respect to any such estate; (iv) a trustee, guardian or custodian holding property for the primary benefit of Charles J. Urstadt or any Urstadt Family Member, (v) any corporation, partnership, limited liability company or other business organization that is directly or indirectly controlled by one or more persons or entities described in clauses (i) through (iv) hereof and is not controlled by any other person or entity; and (vi) any charitable foundation, trust or other not-for-profit organization for which one or more persons or entities described in clauses (i) through (v) hereof controls the investment and voting decisions in respect of any interest in the company held by such organization. For the sake of clarity with respect to clause (v) above, “control” includes the power to control the investment and voting decisions of any such corporation, partnership, limited liability company or other business organization. For purposes of this definition, the term “Urstadt Family Member” shall mean and include the spouse of Charles J. Urstadt, the descendants of the parents of Charles J. Urstadt, the descendants of the parents of the spouse of Charles J. Urstadt, the spouses of any such descendant and the descendants of the parents of any spouse of a child of Charles J. Urstadt. For this purpose, an individual’s “spouse” includes the widow or widower of such individual, and an individual’s “descendants” includes biological descendants and persons deriving their status as descendants by adoption.

“Make-Whole Redemption Price” means, for any shares of Series F preferred stock at any date of redemption, the sum of (i) $25.00 per share, (ii) all accrued and unpaid dividends thereon to, but excluding, such date of redemption, and (iii) the present value as of the date of redemption of all remaining scheduled dividend payments for such shares of Series F preferred stock until the fifth anniversary date, calculated using a discount rate equal to the Treasury Rate (determined on the date of the notice of redemption) plus 50 basis points.

“Parity preferred” means all other series of preferred stock ranking on a parity with the Series D or F preferred stock, as applicable, as to dividends or upon liquidation and upon which like voting rights have been conferred and are exercisable.

“Preferred dividends” means dividends accrued in respect of all preferred stock held by persons other than us.

“Regulated person” means with respect to Series D, any bank holding company, subsidiary of a bank holding company or other person or entity that is subject to the Bank Holding Company Act of 1956, as amended from time to time.

“Treasury Rate” means, with respect to any date of determination, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two business days prior to such date of determination (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such date of redemption to the fifth anniversary date; provided, however, that if the period from such date of redemption to the fifth anniversary date is not equal to the constant maturity of the United States Treasury security for which a weekly average yield is given, the Treasury Rate will be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the date of redemption to the fifth anniversary date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

Transfer Agent and Registrar

The transfer agent and registrar for each of our Series D preferred stock and Series F preferred stock is Computershare Inc.

Description of Depositary Shares

General

We may, at our option, elect to offer fractional shares of our preferred stock, rather than full shares of preferred stock. In such event, we will issue to the public receipts for depositary shares, each of which will represent a fraction (to be set forth in the prospectus supplement relating to a particular series of preferred stock) of a share of a particular series of our preferred stock as described below.

The shares of any series of our preferred stock represented by depositary shares will be deposited under a deposit agreement between us and the depositary named in the applicable prospectus supplement. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fraction of a share of our preferred stock represented by such depositary share, to all the rights and preferences of the preferred stock represented thereby (including dividend, voting, redemption and liquidation rights).

The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of our preferred stock in accordance with the terms of the offering. If depositary shares are issued, copies of the forms of deposit agreement and depositary receipt will be incorporated by reference in the registration statement of which this prospectus is a part, and the following summary is qualified in its entirety by reference to those documents.

Pending the preparation of definitive engraved depositary receipts, the depositary may, upon our written order, issue temporary depositary receipts substantially identical to (and entitling the holders thereof to all the rights pertaining to) the definitive depositary receipts but not in definitive form. Definitive depositary receipts will be prepared thereafter without unreasonable delay, and temporary depositary receipts will be exchangeable for definitive depositary receipts at our expense.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other cash distributions received in respect of our preferred stock to the record holders of depositary shares relating to the preferred stock in proportion to the number of depositary shares owned by the holders. The depositary will distribute only such amount, however, as can be distributed without attributing to any holder of depositary shares a fraction of one cent, and the balance that is not distributed will be added to and treated as part of the next sum received by the depositary for distribution to record holders of depositary shares.

In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares entitled thereto, unless the depositary determines that it is not feasible to make the distribution, in which case the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders.

The deposit agreement will also contain provisions relating to the manner in which any subscription or similar rights offered by us to holders of the preferred stock shall be made available to the holders of depositary shares.

Redemption of Depositary Shares

If a series of our preferred stock represented by depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of the series of preferred stock held by the depositary. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to the series of preferred stock. Whenever we redeem shares of preferred stock held by the depositary, the depositary will redeem as of the same redemption date the number of depositary shares representing the shares of preferred stock that have been redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as may be determined by the depositary.

After the date fixed for redemption, the depositary shares that are called for redemption will no longer be outstanding and all rights of the holders of the depositary shares will cease, except the right to receive the money, securities, or other property payable upon the redemption and any money, securities, or other property to which the holders of the depositary shares were entitled upon the redemption upon surrender to the depositary of the depositary receipts evidencing the depositary shares.

Voting the Preferred Stock

Upon receipt of notice of any meeting at which the holders of our preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary shares relating to the preferred stock. Each record holder of the depositary shares on the record date (which will be the same date as the record date for the preferred stock) will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of preferred stock represented by that holder’s depositary shares. The depositary will endeavor, insofar as practicable, to vote the amount of preferred stock represented by the depositary shares in accordance with the instructions, and we will agree to take all action which may be deemed necessary by the depositary in order to enable the depositary to do so. The depositary may abstain from voting shares of preferred stock to the extent it does not receive specific instructions from the holders of depositary shares representing the preferred stock.

Amendment and Termination of the Depositary Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between us and the depositary. However, any amendment that materially and adversely alters the rights of the holders of depositary shares will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The deposit agreement may be terminated by us or the depositary only if (a) all outstanding depositary shares have been redeemed or (b) there has been a final distribution in respect of our preferred stock in connection with any liquidation, dissolution or winding up of our affairs and the distribution has been distributed to the holders of depositary receipts.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and such other charges, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts, as are expressly provided to be for their accounts in the deposit agreement.

Miscellaneous

The depositary will forward to holders of depositary receipts all reports and communications from us that are delivered to the depositary and that we are required to furnish to holders of our preferred stock. Neither we nor the depositary will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the deposit agreement. Our obligations and those of the depositary under the deposit agreement will be limited to performance in good faith of our respective duties thereunder and neither we nor the depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants, or upon information provided by persons presenting our preferred stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the depositary in which event we will appoint a successor depositary after delivery of the notice of resignation or removal.

Restrictions on Ownership

In order to safeguard us against an inadvertent loss of our REIT status, the deposit agreement will contain provisions restricting the ownership and transfer of depositary shares. These restrictions will be described in the applicable prospectus supplement and will be referenced on the applicable depositary receipts.

Restrictions on Ownership and Transfer

To qualify as a REIT under the Internal Revenue Code, we must meet several requirements regarding the number of our stockholders and concentration of ownership of our shares. Our Charter contains provisions that restrict the ownership and transfer of our equity securities to assist us in complying with these Internal Revenue Code requirements. We refer to these restrictions as the “ownership limit.”

The ownership limit provides that, in general, no person may own more than 7.5% of the aggregate value of all outstanding stock of our Company. It also provides that:

•	a transfer that violates the limitation is void;

•	a transferee gets no rights to the shares that violate the limitation;

•	shares transferred to a stockholder in excess of the ownership limit are automatically exchanged, by operation of law, for shares of “excess xtock”; and

•	the excess stock will be held by us as trustee of a trust for the exclusive benefit of future transferees to whom the shares of stock will ultimately be transferred without violating the ownership limit.

Pursuant to authority under our Charter, our Board of Directors has determined that the ownership limit does not apply to any stock of the company beneficially owned by Mr. Charles J. Urstadt, our Chairman and Director, or Mr. Willing L. Biddle, our President, Chief Executive Officer and Director, for holdings which, in aggregate value, are not in excess of 27% of the aggregate value of all of our outstanding securities. Mr. Urstadt and Mr. Biddle currently own in the aggregate 46.9% and 28.3% of the outstanding shares of our common stock, respectively, and 0.25% and 0.24% of the outstanding shares of our Class A common stock, respectively . Such holdings represent approximately 66.66% of our outstanding voting interests. The ownership limitation may discourage a takeover or other transaction that some of our stockholders may otherwise believe to be desirable.

Ownership of our stock is subject to attribution rules under the Internal Revenue Code, which may result in a person being deemed to own stock held by other persons. Our Board of Directors may waive the ownership limit if it determines that the waiver will not jeopardize our status as a REIT. As a condition of such a waiver, the Board of Directors may require an opinion of counsel satisfactory to it or undertakings or representations from the applicant with respect to preserving our REIT status. We required no such waiver, opinion or undertakings with respect to Mr. Urstadt’s or Mr. Biddle’s ownership rights.

Any person who acquires our stock must, on our demand, immediately provide us with any information we may request in order to determine the effect of the acquisition on our status as a REIT. If our Board of Directors determines that it is no longer in our best interests to qualify as a REIT the ownership limitation will not be relevant. Otherwise, the ownership limit may be changed only by an amendment to our Charter by a vote of a majority of the voting power of our common equity securities.

Our Charter provides that any purported transfer that results in a direct or indirect ownership of shares of stock in excess of the ownership limit or that would result in the loss of our Company’s status as a REIT will be null and void, and the intended transferee will acquire no rights to the shares of stock. The foregoing restrictions on transferability and ownership will not be relevant if our Board of Directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT. Our Board of Directors may, in its sole discretion, waive the ownership limit if evidence satisfactory to our Board of Directors and our tax counsel is presented that the changes in ownership will not then or in the future jeopardize our REIT status and our Board of Directors otherwise decides that such action is in our best interests.

Shares of stock owned, or deemed to be owned, or transferred to a stockholder in excess of the ownership limit will automatically be exchanged for shares of “excess stock” that will be transferred, by operation of law, to us as trustee of a trust for the exclusive benefit of the transferees to whom such shares of stock may be ultimately transferred without violating the ownership limit. While the excess stock is held in trust, it will not be entitled to vote, it will not be considered for purposes of any stockholder vote or the determination of a quorum for such vote, and except upon liquidation it will not be entitled to participate in dividends or other distributions. Any distribution paid to a proposed transferee of excess stock prior to the discovery by us that stock has been transferred in violation of the provision of our Charter is required to be repaid to us upon demand.

The excess stock is not treasury stock, but rather constitutes a separate class of our issued and outstanding stock. The original transferee-stockholder may, at any time the excess stock is held by us in trust, transfer the interest in the trust representing the excess stock to any person whose ownership of shares of capital stock exchanged for such excess stock would be permitted under the ownership limit, at a price not in excess of:

•	the price paid by the original transferee-stockholders for shares of stock that were exchanged into excess stock, or

•	if the original transferee-stockholder did not give value for such shares (e.g., the shares were received through a gift, devise or other transaction), the average closing price for the class of stock from which such shares of excess stock were exchanged for the ten days immediately preceding such sale, gift or other transaction.

Immediately upon the transfer to the permitted transferee, the excess stock will automatically be exchanged back into shares of stock from which it was converted. If the foregoing transfer restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the intended transferee of any shares of excess stock may be deemed, at our option, to have acted as an agent on behalf of us in acquiring the excess stock and to hold the excess stock on behalf of us.

In addition, we will have the right, for a period of 90 days during the time any shares of excess stock are held by us in trust, to purchase the excess stock from the purported transferee-stockholder at the lesser of:

•	the price initially paid for such shares by the purported transferee-stockholder, or if the purported transferee-stockholder did not give value for such shares (e.g., the shares were received through a gift, devise or other transaction), the average closing price for the class of stock from which such shares of excess stock were converted for the 30 days immediately preceding the date we elect to purchase the shares, and

•	the average closing price for the class of stock from which such shares of excess stock were converted for the ten trading days immediately preceding the date we elect to purchase such shares.

The 90-day period begins on the date notice is received of the violative transfer if the purported transferee-stockholder gives notice to us of the transfer, or, if no such notice is given, the date our Board of Directors determines that a violative transfer has been made.

All stock certificates bear a legend referring to the restrictions described above.

Every owner of more than 5%, or any lower percentage set by federal income tax laws, of outstanding stock generally must file a completed questionnaire with us containing information regarding his or her ownership. In addition, each stockholder must, upon demand, disclose in writing any information we may request in order to determine the effect, if any, of such stockholder’s actual and constructive ownership of stock on our status as a REIT and to ensure compliance with the ownership limitation.

CERTAIN PROVISIONS OF OUR CHARTER AND BYLAWS, MARYLAND LAW, OUR STOCKHOLDER RIGHTS PLAN AND CHANGE OF CONTROL AGREEMENTS

Provisions of Our Charter and Bylaws

Classification of Board, Vacancies and Removal of Directors

Our Charter provides that our Board of Directors is divided into three classes. Directors of each class serve for staggered terms of three years each, with the terms of each class beginning in different years. We currently have ten directors. The number of directors in each class and the expiration of the current term of each class is as follows:

Class I	3 directors	Expires 2016
Class II	3 directors	Expires 2017
Class III	4 directors	Expires 2015

At each annual meeting of our stockholders, successors of the directors whose terms expire at that meeting will be elected for a three-year term and the directors in the other two classes will continue in office. A classified board may delay, defer or prevent a change in control or other transaction that might involve a premium over the then-prevailing market price for our common stock and Class A common stock or other attributes that our stockholders may consider desirable. In addition, a classified board could prevent stockholders who do not agree with the policies of our Board of Directors from replacing a majority of the Board of Directors for two years, except in the event of removal for cause.

Our Charter provides that, subject to the rights of holders of our preferred stock, any director may be removed (a) only for cause and (b) only by the affirmative vote of not less than two-thirds of the common equities then outstanding and entitled to vote for the election of directors. Our Charter additionally provides that any vacancy occurring on our Board of Directors (other than as a result of the removal of a director) will be filled only by a majority of the remaining directors except that a vacancy resulting from an increase in the number of directors will be filled by a majority of the entire Board of Directors. A vacancy resulting from the removal of a director may be filled by the affirmative vote of a majority of all the votes cast at a meeting of the stockholders called for that purpose.

The provisions of our Charter relating to the removal of directors and the filling of vacancies on our Board of Directors could preclude a third party from removing incumbent directors without cause and simultaneously gaining control of our Board of Directors by filling, with its own nominees, the vacancies created by such removal. The provisions also limit the power of stockholders generally, and those with a majority interest, to remove incumbent directors and to fill vacancies on our Board of Directors without the support of incumbent directors.

Stockholder Action by Written Consent

Our Charter provides that any action required or permitted to be taken by our stockholders may be effected by a consent in writing signed by the holders of all of our outstanding shares of common equity securities entitled to vote on the matter. This requirement could deter a change of control because it could delay or deter the stockholders’ ability to take action with respect to us without convening a meeting.

Meetings of Stockholders

Our Bylaws provide for annual stockholder meetings to elect directors. Special stockholder meetings may be called by our Chairman, President or a majority of the Board of Directors or may be called by our Secretary at the written request of stockholders entitled to cast at least a majority of all votes entitled to be cast at the meeting. This requirement could deter a change of control because it could delay or deter the stockholders’ ability to take action with respect to us.

Stockholder Proposals and Director Nominations

Under our Bylaws, in order to have a stockholder proposal or director nomination considered at an annual meeting of stockholders, stockholders are generally required to deliver to us certain information concerning themselves and their stockholder proposal or director nomination not less than 75 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting (the “annual meeting anniversary date”); provided, however, that, if the annual meeting is scheduled to be held on a date more than 30 days before or more than 60 days after the annual meeting anniversary date, notice must be delivered to us not later than the close of business on the later of:

•	the 75th day prior to the scheduled date of such annual meeting or

•	the 15th day after public disclosure of the date of such meeting.

Failure to comply with such timing and informational requirements will result in such proposal or director nomination not being considered at the annual meeting. The purpose of requiring stockholders to give us advance notice of nominations and other business, and certain related information is to ensure that we and our stockholders have sufficient time and information to consider any matters that are proposed to be voted on at an annual meeting, thus promoting orderly and informed stockholder voting. Such Bylaw provisions could have the effect of precluding a contest for the election of our directors or the making of stockholder proposals if the proper procedures are not followed, and of delaying or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to have its own proposals approved.

Authorization of Consolidations, Mergers and Sales of Assets

Our Charter provides that any consolidation, merger, share exchange or transfer of all or substantially all of our assets must first be approved by the affirmative vote of a majority of our Board of Directors (including a majority of the Continuing Directors, as defined in our Charter) and thereafter must be approved by a vote of at least a majority of all the votes entitled to be cast on such matter.

Amendment of our Charter and Bylaws

Our Charter may be amended with the approval of a majority of the Board of Directors (including a majority of the Continuing Directors) and the affirmative vote of a majority of the votes entitled to be cast by our stockholders on the matter. Our Bylaws may be amended only by the Board of Directors. In addition, our Board of Directors may amend our Charter without action by our stockholders to increase or decrease the number of shares of stock of any class that we are authorized to issue.

Indemnification; Limitation of Directors’ and Officers’ Liability

Our Charter provides that we have the power, by our Bylaws or by resolution of the Board of Directors, to indemnify directors, officers, employees and agents, provided that indemnification is consistent with applicable law. Our Bylaws provide that we will indemnify, to the fullest extent permitted from time to time by applicable law, our directors, officers, employees and agents and any person serving at our request as a director, officer or employee of another corporation or entity, who by reason of that status or service is or is threatened to be made a party to, or is otherwise involved in, any action, suit or proceeding. According to our Bylaws, indemnification will be against all liability and loss suffered and expenses, including attorneys’ fees, judgments, fines, penalties and amounts paid in settlement, reasonably incurred by the indemnified person in connection with the proceeding. Our Bylaws provide, however, that we will not be required to indemnify a person in connection with an action, suit or proceeding initiated by that person unless it was authorized by the Board of Directors. Our Bylaws provide that we will pay or reimburse reasonable expenses in advance of final disposition of a proceeding and without requiring a preliminary determination of the ultimate entitlement to indemnification, provided that the individual seeking payment provides (a) a written affirmation of the individual’s good faith belief that the individual meets the standard of conduct necessary for indemnification under the laws of the State of Maryland, and (b) a written undertaking to repay the amount advanced if it is ultimately determined that the applicable standard of conduct has not been met. Our Charter limits the liability of our officers and directors to us and our stockholders for money damages to the maximum extent permitted by Maryland law.

We have entered into indemnification agreements with certain of our directors, indemnifying them against expenses, settlements, judgments and levies incurred in connection with any action, suit or proceeding, whether civil or criminal, where the individual’s involvement is by reason of the fact that he is or was a director.

The MGCL permits a corporation to indemnify its directors, officers and certain other parties against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service to the corporation or at the corporation’s request, unless it is established that (i) the act or omission of the person was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, or (ii) the person actually received an improper personal benefit in money, property or services, or (iii) in the case of any criminal proceeding, the person had reasonable cause to believe that the act or omission was unlawful. The MGCL does not permit indemnification in respect of any proceeding in which the person seeking indemnification is adjudged to be liable to the corporation. Further, a person may not be indemnified for a proceeding brought by that person against the corporation, except (i) for a proceeding brought to enforce indemnification or (ii) if the corporation’s charter or bylaws, a resolution of the board of directors or an agreement approved by the board of directors to which the corporation is a party expressly provides otherwise. Under the MGCL, reasonable expenses incurred by a director or officer who is a party to a proceeding may be paid or reimbursed by the corporation in advance of final disposition of the proceeding upon receipt by the corporation of (i) a written affirmation by the person of his or her good faith belief that the standard of conduct necessary for indemnification has been met and (ii) a written undertaking by or on behalf of the person to repay the amount if it shall ultimately be determined that the standard of conduct has not been met. The MGCL also requires a corporation (unless limited by the corporation’s charter) to indemnify a director or officer who is successful, on the merits or otherwise, in the defense of any proceeding against reasonable expenses incurred by the director in connection with the proceeding in which the director or officer has been successful. Our Charter contains no such limitation. The MGCL permits a corporation to limit the liability of its officers and directors to the extent that (i) it is proved that the person actually received an improper benefit or profit in money, property or services; or (ii) a final judgment adverse to the person is entered based on a finding that the person’s act or omission was the result of active or deliberate dishonesty and was material to the cause of action adjudicated.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Provisions of Maryland Law

Business Combinations

Under Maryland law, certain “business combinations” between us and any person who beneficially owns, directly or indirectly, 10% or more of the voting power of our stock, an affiliate of ours who, at any time within the previous two years was the beneficial owner of 10% or more of the voting power of our stock (who the statute terms an “interested stockholder”), or an affiliate of an interested stockholder, are prohibited for five years after the most recent date on which the person became an interested stockholder. The business combinations that are subject to this law include mergers, consolidations, share exchanges or, in certain circumstances, asset transfers or issuances or reclassifications of equity securities. After the five-year period has elapsed, a proposed business combination with any such party must be recommended by the Board of Directors and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of our outstanding voting stock; and

•	two-thirds of the votes entitled to be cast by holders of the outstanding voting stock, excluding shares held by the interested stockholder, unless, among other conditions, the stockholders receive a fair price, as defined by Maryland law, for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares.

These provisions do not apply, however, to business combinations that the Board of Directors approves or exempts before the time that the interested stockholder becomes an interested stockholder. Our Charter provides that these provisions do not apply to transactions between us and any person who owned 20% of the common stock of a predecessor to the Company as of December 31, 1996, or such person’s affiliates. As of that date, only Mr. Charles J. Urstadt, Chairman and Chief Executive Office of the Company, owned that percentage of our common stock.

Our Board of Directors has from time to time authorized issuances of our stock to Mr. Willing L. Biddle, with the effect that he is not an interested stockholder and these provisions do not apply to transactions between us and Mr. Biddle or his affiliates. In addition, our Board of Directors has, by resolution, determined that the Maryland law provisions restricting business combinations will not be applicable to spouses, children and other descendants of Mr. Urstadt or Mr. Biddle and certain trusts created for their benefit, and any of their affiliates.

Control Share Acquisitions

Maryland law provides that “control shares” acquired in a “control share acquisition” have no voting rights unless approved by the affirmative vote of two-thirds of all votes entitled to be cast on the matter, excluding shares owned by the acquiror or by officers of ours or employees of ours who are also directors. “Control shares” are voting shares which, if aggregated with all other shares previously acquired by the acquiring person, or in respect of which the acquiring person is able to exercise or direct the exercise of voting power, other than by revocable proxy, would entitle the acquiring person to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition”

means the acquisition of ownership of, or the power to direct the voting power of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions, including an undertaking to pay expenses, may compel our Board of Directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, we may present the question at any stockholders’ meeting.

If voting rights are not approved at the stockholders’ meeting or if the acquiring person does not deliver the statement required by Maryland law, then, subject to certain conditions and limitations, we may redeem any or all of the control shares, except those for which voting rights have previously been approved, for fair value. Fair value is determined without regard to the absence of voting rights for the control shares and as of the date of the last control share acquisition or of any meeting of stockholders at which the voting rights of the shares were considered and not approved. If voting rights for control shares are approved at a stockholders’ meeting and the acquiror is then entitled to direct the exercise of a majority of all voting power, then all other stockholders may exercise appraisal rights. The fair value of the shares for purposes of these appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition. The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if we are a party to the transaction, nor does it apply to acquisitions of our stock approved or exempted by our Charter or Bylaws.

Our Bylaws exempt from the Maryland control share statute any and all acquisitions of our common stock or preferred stock by any person. The Board of Directors has the right, however to withdraw this exemption at any time in the future.

Dissolution Requirements

Maryland law generally permits the dissolution of a corporation if approved (a) first by the affirmative vote of a majority of the entire Board of Directors declaring such dissolution to be advisable and directing that the proposed dissolution be submitted for consideration at an annual or special meeting of stockholders, and (b) upon proper notice being given as to the purpose of the meeting, then by the stockholders of the corporation by the affirmative vote of two-thirds of all the votes entitled to be cast on the matter, although our Charter reduces the required vote (as permitted by Maryland law) to a majority of the votes entitled to be cast on the matter.

Additional Provisions of Maryland Law

Maryland law also provides that Maryland corporations that are subject to the Exchange Act and have at least three outside directors can elect by resolution of the board of directors to be subject to some corporate governance provisions that may be inconsistent with the corporation’s charter and bylaws. Under the applicable statute, a board of directors may classify itself without the vote of stockholders. A board of directors classified in that manner cannot be altered by amendment to the charter of the corporation. Further, the board of directors may, by electing into applicable statutory provisions and notwithstanding the charter or bylaws:

•	provide that a special meeting of stockholders will be called only at the request of stockholders, entitled to cast at least a majority of the votes entitled to be cast at the meeting;

•	reserve for itself the right to fix the number of directors;

•	provide that a director may be removed only by the vote of the holders of two-thirds of the stock entitled to vote;

•	retain for itself sole authority to fill vacancies created by the death, removal or resignation of a director; and

•	provide that all vacancies on the board of directors may be filled only by the affirmative vote of a majority of the remaining directors, in office, even if the remaining directors do not constitute a quorum.

In addition, a director elected to fill a vacancy under this provision will serve for the balance of the unexpired term and until a successor is elected and qualifies instead of until the next annual meeting of stockholders. A board of directors may implement all or any of these provisions without amending the charter or bylaws and without stockholder approval. A corporation may be prohibited by its charter or by resolution of its board of directors from electing any of the provisions of the statute. We are not prohibited from implementing any or all of the statute.

Under Maryland law, our Board of Directors may amend our Charter without stockholder action to effect a reverse stock split with respect to any class of shares, provided the Board does not cause a combination of more than 10 shares of stock into one share in any 12-month period. According to the terms of our Series D and F preferred stock, no such amendment may materially and adversely affect the provision of such series without the consent of the holders thereof.

While certain of these provisions are already contemplated by our Charter and Bylaws, the law would permit our Board of Directors to override further changes to the Charter or Bylaws. If implemented, these provisions could discourage offers to acquire our common stock or Class A common stock and could increase the difficulty of completing an offer.

Stockholder Rights Plan

We have adopted a stockholder rights plan. Under the terms of this plan, we can in effect prevent a person or a group from acquiring more than 10% of the combined voting power of our outstanding shares of common stock and Class A common stock because, after (a) the person acquires more than 10% of the combined voting power of our outstanding common stock and Class A common stock, or (b) the commencement of a tender offer or exchange offer by any person (other than us, any one of our wholly owned subsidiaries or any of our employee benefit plans, or any exempted person (as defined below)), if, upon consummation of the tender offer or exchange offer, the person or group would beneficially own 30% or more of the combined voting power of our outstanding shares of common stock and Class A common stock, all other stockholders will have the right to purchase securities from us at a price that is less than their fair market value, which would substantially reduce the value and influence of the stock owned by the acquiring person. Our Board of Directors can prevent the plan from operating by approving of the transaction and redeeming the rights. This gives our Board of Directors significant power to approve or disapprove of the efforts of a person or group to acquire a large interest in our Company. The rights plan exempts acquisitions of common stock and Class A common stock by Mr. Charles J. Urstadt, members of his family and certain of his affiliates.

Change of Control Agreements

We have entered into change of control agreements with certain of our senior executives providing for the payment of money to these executives upon the termination of employment following the occurrence of a change of control of our Company as defined in these agreements. If, within 18 months following a change of control, we terminate the executive’s employment other than for cause, or if the executive elects to terminate his employment with us for reasons specified in the agreement, we will pay the executive an amount equal to twelve months of the executive’s base salary in effect at the date of the change of control and will: (a) continue in effect for a period of twelve months, for the benefit of the executive and his family, life and health insurance, disability, medical and other benefit programs in which the executive participates, provided that the executive’s continued participation is possible, or (b) if such continued participation is not possible, arrange to provide for the executive and his family similar benefits for the same period. In addition, our Compensation Committee has the discretion under our restricted stock plan to accelerate the vesting of outstanding restricted stock awards in the event of a change of control. These provisions may deter changes of control of our Company because of the increased cost for a third party to acquire control of our Company.

Possible Anti-Takeover Effect of Certain Provisions of Our Charter and Bylaws, Maryland Law, Stockholder Rights Plan and Change of Control Agreements

Certain provisions of our Charter and Bylaws, certain provisions of Maryland law, our stockholder rights plan and our change of control agreements with our officers could have the effect of delaying or preventing a transaction or a change in control that might involve a premium price for stockholders or that they otherwise may believe is desirable.

Interests of Mr. Charles J. Urstadt and Mr. Willing L. Biddle

Mr. Charles J. Urstadt, our Chairman and Director, and Mr. Willing L. Biddle, our President, Chief Executive Officer and Director, beneficially own 4,309,093 and 2,599,697 shares of common stock, respectively and 58,500 and 55,824 shares of Class A common stock, respectively, constituting approximately 66.66% of the voting power of our outstanding common equity securities. In view of the common equity securities beneficially owned by Mr. Urstadt and Mr. Biddle, Mr. Urstadt and Mr. Biddle may control a sufficient percentage of the voting power of our common equity securities to effectively block certain proposals which require a vote of our stockholders.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

This section summarizes certain material federal income tax consequences to us and to holders of our shares generally relating to our treatment as a REIT.

The laws governing the federal income tax treatment of a REIT and its shareholders are highly technical and complex. This summary is for general information only, and does not purport to address all of the tax issues that may be important to you. In addition, this section does not address the tax issues that may be important to certain types of shareholders that are subject to special treatment under the federal income tax laws, such as:

•	insurance companies;

•	tax-exempt organizations (except to the extent discussed in “— Taxation of Tax Exempt Shareholders,” below);

•	financial institutions or broker-dealers;

•	non-U.S. individuals and foreign corporations (except to the extent discussed in “—Taxation of Non-U.S. Shareholders,” below);

•	U.S. expatriates;

•	persons who mark-to-market our shares;

•	subchapter S corporations;

•	U.S. shareholders (as defined below) whose functional currency is not the U.S. dollar;

•	regulated investment companies and REITs;

•	trusts and estates;

•	persons who receive our shares through the exercise of employee options or otherwise as compensation;

•	persons holding our shares as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;

•	persons subject to the alternative minimum tax provisions of the Internal Revenue Code of 1986, as amended (the “Code”); and

•	persons holding our shares through a partnership or similar pass-through entity.

This summary assumes that shareholders hold our shares as capital assets for federal income tax purposes, which generally means property held for investment.

The statements in this section are not intended to be, and should not be, construed as tax advice. This summary is based upon the Code, the regulations promulgated by the U.S. Treasury Department, rulings and other administrative pronouncements issued by the Internal Revenue Service (the “IRS”), and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. The reference to administrative pronouncements issued by the IRS includes pronouncements issued in private letter rulings, which are not binding on the IRS except with respect to the taxpayer that receives the ruling. Future legislation, regulations, administrative pronouncements and judicial decisions could change the current law or adversely affect existing interpretations of current law on which the information in this section is based and any such change could apply retroactively. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. We have not sought and will not seek an advance ruling from the IRS regarding any matter discussed herein.

WE URGE YOU TO CONSULT YOUR OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO YOU OF INVESTING IN OUR SHARES AND OF OUR ELECTION TO BE TAXED AS A REIT. SPECIFICALLY, YOU SHOULD CONSULT YOUR OWN TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF SUCH INVESTMENT AND ELECTION, AND REGARDING POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

Taxation of the Company

We elected to be taxed as a REIT under the federal income tax laws beginning with our taxable year ended October 31, 1970. We believe that we have operated in a manner qualifying us as a REIT since our election and intend to continue to so operate.

In connection with this prospectus, Baker & McKenzie LLP has rendered an opinion that we qualified to be taxed as a REIT under the federal income tax laws for our taxable years ended October 31, 2011 through October 31, 2013, and our organization and current method of operation will enable us to continue to qualify as a REIT for our taxable year ending October 31, 2014 and in the future. You should be aware that the opinion is based on current law and is not binding on the IRS or any court. In addition, the opinion is based on customary assumptions and on our representations as to factual matters.

It must be emphasized that the opinion of tax counsel is based on various assumptions relating to our organization and operation, and is conditioned upon representations and covenants made by our management regarding our organization, assets, income, and the past, present and future conduct of our business operations. Baker & McKenzie LLP’s opinion is not binding upon the IRS, or any court and only speaks as of the date issued. In addition, Baker & McKenzie’s opinion is based on existing federal income tax law governing qualification as a REIT, which is subject to change either prospectively or retroactively. While we intend to operate so that we will continue to qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given by tax counsel or by us that we will qualify as a REIT for any particular year.

Moreover, our qualification as a REIT depends on our ability to meet, on a continuing basis, qualification tests mandated by the federal tax laws. Those qualification tests involve the percentage of income that we earn from specified sources, the percentages of our assets that fall within specified categories, the diversity of our share ownership, and the percentage of our earnings that we distribute. Baker & McKenzie will not review our compliance with those tests on a continuing basis. Accordingly, no assurance can be given that our actual results of operations will satisfy these requirements. Baker & McKenzie’s opinion does not foreclose the possibility that we may have to use one or more of the REIT savings provisions described below, which could require us to pay an excise or penalty tax (which could be material) in order to maintain our qualification as a REIT. We describe the REIT qualification tests in more detail below. For a discussion of the tax treatment of us and our shareholders if we fail to qualify as a REIT, see “—Failure to Qualify,” below.

As a REIT, we generally are not subject to federal income tax on the taxable income that we distribute to our shareholders. The benefit of that tax treatment is that it avoids the “double taxation,” or taxation at both the corporate and shareholder levels, that generally results from owning stock in a corporation. However, we generally will be subject to federal tax in the following circumstances:

•	We will pay federal income tax on taxable income, including net capital gain, that we do not distribute to shareholders during, or within a specified time period after, the calendar year in which the income is earned.

•	We may be subject to the “alternative minimum tax” on any items of tax preference that we do not distribute or allocate to shareholders.

•	We will pay income tax at the highest corporate rate on:

•	net income from the sale or other disposition of property acquired through foreclosure (“foreclosure property”) that we hold primarily for sale to customers in the ordinary course of business, and

•	other non-qualifying income from foreclosure property.

•	We will pay a 100% tax on net income from sales or other dispositions of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business.

•	If we fail to satisfy the 75% gross income test or the 95% gross income test, as described below under “—Income Tests,” and nonetheless continue to qualify as a REIT because we meet other requirements, we generally will pay a 100% tax on:

•	the greater of the amount by which we fail the 75% gross income test or the 95% gross income test, multiplied, in either case, by

•	a fraction intended to reflect our profitability.

•	If during a calendar year we fail to distribute at least the sum of: (1) 85% of our REIT ordinary income for the year, (2) 95% of our REIT capital gain net income for the year, and (3) any undistributed taxable income from earlier periods, we will be subject to a 4% nondeductible excise tax on the excess of the required distribution over the amount we actually distributed.

•	In the event of a failure to satisfy any of the asset tests (other than a de minimis failure of the 5% asset test, the 10% vote test or the 10% value test as described below under “—Asset Tests”), as long as the failure was due to reasonable cause and not to willful neglect, we dispose of the assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify such failure and we file a schedule with the IRS describing the assets causing such failure, we will pay a tax equal to the greater of $50,000 or the amount determined by multiplying the net income from the nonqualifying assets during the period in which we failed to satisfy the asset tests by the highest corporate tax rate (currently 35%).

•	In the event we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, and such failure is due to reasonable cause and not to willful neglect, we will be required to pay a penalty of $50,000 for each such failure.

•	We may elect to retain and pay income tax on our net long-term capital gain. In that case, a U.S. shareholder would be taxed on its proportionate share of our undistributed long-term capital gain (to the extent that we make a timely designation of such gain to the shareholder) and would receive a credit or refund for its proportionate share of the tax we paid.

•	We will be subject to a 100% excise tax on transactions with a taxable REIT subsidiary that are not conducted on an arm’s-length basis.

•	If we acquire any asset from a C corporation, or a corporation that generally is subject to full corporate-level tax, in a merger or other transaction in which we acquire a basis in the asset that is determined by reference either to the C corporation’s basis in the asset or to another asset, we will pay tax at the highest regular corporate rate applicable if we recognize gain on the sale or disposition of the asset during the 10-year period after we acquire the asset. The amount of gain on which we will pay tax is the lesser of:

•	the amount of gain that we recognize at the time of the sale or disposition, and

•	the amount of gain that we would have recognized if we had sold the asset at the time we acquired it.

•	We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s shareholders, as described below in “—Recordkeeping Requirements”.

Requirements for Qualification

A REIT is an entity that meets each of the following requirements:

1.	It is managed by trustees or directors.

2.	Its beneficial ownership is evidenced by transferable shares, or by transferable certificates of beneficial interest.

3.	It would be taxable as a domestic corporation, but for the REIT provisions of the federal income tax laws.

4.	It is neither a financial institution nor an insurance company subject to special provisions of the federal income tax laws.

5.	At least 100 persons are beneficial owners of its shares or ownership certificates.

6.	Not more than 50% of the value of its outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals, which the federal income tax laws define to include certain entities, during the last half of any taxable year (the “closely held test”).

7.	It elects to be a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met in order to elect and maintain REIT status.

8.	It meets certain other qualification tests, described below, regarding the nature of its income and assets and the amount of its distributions to shareholders.

9.	It complies with the recordkeeping requirements of the federal income tax laws.

We must meet requirements 1 through 4 during our entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. If we comply with all the requirements for ascertaining the ownership of our outstanding shares in a taxable year and have no reason to know that we violated the closely held test, we will be deemed to have satisfied requirement 6 for that taxable year. For purposes of determining share ownership under the closely held test, an “individual” generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An “individual,” however, generally does not include a trust that is a qualified employee pension or profit sharing trust under the federal income tax laws, and beneficiaries of such a trust will be treated as holding our shares in proportion to their actuarial interests in the trust for purposes of the closely held test.

We have issued sufficient shares with sufficient diversity of ownership to satisfy requirements 5 and 6. In addition, our Charter restricts the ownership and transfer of our shares so that we should continue to satisfy these requirements. The provisions of our Charter restricting the ownership and transfer of our shares are described under “Description of Capital Stock — Restrictions on Ownership and Transfer.” These restrictions, however, may not ensure that we will, in all cases, be able to satisfy the share ownership requirements. If we fail to satisfy these requirements, our qualification as a REIT may terminate.

We have several corporate subsidiaries, including “qualified REIT subsidiaries,” and interests in unincorporated domestic entities. For federal income tax purposes, a corporation that is a “qualified REIT subsidiary” is not treated as a corporation separate from its parent REIT. All assets, liabilities and items of income, deduction and credit of a “qualified REIT subsidiary” are treated as assets, liabilities and items of income, deduction and credit of the REIT. A “qualified REIT subsidiary” is a corporation all of the capital stock of which is owned by the REIT and for which no election has been made to treat such corporation as a “taxable REIT subsidiary.” Thus, in applying the requirements described herein, any “qualified REIT subsidiary” that we own will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiary will be treated as our assets, liabilities, and items of income, deduction, and credit.

An unincorporated domestic entity, such as a partnership or limited liability company, that has a single owner generally is not treated as an entity separate from its parent for federal income tax purposes. An unincorporated domestic entity with two or more owners is generally treated as a partnership for federal income tax purposes. In the case of a REIT that is a partner in a partnership that has other partners, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. Our proportionate share for purposes of the 10% value test (see “—Asset Tests”) is based on our proportionate interest in the equity interests and certain debt securities issued by the partnership, and, for purposes of the gross income tests (see “—Income Tests”), we will be deemed to be entitled to the income of the partnership attributable to such share. For all of the other asset tests, our proportionate shares are based on our proportionate interest in the capital interests in the partnership. Our proportionate share of the assets, liabilities, and items of income of any partnership, joint venture, or limited liability company that is treated as a partnership for federal income tax purposes in which we acquire an equity interest, directly or indirectly, will be treated as our assets and gross income for purposes of applying the various REIT qualification requirements.

We intend to control any subsidiary partnerships and limited liability companies, and we intend to operate them in a manner consistent with the requirements for our qualification as a REIT. We may from time to time be a limited partner or non-managing member in some of our partnerships and limited liability companies. If a partnership or limited liability company in which we own an interest takes or expects to take actions that could jeopardize our status as a

REIT or require us to pay tax, we may be forced to dispose of our interest in such entity. In addition, it is possible that a partnership or limited liability company could take an action which could cause us to fail a gross income or asset test, and that we would not become aware of such action in time to dispose of our interest in the partnership or limited liability company or take other corrective action on a timely basis. In that case, we could fail to qualify as a REIT unless we were entitled to relief, as described below.

A REIT may own up to 100% of the stock of a “taxable REIT subsidiary,” or TRS. A TRS is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by the parent REIT. Both the subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation, of which a TRS directly or indirectly owns more than 35% of the voting power or value of the securities, will automatically be treated as a TRS. We will not be treated as holding the assets of a TRS or as receiving any income that the TRS earns. Rather, the stock issued by a TRS to us will be an asset in our hands, and we will treat the distributions paid to us from such TRS, if any, as income. This treatment may affect our compliance with the gross income and asset tests. Because we will not include the assets and income of TRSs in determining our compliance with the REIT requirements, we may use such entities to undertake activities indirectly, such as earning fee income, that the REIT rules might otherwise preclude us from doing directly or through pass-through subsidiaries. Overall, no more than 25% of the value of a REIT’s assets may consist of stock or securities of one or more TRSs. A TRS will pay income tax at regular corporate rates on any income that it earns. In addition, the TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a TRS and its parent REIT or the REIT’s tenants that are not conducted on an arm’s-length basis. A TRS may not directly or indirectly operate or manage any health care facilities or lodging facilities or provide rights to any brand name under which any health care facility or lodging facility is operated. We currently own stock of four TRSs, and may form one or more TRSs in the future.

Income Tests

We must satisfy two gross income tests annually to maintain our qualification as a REIT. First, at least 75% of our gross income for each taxable year must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgages on real property or qualified temporary investment income. Qualifying income for purposes of that 75% gross income test generally includes:

•	rents from real property;

•	interest on debt secured by mortgages on real property or on interests in real property;

•	dividends or other distributions on, and gain from the sale of, shares in other REITs;

•	gain from the sale of real estate assets, other than property held primarily for sale to customers in the ordinary course of business;

•	income from the operation, and gain from the sale of, certain property acquired at or in lieu of foreclosure on a lease of, or indebtedness secured by, such property (“foreclosure property”); and

•	income derived from the temporary investment of new capital that is attributable to the issuance of our shares of beneficial interest or a public offering of our debt with a maturity date of at least five years and that we receive during the one-year period beginning on the date on which we receive such new capital.

Second, in general, at least 95% of our gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, other types of interest and dividends, or gain from the sale or disposition of stock or securities. Certain types of gross income, including cancellation of indebtedness income and gross income from our sale of property that we hold primarily for sale to customers in the ordinary course of business, is excluded from both the numerator and the denominator for purposes of the income tests. In addition, income and gain from “hedging transactions” that we enter into to hedge indebtedness incurred or to be incurred to acquire or carry real estate assets that are clearly and timely identified as such will be excluded from both the numerator and the denominator for purposes of the 75% and 95% gross income tests. Certain foreign currency gains will also be excluded from gross income for purposes of one or both of the gross income tests.

A REIT will incur a 100% tax on the net income derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. We believe that none of our assets are held primarily for sale to customers and that a sale of any of our assets would not be in the ordinary course of our business. Whether a REIT holds an asset “primarily for sale to customers in the ordinary course of a trade or business” depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. A safe harbor to the characterization of the sale of property by a REIT as a prohibited transaction and the 100% prohibited transaction tax is available if the following requirements are met:

•	the REIT has held the property for not less than two years;

•	the aggregate expenditures made by the REIT, or any partner of the REIT, during the two-year period preceding the date of the sale that are includible in the basis of the property do not exceed 30% of the selling price of the property;

•	either (i) during the year in question, the REIT did not make more than seven sales of property other than foreclosure property or sales to which Section 1033 of the Code applies, (ii) the aggregate adjusted bases of all such properties sold by the REIT during the year did not exceed 10% of the aggregate bases of the assets of the REIT at the beginning of the year, or (iii) the aggregate fair market value of all such properties sold by the REIT during the year did not exceed 10% of the aggregate fair market value of all of the assets of the REIT at the beginning of the year;

•	in the case of property not acquired through foreclosure or lease termination, the REIT has held the property for at least two years for the production of rental income; and

•	if the REIT has made more than seven sales of non-foreclosure property during the taxable year, substantially all of the marketing and development expenditures with respect to the property were made through an independent contractor from whom the REIT derives no income.

We will attempt to comply with the terms of these safe-harbor provisions in the federal income tax laws prescribing when an asset sale will not be characterized as a prohibited transaction. We cannot assure you, however, that we can comply with the safe-harbor provisions or that we will avoid owning property that may be characterized as property that we hold “primarily for sale to customers in the ordinary course of a trade or business.” The 100% tax will not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be taxed to the corporation at regular corporate income tax rates.

We will generally be subject to tax at the maximum corporate rate on any net income from foreclosure property, which includes certain foreign currency gains and related deductions, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. However, income and gains from foreclosure property will qualify under the 75% and 95% gross income tests. Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property:

•	that is acquired by a REIT as the result of the REIT having bid on such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default, or when default was imminent on a lease of such property or on indebtedness that such property secured;

•	for which the related loan was acquired by the REIT at a time when the default was not imminent or anticipated; and

•	for which the REIT makes a proper election to treat the property as foreclosure property.

A REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property, although foreclosure property status may be terminated earlier upon the occurrence of certain events or may be extended if an extension is granted by the IRS. However, this grace period terminates and foreclosure property ceases to be foreclosure property on the first day:

•	on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

•	on which any construction takes place on the property, other than completion of a building or any other improvement where more than 10% of the construction was completed before default became imminent; or

•	which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business which is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income.

Any gain from the sale of property with respect to which a foreclosure property election is made will not be subject to the 100% tax described above, even if the property would otherwise constitute inventory or property that is held for sale to customer in the ordinary course of business. We have no foreclosure property as of the date of this prospectus.

Rent that we receive from real property that we own and lease to tenants will qualify as “rents from real property,” which is qualifying income for purposes of the 75% and 95% gross income tests, only if each of the following conditions is met:

•	The rent must not be based, in whole or in part, on the income or profits of any person, but may be based on a fixed percentage or percentages of receipts or sales.

•	Neither we nor a direct or indirect owner of 10% or more of our shares may own, actually or constructively, 10% or more of a tenant from whom we receive rent (other than a TRS). Rent we receive from a TRS will qualify as “rents from real property” if at least 90% of the leased space of the property is rented to persons other than TRSs and 10%-owned tenants, and the amount of rent paid by the TRS is substantially comparable to the rent paid by the other tenants of the property for comparable space. The “substantially comparable” requirement is treated as satisfied if such requirement is satisfied under the terms of a lease when the lease is entered into, when it is extended, and when the lease is modified, if the modification increases the rent paid by the TRS. If the requirement that at least 90% of the leased space in the property is rented to unrelated tenants is met when a lease is entered into, extended, or modified, such requirement will continue to be met as long as there is no increase in the space leased to any TRS or related party tenant. Any increased rent that is attributable to a modification of a lease with a “controlled TRS” (i.e., a TRS in which we own, directly or indirectly, more than 50% of the voting power or value of the stock) will not be treated as “rents from real property.”

•	We generally must not operate or manage our real property or furnish or render services to our tenants, other than through an independent contractor who is adequately compensated and from whom we do not derive revenue. However, we need not provide services through an independent contractor, but instead may provide services directly, if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not considered to be provided for the tenants’ convenience. In addition, we may provide a minimal amount of “noncustomary” services to the tenants of a property, other than through an independent contractor, as long as our income from the services (valued at not less than 150% of our direct cost of performing such services) does not exceed 1% of our income from the related property. Such income will not disqualify all rents from tenants of the property as rents from real property, but income from such services will not qualify as rents from real property. Further, we may own up to 100% of the stock of a TRS which may provide customary and noncustomary services to our tenants without tainting our rental income from the related properties.

In addition, the amount of rent that is attributable to personal property leased in connection with a lease of real property will qualify as “rents from real property” but only if such amount is no more than 15% of the total rent received under the lease. The allocation of rent between real and personal property is based on the relative fair market values of the real and personal property.

If a portion of the rent that we receive from a property does not qualify as “rents from real property” because the rent attributable to personal property exceeds 15% of the total rent for a taxable year, the portion of the rent that is attributable to personal property will not be qualifying income for purposes of either the 75% or 95% gross income test. Thus, if such rent attributable to personal property, plus any other income that is nonqualifying income for purposes of the 95% gross income test, during a taxable year exceeds 5% of our gross income during the year, we would lose our REIT qualification. If, however, the rent from a particular property does not qualify as “rents from real property” because either (i) the rent is considered based on the income or profits of the tenant, (ii) the tenant either is a related party tenant or fails to qualify for the exception to the related party tenant rule for qualifying TRSs, or (iii) we furnish noncustomary services to the tenants of the property in excess of the 1% threshold, or manage or operate the property, other than through a qualifying independent contractor or a TRS, none of the rent from that property would qualify as “rents from real property.”

We do not currently lease and do not anticipate leasing significant amounts of personal property pursuant to our leases. Moreover, we do not intend to perform any services other than customary ones for our tenants, unless such services are provided through independent contractors from whom we do not receive or derive income or through a TRS. Accordingly, we believe that our leases will generally produce rent that qualifies as “rents from real property” for purposes of the 75% and 95% gross income tests.

In addition to rent, tenants may be required to pay certain additional charges. To the extent that such additional charges represent reimbursements of amounts that we are obliged to pay to third parties, such charges will generally qualify as “rents from real property.” To the extent that such additional charges represent penalties for nonpayment or late payment of such amounts, they should also qualify as “rents from real property.” However, to the extent that late charges do not qualify as “rents from real property,” they may instead be treated as interest that qualifies for the 95% gross income test.

Income and gain from certain hedging transactions that we enter into to hedge indebtedness incurred or to be incurred to acquire or carry real estate assets and that are clearly and timely identified as such are excluded from gross income for purposes of the 95%

gross income test. A “hedging transaction” means either (i) any transaction entered into in the normal course of our trade or business primarily to manage the risk of interest rate, price changes, or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred to acquire or carry real estate assets, or (ii) any transaction entered into primarily to manage the risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% gross income tests (or any property which generates such income or gain). We are required to clearly identify any such hedging transaction before the close of the day on which it was acquired or entered into and to satisfy other identification requirements. We intend to structure our hedging transactions so as not to jeopardize our status as a REIT.

Certain foreign currency gains will be excluded from gross income for purposes of both of the gross income tests. “Real estate foreign exchange gain” will be excluded from gross income for purposes of the 75% and 95% gross income tests. Real estate foreign exchange gain generally includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 75% gross income test, foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations secured by mortgages on real property or an interest in real property, and certain foreign currency gain attributable to certain “qualified business units” of a REIT. “Passive foreign exchange gain” will be excluded from gross income for purposes of the 95% gross income test. Passive foreign exchange gain generally includes real estate foreign exchange gain as described above, and also includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 95% gross income test and foreign currency gain attributable to the acquisition or ownership of (or becoming the obligor under) obligations. These exclusions for real estate foreign exchange gain and passive foreign exchange gain do not apply to any foreign currency gain derived from dealing, or engaging in substantial or regular trading, in securities. Such gain is treated as nonqualifying income for purposes of both the 75% and 95% gross income tests.

If we fail to satisfy one or both of the gross income tests for any taxable year, we nevertheless may qualify as a REIT for that year if we qualify for relief under certain provisions of the federal income tax laws. Those relief provisions generally will be available if:

•	our failure to meet such tests is due to reasonable cause and not due to willful neglect; and

•	following such failure for any taxable year, a schedule of the sources of our income is filed in accordance with regulations prescribed by the Secretary of the Treasury.

We cannot predict, however, whether in all circumstances we would qualify for the relief provisions. In addition, as discussed above in “—Taxation of the Company,” even if the relief provisions apply, we generally would incur a 100% tax on the gross income attributable to the greater of the amounts by which we fail the 75% or the 95% gross income test, multiplied by a fraction intended to reflect our profitability.

For purposes of the 75% and 95% gross income tests, the term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of such amount depends in whole or in part on the income or profits of any person. However, interest generally includes the following:

•	an amount that is based on a fixed percentage or percentages of receipts or sales; and

•	an amount that is based on the income or profits of a debtor, as long as the debtor derives substantially all of its income from leasing substantially all of its interest in the real property securing the debt, and only to the extent that the amounts received by the debtor would be qualifying “rents from real property” if received directly by a REIT.

If a loan contains a provision that entitles a REIT to a percentage of the borrower’s gain upon the sale of the real property securing the loan or a percentage of the appreciation in the property’s value as of a specific date, income attributable to that loan provision will be treated as gain from the sale of the property securing the loan, which generally is qualifying income for purposes of both gross income tests.

Interest on debt secured by a mortgage on real property or on interests in real property generally is qualifying income for purposes of the 75% gross income test. However, if a loan is secured by real property and other property and the highest principal amount of a loan outstanding during a taxable year exceeds the fair market value of the real property securing the loan as of the date the REIT agreed to originate or acquire the loan (or, if the loan has experienced a “significant modification” that was not related to default or anticipated default since its origination or acquisition by the REIT, then as of the date of that “significant modification”), a portion of the interest income from such loan will not be qualifying income for purposes of the 75% gross income test, but will be qualifying income for purposes of the 95% gross income test. The portion of the interest income that will not be qualifying income for purposes of the 75% gross income test will be equal to the interest income attributable to the portion of the principal amount of the loan that is not secured by real property—that is, the amount by which the loan exceeds the value of the real estate that is security for the loan.

Our share of any dividends received from any corporation (including any TRS, but excluding any REIT) in which we own an equity interest will qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. Our share of any dividends received from any other REIT in which we own an equity interest, if any, will be qualifying income for purposes of both gross income tests.

Asset Tests

To maintain our qualification as a REIT, we also must satisfy the following asset tests at the end of each quarter of each taxable year. First, at least 75% of the value of our total assets must consist of:

•	cash or cash items, including certain receivables, money market funds, and, in certain circumstances, foreign currencies;

•	government securities;

•	interests in real property, including leaseholds and options to acquire real property and leaseholds;

•	interests in mortgages on real property;

•	stock in other REITs; and

•	investments in stock or debt instruments during the one-year period following our receipt of new capital that we raise through equity offerings or offerings of debt with at least a five-year term.

Under a second set of asset tests, except for securities in the 75% asset class, securities in a TRS or qualified REIT subsidiary, and equity interests in partnerships:

•	not more than 5% of the value of our total assets may be represented by securities of any one issuer (the “5% value test”);

•	we may not own securities that possess more than 10% of the total voting power of the outstanding securities of any one issuer (the “10% vote test”); and

•	subject to certain exceptions, we may not own securities that have a value of more than 10% of the total value of the outstanding securities of any one issuer (the “10% value test”).

In addition, no more than 25% of the value of our total assets may consist of securities (other than those that are qualifying assets for purposes of the 75% asset test), and not more than 25% of the value of our total assets may be represented by securities of one or more TRSs.

The term “securities” generally includes debt securities. However, for purposes of the 10% value test, the term “securities” does not include:

•	“straight debt” securities, which is defined as a written unconditional promise to pay on demand or on a specified date a sum certain in money if (i) the debt is not convertible, directly or indirectly, into equity, and (ii) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors (except that “straight debt” securities do not include any securities issued by a partnership or a corporation in which we or any controlled TRS (i.e., a TRS in which we own directly or indirectly more than 50% of the voting power or value of the shares) hold non-“straight debt” securities that have an aggregate value of more than 1% of the issuer’s outstanding securities) but “straight debt” securities include debt subject to the following contingencies:

•	a contingency relating to the time of payment of interest or principal, as long as either (i) there is no change to the effective yield of the debt obligation, other than a change to the annual yield that does not exceed the greater of 0.25% or 5% of the annual yield, or (ii) neither the aggregate issue price nor the aggregate face amount of the issuer’s debt obligations held by us exceeds $1 million and no more than twelve months of unaccrued interest on the debt obligations can be required to be prepaid; or

•	a contingency relating to the time or amount of payment upon a default or prepayment of a debt obligation, as long as the contingency is consistent with customary commercial practice;

•	any loan to any individual or estate;

•	any “section 467 rental agreement” other than an agreement with a related party tenant;

•	any accrued obligation to pay “rents from real property”;

•	certain securities issued by government entities;

•	any security issued by a REIT;

•	any debt instrument issued by an entity treated as a partnership for federal income tax purposes in which we are a partner to the extent of our proportionate interest in the equity and debt securities of the partnership; and

•	any debt instrument issued by an entity treated as a partnership for federal income tax purposes not described in the preceding bullet point if at least 75% of the partnership’s gross income, excluding income from prohibited transactions, is qualifying income for purposes of the 75% gross income test described above in “—Income Tests.”

We believe that our existing assets are qualifying assets for purposes of the 75% asset test. We also believe that any additional real property that we acquire, loans that we extend and temporary investments that we make generally will be qualifying assets for purposes of the 75% asset test, except to the extent that the value of the loan exceeds the value of the associated real property securing the loan (determined as of the date we agreed to originate or acquire the loan) or to the extent the asset is a loan that is not deemed to be an interest in real property. We intend to monitor the status of our acquired assets for purposes of the various asset tests and manage our portfolio in order to comply at all times with such tests. However, there is no assurance that we will not inadvertently fail to comply with such tests. We will also not obtain independent appraisals to support our conclusions as to the value of our assets. Moreover, the values of some assets may not be susceptible to a precise determination. As a result, there can be no assurance that the IRS will not contend that our ownership of assets violates one or more of the asset tests applicable to REITS. If we fail to satisfy the asset tests at the end of a calendar quarter, we will not lose our REIT status if:

•	we satisfied the asset tests at the end of the preceding calendar quarter; and

•	the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets.

If we did not satisfy the condition described in the second item above, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

In the event that we violate the 5% value test, 10% vote test, or 10% value test described above at the end of any quarter of each taxable year, we will not lose our REIT qualification if (i) the failure is de minimis (up to the lesser of 1% of the value of our assets or $10 million) and (ii) we dispose of the assets that caused the failure or otherwise comply with the asset tests within six months after the last day of the quarter in which we identified such failure. In the event of a more than de minimis failure of any of the asset tests, as long as the failure was due to reasonable cause and not to willful neglect, we will not lose our REIT qualification if we (i) dispose of the assets that caused the failure or otherwise comply with the asset tests within six months after the last day of the quarter in which we identified such failure, (ii) file a schedule with the IRS describing the assets that caused such failure and (iii) pay a tax equal to the greater of $50,000 or 35% of the net income from the nonqualifying assets during the period in which we failed to satisfy the asset tests.

We believe that the assets that we will hold will satisfy the foregoing asset test requirements. However, we will not obtain independent appraisals to support our conclusions as to the value of our assets. Moreover, the values of some assets may not be susceptible to a precise determination. As a result, there can be no assurances that the IRS will not contend that our ownership of assets violates one or more of the asset tests applicable to REITs.

Distribution Requirements

Each taxable year, we must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to our shareholders in an aggregate amount at least equal to:

•	the sum of

•	90% of our “REIT taxable income,” computed without regard to the dividends paid deduction and our net capital gain or loss, and

•	90% of our after-tax income, if any, from foreclosure property, minus

•	the sum of certain items of non-cash income (to the extent such items of income exceed 5% of our REIT taxable income, computed without regard to the dividends paid deduction and our net capital gain or loss).

We must pay such distributions in the taxable year to which they relate, or in the following taxable year if we declare the distribution before we timely file our federal income tax return for the year and pay the distribution on or before the first regular dividend payment date after such declaration.

We will pay federal income tax on taxable income, including net capital gain, that we do not distribute to shareholders. Furthermore, if we fail to distribute during a calendar year, or by the end of January following the calendar year in the case of distributions with declaration and record dates falling in the last three-months of the calendar year, at least the sum of:

•	85% of our REIT ordinary income for such year,

•	95% of our REIT capital gain income for such year, and

•	any undistributed taxable income from prior periods,

we will incur a 4% nondeductible excise tax on the excess of such required distribution over the amounts we actually distribute. We may elect to retain and pay income tax on the net long-term capital gain we receive in a taxable year. See “—Taxation of Taxable U.S. Shareholders” below. If we so elect, we will be treated as having distributed any such retained amount for purposes of the 4% nondeductible excise tax described above.

We have made, and we intend to continue to make, timely distributions sufficient to satisfy the annual distribution requirements.

It is possible that, from time to time, we may experience timing differences between:

•	the actual receipt of income and actual payment of deductible expenses, and

•	the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income.

For example, we may not deduct recognized capital losses from our “REIT taxable income.” Further, it is possible that, from time to time, we may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds our allocable share of cash attributable to that sale.

As a result of the foregoing, unless, for example, we raise funds by a borrowing or pay taxable dividends of our shares or debt securities, we may have less cash than is necessary to distribute taxable income sufficient to avoid corporate income tax and the 4% excise tax described above or even to meet the 90% distribution requirement.

We may satisfy the 90% distribution requirement with taxable distributions of our equity or debt securities. The IRS has issued private letter rulings to other REITs treating certain distributions that are paid partly in cash and partly in stock as dividends that would satisfy the REIT annual distribution requirement and qualify for the dividends paid deduction for federal income tax purposes. Those rulings may be relied upon only by taxpayers to whom they were issued, but we could request a similar ruling from the IRS. In addition, the IRS previously issued a revenue procedure authorizing publicly traded REITs to make elective cash/stock dividends, but that revenue procedure does not apply to distributions with respect to our taxable year ending October 31, 2012 and future taxable years. Accordingly, it is unclear whether and to what extent we will be able to make taxable dividends payable in cash and shares. We have no current intention to make a taxable dividend payable in cash and our shares.

Under certain circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying “deficiency dividends” to our shareholders in a later year. We may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest to the IRS based upon the amount of any deduction we take for deficiency dividends.

Recordkeeping Requirements

We must maintain certain records in order to qualify as a REIT. In addition, to avoid a monetary penalty, we must request on an annual basis information from our shareholders designed to disclose the actual ownership of our outstanding shares. We have complied, and we intend to continue to comply, with these requirements.

Failure to Qualify

If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. In addition, there are relief provisions for a failure of the gross income tests and asset tests, as described in “—Income Tests” and “— Asset Tests.”

If we fail to qualify as a REIT in any taxable year, and no relief provision applies, we would be subject to federal income tax and any applicable alternative minimum tax on our taxable income at regular corporate rates. In addition, we may be required to pay penalties and/or interest in respect of such tax. In calculating our taxable income in a year in which we fail to qualify as a REIT, we would not be able to deduct amounts paid out to shareholders. In fact, we would not be required to distribute any amounts to shareholders in that year. To the extent of our current and accumulated earnings and profits, any distributions to shareholders in any such year generally would be taxed as ordinary dividend income. Distributions to individual, trust and estate shareholders may be eligible to be treated as qualified dividend income, which currently is taxed at capital gains rates. Subject to certain limitations of the federal income tax laws, corporate shareholders might be eligible for the dividends received deduction. Unless we qualified for relief under specific statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. We cannot predict whether we would qualify for such statutory relief in all circumstances.

Taxation of Taxable U.S. Shareholders

This section is a summary of rules governing the federal income taxation of U.S. shareholders (defined below) for general information only. WE URGE YOU TO CONSULT YOUR OWN TAX ADVISORS TO DETERMINE THE IMPACT OF FEDERAL, STATE, AND LOCAL INCOME TAX LAWS ON OWNERSHIP OF OUR SHARES. For purposes of this summary, the term “U.S. shareholder” means a holder of our shares that, for federal income tax purposes, is:

•	a citizen or resident of the United States,

•	a corporation (including an entity treated as a corporation for federal income tax purposes) created or organized under the laws of the United States, or of any state thereof, or the District of Columbia,

•	an estate whose income is includible in gross income for federal income tax purposes regardless of its source, or

•	any trust (i) with respect to which a United States court is able to exercise primary supervision over its administration, and one or more United States persons have the authority to control all of its substantial decisions or (ii) that has a valid election in place to be treated as a U.S. person.

If a partnership, including for this purpose any entity that is treated as a partnership for federal income tax purposes, holds our shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A shareholder that is a partnership and the partners in such partnership should consult their tax advisors about the federal income tax consequences of the acquisition, ownership and disposition of our shares.

As long as we qualify as a REIT, a taxable U.S. shareholder must take into account as ordinary income distributions made out of our current or accumulated earnings and profits that we do not designate as capital gain dividends or retained long-term capital gain. A U.S. shareholder will not qualify for the dividends received deduction generally available to corporations.

A U.S. shareholder will generally recognize distributions that we properly designate as capital gain dividends as long-term capital gain without regard to the period for which the U.S. shareholder has held its shares. A corporate U.S. shareholder, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.

We may elect to retain and pay income tax on the net long-term capital gain that we receive in a taxable year. In that case, to the extent that we timely designate the amount, a U.S. shareholder would be taxed on its proportionate share of our undistributed long-term capital gain. The U.S. shareholder would receive a credit or refund for its proportionate share of the tax we paid. The U.S. shareholder would increase the basis in our shares by the amount of its proportionate share of our undistributed long-term capital gain, minus its share of the tax we paid. If we make such an election, we may, if supported by reasonable authority that it will not jeopardize our status as a REIT, make such an election only with respect to capital gains allocable to our shares.

A U.S. shareholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the distribution does not exceed the adjusted basis of the U.S. shareholder in our shares. Instead, the distribution will reduce the U.S. shareholder’s adjusted basis in our shares. A U.S. shareholder will recognize a distribution in excess of both our current and accumulated earnings and profits and the U.S. shareholder’s adjusted basis in our shares as long-term capital gain, or short-term capital gain if the shares have been held for one year or less, assuming the shares are a capital asset in the hands of the U.S. shareholder. For purposes of determining whether a distribution is made out of our current or accumulated earnings and profits, our earnings and profits will be allocated first to dividends on our preferred shares and then to dividends on our common shares. If, for any taxable year, we elect to designate as capital gain dividends any portion of the distributions paid for the year to our shareholders, the portion of the amount so designated (not in excess of our net capital gain for the year) that will be allocable to the holders of our preferred shares will be the amount so designated, multiplied by a fraction, the numerator of which will be the total dividends (within the meaning of the Code) paid to the holders of our preferred shares for the year and the denominator of which will be the total dividends paid to the holders of all classes of our shares for the year.

Dividends paid to a U.S. shareholder generally will not qualify for the favorable tax rate for “qualified dividend income.” Currently the maximum federal income tax rate for qualified dividend income received by U.S. shareholders taxed at individual rates is 20%. The maximum tax rate on qualified dividend income is lower than the maximum tax rate on ordinary income, which is currently 39.6%. Qualified dividend income generally includes dividends paid by domestic C corporations and certain qualified foreign corporations to U.S. shareholders that are taxed at individual rates. Because we are not generally subject to federal income tax on the portion of our REIT taxable income distributed to our shareholders (see “—Taxation of the Company” above), our dividends generally will not be eligible for the 20% rate applicable to qualified dividend income. As a result, our ordinary REIT dividends will be taxed at the higher tax rate applicable to ordinary income. However, the 20% tax rate for qualified dividend income will apply to our ordinary REIT dividends, if any, that are (1) attributable to dividends received by us from non-REIT corporations, such as a TRS, and (2) attributable to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income). In general, to qualify for the reduced tax rate on qualified dividend income, a U.S. shareholder must hold our shares for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which our shares become ex-dividend.

Individuals, trusts and estates whose income exceeds certain thresholds are also subject to an additional 3.8% Medicare tax on dividends received from us. U.S. shareholders are urged to consult their own tax advisors regarding the implications of the additional Medicare tax resulting from an investment in our shares.

Distributions made by us and gain arising from the sale or exchange by a U.S. shareholder of our shares will not be treated as passive activity income, and as a result, U.S. shareholders generally will not be able to apply any “passive activity losses,” such as losses from certain types of limited partnerships in which the U.S. shareholder is a limited partner, against this income or gain. In addition, distributions from us and gain from the disposition of our shares will generally be treated as investment income for purposes of the investment interest limitations.

U.S. shareholders may not include in their individual income tax returns any of our net operating losses or capital losses. Instead, these losses are generally carried over by us for potential offset against our future income.

We will notify U.S. shareholders after the close of our taxable year as to the portions of our distributions attributable to that year that constitute ordinary income, return of capital and capital gain.

Taxation of U.S. Shareholders on the Disposition of Shares

In general, a U.S. shareholder who is not a dealer in securities must treat any gain or loss realized upon a taxable disposition of our shares as long-term capital gain or loss if the U.S. shareholder has held the shares for more than one year and otherwise as short-term capital gain or loss. In general, a U.S. shareholder will realize gain or loss in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. shareholder’s adjusted tax basis. A shareholder’s adjusted tax basis generally will equal the U.S. shareholder’s acquisition cost, increased by the excess of net capital gains deemed distributed to the U.S. shareholder (as described above) less tax deemed paid on such gains and reduced by any return of capital. However, a U.S. shareholder must treat any loss upon a sale or exchange of the shares held by such shareholder for six months or less as a long-term capital loss to the extent of capital gain dividends and other distributions from us that such U.S. shareholder treats as long-term capital gain. All or a portion of any loss that a U.S. shareholder realizes upon a taxable disposition of our shares may be disallowed if the U.S. shareholder purchases other shares of substantially identical stock within 30 days before or after the disposition.

Individuals, trusts and estates whose income exceeds certain thresholds are also subject to an additional 3.8% Medicare tax on gain from the sale of our shares. U.S. shareholders are urged to consult their own tax advisors regarding the implications of the additional Medicare tax resulting from an investment in our shares.

If a U.S. shareholder has shares redeemed by us, such U.S. shareholder will be treated as having sold the redeemed shares if (1) all of the U.S. shareholder’s shares of our stock are redeemed (after taking into consideration certain ownership attribution rules set forth in the Code) or (2) such redemption is (a) not essentially equivalent to a dividend within the meaning of Section 302(b)(1) of the Code or (b) substantially disproportionate within the meaning of Section 302(b)(2) of the Code. If a redemption is not treated as a sale of the redeemed shares, it will be treated as a distribution made with respect to the U.S. shareholder’s shares. U.S. shareholders should consult with their tax advisors regarding the taxation of any particular redemption of our shares.

Dividend Reinvestment Program

Shareholders in our dividend reinvestment program are treated as having received the gross amount of any cash distributions which would have been paid by us to such shareholders had they not elected to participate in the program. These distributions will retain the character and tax effect applicable to distributions from us generally. Participants in the dividend reinvestment program are subject to U.S. federal income and withholding tax on the amount of the deemed distributions to the extent that such distributions represent dividends or gains, even though they receive no cash. Shares of our stock received under the program will have a holding period beginning with the day after purchase, and a tax basis equal to their cost.

Capital Gains and Losses

The tax rate differential between capital gain and ordinary income for non-corporate taxpayers may be significant. A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate is currently 39.6%. The current maximum tax rate on long-term capital gain applicable to taxpayers taxed at individual rates is 20% for sales and exchanges of assets held for more than one year. The maximum tax rate on long-term capital gain from the sale or exchange of “section 1250 property,” or depreciable real property, is 25%, which applies to the lesser of the total amount of the gain or the accumulated depreciation on the section 1250 property. With respect to distributions that we designate as capital gain dividends and any retained capital gain that we are deemed to distribute, we generally may designate whether such a distribution is taxable to our non-corporate shareholders at a 20% or 25% rate.

The characterization of income as capital gain or ordinary income may also affect the deductibility of capital losses. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates. A corporate taxpayer can deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

Taxation of Tax Exempt Shareholders

This section is a summary of rules governing the federal income taxation of U.S. shareholders that are tax-exempt entities for general information only. WE URGE YOU TO CONSULT YOUR OWN TAX ADVISORS TO DETERMINE THE IMPACT OF FEDERAL, STATE, AND LOCAL INCOME TAX LAWS ON OWNERSHIP OF OUR SHARES, INCLUDING ANY REPORTING REQUIREMENTS.

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, are generally exempt from federal income taxation. However, they are subject to taxation on their “unrelated business taxable income.” While many investments in real estate generate unrelated business taxable income, the IRS has issued a ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute unrelated business taxable income so long as the exempt employee pension trust does not otherwise use the shares of the REIT in an unrelated trade or business of the pension trust. Based on that ruling, amounts that we distribute to tax-exempt shareholders generally should not constitute unrelated business taxable income. However, if a tax-exempt shareholder were to finance its acquisition of our shares with debt, a portion of the income that it receives from us would constitute unrelated business taxable income pursuant to the “debt-financed property” rules. Furthermore, certain types of tax-exempt entities are subject to unrelated business taxable income under rules that are different from the general rules discussed above, which may require them to characterize distributions that they receive from us as unrelated business taxable income.

In certain circumstances, a qualified employee pension or profit sharing trust that owns more than 10% of our shares of beneficial interest must treat a percentage of the dividends that it receives from us as unrelated business taxable income. Such percentage is equal to the gross income we derive from an unrelated trade or business, determined as if we were a pension trust, divided by our total gross income for the year in which we pay the dividends. This rule applies to a pension trust holding more than 10% of our shares of beneficial interest, and only if:

•	the percentage of our dividends that the tax-exempt trust must treat as unrelated business taxable income is at least 5%;

•	we qualify as a REIT by reason of the modification of the rule requiring that no more than 50% of our shares of beneficial interest be owned by five or fewer individuals that allows the beneficiaries of the pension trust to be treated as holding our shares of beneficial interest in proportion to their actuarial interest in the pension trust, and

•	either:

•	one pension trust owns more than 25% of the value of our shares of beneficial interest; or

•	a group of pension trusts individually holding more than 10% of the value of our shares of beneficial interest collectively own more than 50% of the value of our shares of beneficial interest.

Certain restrictions on ownership and transfer of our shares should generally prevent the above rules from applying to dividends paid by us.

Taxation of Non-U.S. Shareholders

This section is a summary of the rules governing the federal income taxation of non-U.S. shareholders. For purposes of this discussion, the term “non-U.S. shareholder” means a holder of our shares that is not a U.S. shareholder or an entity treated as a partnership for federal income tax purposes. The rules governing the federal income taxation of non-U.S. shareholders are complex and this summary is for general information only. WE URGE YOU TO CONSULT YOUR OWN TAX ADVISORS TO DETERMINE THE IMPACT OF FEDERAL, STATE, AND LOCAL INCOME TAX LAWS ON OWNERSHIP OF OUR SHARES, INCLUDING ANY REPORTING REQUIREMENTS.

A non-U.S. shareholder that receives a distribution that is not attributable to gain from our sale or exchange of a “United States real property interest,” as defined below, and that we do not designate as a capital gain dividend or retained capital gain, will recognize ordinary income to the extent of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply unless an applicable tax treaty reduces or eliminates the tax. However, if a distribution is treated as effectively connected with the non-U.S. shareholder’s conduct of a U.S. trade or business, the non-U.S. shareholder generally will be subject to federal income tax on the distribution at graduated rates, in the same manner as U.S. shareholders are taxed on distributions, and also may be subject to a 30% “branch profits tax” if the non-U.S. shareholder is a corporation. The branch profits tax may be reduced by an applicable income tax treaty. We plan to withhold U.S. income tax at the rate of 30% on the gross amount of any distribution paid to a non-U.S. shareholder unless either:

•	a lower treaty rate applies and the non-U.S. shareholder files an applicable IRS Form W-8 (i.e., IRS Form W-8BEN, IRS Form W-8BEN-E, IRS Form W-8IMY or IRS Form W-8EXP) evidencing eligibility for that reduced rate with us,

•	the non-U.S. shareholder files an IRS Form W-8ECI with us claiming that the distribution is effectively connected with the conduct of a U.S. trade or business; or

•	the distribution is treated as attributable to a sale of a “United states real property interest” under the “FIRPTA” rules discussed below.

A non-U.S. shareholder will not incur tax on a distribution on our shares in excess of our current and accumulated earnings and profits if the distribution does not exceed the adjusted basis of the non-U.S. shareholder in those shares. Instead, the distribution will reduce the adjusted basis of the non-U.S. shareholder in those shares. A non-U.S. shareholder will be subject to tax on a distribution on our shares that exceeds both our current and accumulated earnings and profits and the adjusted basis of the non-U.S. shareholder in those shares if the non-U.S. shareholder otherwise would be subject to tax on gain from the sale or disposition of those shares as described below. Because we generally cannot determine at the time we make a distribution whether the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend. However, a non-U.S. shareholder may obtain a refund of amounts that we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.

Under the “FIRPTA” rules discussed below, we are generally required to withhold 10% of any distribution that exceeds our current and accumulated earnings and profits. Consequently, although we intend to withhold at a rate of 30% on the entire amount of any distribution, to the extent that we do not do so, we generally will withhold at a rate of 10% on any portion of a distribution not subject to withholding at a rate of 30%.

A non-U.S. shareholder may incur tax on distributions that are attributable to gain from our sale or exchange of “United States real property interests” under special provisions of the federal income tax laws known as the “Foreign Investment in Real Property Act of 1980” (or “FIRPTA”). The term “United States real property interests” includes interests in U.S. real property and shares in corporations at least 50% of whose assets consist of interests in U.S. real property. Under those rules, subject to the exception discussed below for distributions on shares of a class of stock that is regularly traded on an established securities market to a less-than-5% holder of such class, a non-U.S. shareholder is taxed on distributions attributable to gain from sales of United States real property interests as if the gain were effectively connected with a U.S. business of the non-U.S. shareholder. A non-U.S. shareholder thus would be taxed on this distribution at the normal capital gain rates applicable to U.S. shareholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A non-U.S. corporate shareholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution. Unless the exception described in the next paragraph applies, we must withhold 35% of any distribution that we could designate as a capital gain dividend. A non-U.S. shareholder may receive a credit against its tax liability for the amount we withhold.

Capital gain distributions to the holders of shares of a class of our shares that are attributable to our sale of real property will be treated as ordinary dividends rather than as gain from the sale of a United States real property interest, as long as (1) that class of shares is regularly traded on an established securities market and (2) the non-U.S. shareholder did not own more than 5% of that class of shares during the one-year period ending on the date of distribution. As a result, non-U.S. shareholders generally would be subject to withholding tax on such capital gain distributions in the same manner as they are subject to withholding tax on ordinary dividends.

Our common stock, Class A common stock and Series D and F preferred stock are currently regularly traded on an established securities market. If a class of our shares is not regularly traded on an established securities market, capital gain distributions with respect to that class that are attributable to our sale of U.S. real property interests will be subject to tax under FIRPTA, as described above, and we will have to withhold 35% of any distribution with respect to that class that we designate as a capital gain dividend. A non-U.S. shareholder could receive a credit against its tax liability for the amount we withhold. Moreover, if a non-U.S. shareholder disposes of our shares during the 30-day period preceding a dividend payment, and such non-U.S. shareholder (or a person related to such non-U.S. shareholder) acquires or enters into a contract or option to acquire our shares within 61 days of the 1st day of the 30-day period described above, and any portion of such dividend payment would, but for the disposition, be treated as a U.S. real property interest capital gain to such non-U.S. shareholder, then such non-U.S. shareholder will be treated as having U.S. real property interest capital gain in an amount that, but for the disposition, would have been treated as U.S. real property interest capital gain.

A 30% U.S. withholding tax pursuant to recently enacted legislation known as the “Foreign Account Tax Compliance Act” or FATCA will be imposed on ordinary dividends paid to certain non-U.S. shareholders if certain disclosure requirements related to U.S. accounts or ownership are not satisfied. Ordinary dividends paid by us will not be subject to “double” withholding under FATCA and the “regular” withholding rules described on the previous page, as the FATCA rules contain coordination provisions to prevent such double withholding. If withholding taxes are imposed under FATCA, non-U.S. shareholders that are otherwise eligible for an exemption from, or reduction of, U.S. withholding taxes with respect to such dividends will be required to seek a refund from the IRS to obtain the benefit of such exemption or reduction. We will not pay any additional amounts in respect of any amounts withheld. All shareholders are strongly urged to consult with their independent tax advisor as to the impact of FATCA on their investment in our shares.

A non-U.S. shareholder generally will not incur tax under FIRPTA on gain from the sale of our shares as long as at all times non-U.S. persons hold, directly or indirectly, less than 50% of the value of our shares. We cannot assure you that that test will be met. In addition, a non-U.S. shareholder that owns, actually or constructively, 5% or less of the shares of a class of stock at all times during a specified testing period will not incur tax on such gain under FIRPTA if the shares of that class of stock are regularly traded on an established securities market. If the gain on the sale of shares is taxed under FIRPTA, a non-U.S. shareholder would be taxed on that gain in the same manner as U.S. shareholders, subject to alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. Finally, if non-U.S. persons hold, directly or indirectly, more than 50% of the value of our shares at the time our shares are sold and the exemption described above does not apply, under FIRPTA, the purchaser of our shares may also be required to withhold 10% of the purchase price and remit this amount to the IRS. This 10% withholding tax is credited against the income tax liability of the selling non-U.S. shareholder on the sale.

A non-U.S. shareholder generally will incur tax on gain not subject to FIRPTA if:

•	the gain is effectively connected with the non-U.S. shareholder’s U.S. trade or business, in which case the non-U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain, or

•	the non-U.S. shareholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the non-U.S. shareholder will incur a 30% tax on his or her capital gains.

For payments after December 31, 2016, a 30% U.S. withholding tax under FATCA will be imposed on proceeds from the sale of our shares received by certain non-U.S. shareholders if certain disclosure requirements related to U.S. accounts or ownership are not satisfied. If withholding taxes are imposed under FATCA, non-U.S. shareholders that are otherwise eligible for an exemption from, or reduction of, U.S. withholding taxes with respect to such proceeds will be required to seek a refund from the IRS to obtain the benefit of such exemption or reduction. We will not pay any additional amounts in respect of any amounts withheld. All shareholders are strongly urged to consult with their independent tax advisors as to the impact of FATCA on their investment in our shares.

Information Reporting Requirements and Withholding

We will report to our shareholders and to the IRS the amount of distributions we pay during each calendar year, and the amount of tax we withhold, if any. Under the backup withholding rules, a shareholder may be subject to backup withholding at a rate of 28% with respect to distributions unless the holder:

•	comes within certain exempt categories and, when required, demonstrates this fact; or

•	provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

A shareholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the shareholder’s income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their non-foreign status to us.

Backup withholding will generally not apply to payments of dividends made by us or our paying agents, in their capacities as such, to a non-U.S. shareholder provided that the non-U.S. shareholder furnishes to us or our paying agent the required certification as to its non-U.S. status, such as providing a valid IRS Form W-8BEN-E, W-8BEN or W-8ECI, or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the holder is a U.S. person that is not an exempt recipient. Payments of the proceeds from a disposition or a redemption effected outside the U.S. by a non-U.S. shareholder made by or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, information reporting (but not backup withholding) generally will apply to such a payment if the broker has certain connections with the U.S. unless the broker has documentary evidence in its records that the beneficial owner is a non-U.S. shareholder and specified conditions are met or an exemption is otherwise established. Payment of the proceeds from a disposition by a non-U.S. shareholder of our shares made by or through the U.S. office of a broker is generally subject to information reporting and backup withholding unless the non-U.S. shareholder certifies under penalties of perjury that it is not a U.S. person and satisfies certain other requirements, or otherwise establishes an exemption from information reporting and backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the shareholder’s federal income tax liability if certain required information is furnished to the IRS. Shareholders should consult their own tax advisors regarding application of backup withholding to them and the availability of, and procedure for obtaining, an exemption from backup withholding.

U.S. shareholders who own our shares of beneficial interest through foreign entities will be impacted by FATCA with respect to ordinary dividends paid by us to such foreign entities, because such entities will be subject to the 30% FATCA withholding tax on such dividends unless they comply with certain disclosure requirements. Moreover, if such foreign entities dispose of our shares after December 31, 2016, gross proceeds from such disposition may be subject to the 30% FATCA withholding tax unless the relevant disclosure requirements are met. We will not pay any additional amounts in respect of amounts withheld. All shareholders are strongly urged to consult with their independent tax advisors as to the impact of FATCA on their investment in our shares.

State and Local Taxes

We and/or our shareholders may be subject to taxation by various states and localities, including those in which we or a shareholder transacts business, owns property or resides. The state and local tax treatment may differ from the federal income tax treatment described above. Consequently, prospective investors should consult their own tax advisors regarding the effect of state and local tax laws on an investment in our shares.

Possible Legislative or Other Actions Affecting Tax Considerations

Prospective investors should recognize that the present U.S. federal income tax treatment of an investment in our shares may be modified by legislative, judicial or administrative action at any time, and that any such action may affect investments and commitments previously made. The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the Internal Revenue Service and the U.S. Treasury Department, resulting in revisions of the U.S. Treasury regulations and revised interpretations of established concepts as well as statutory changes. Revisions in U.S. federal tax laws and interpretations thereof could adversely affect the tax consequences of an investment in our shares.

PLAN OF DISTRIBUTION

We may sell the securities being offered hereby from time to time through agents to the public or to investors, to or through one or more underwriters for resale to the public or to investors, in “at the market offerings” within the meaning of Rule 415 of the Securities Act, to or through a market maker or into an existing trading market on the exchange or otherwise, directly to investors in privately negotiated transactions or through a combination of any of these methods of sale. Any underwriter or agent involved in the offer and sale of the securities will be named in a prospectus supplement.

The distribution of the offered securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices, any of which may represent a discount from the prevailing market price. We also may, from time to time, authorize underwriters acting as agents to offer and sell the securities upon the terms and conditions set forth in any prospectus supplement. In connection with the sale of offered securities, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of offered securities for whom they may act as agent. Underwriters may sell the securities to or through dealers, and these dealers may receive compensation in the form of discounts, concessions or commissions (which may be changed from time to time) from the underwriters and/or from the purchasers for whom they may act as agent.

Any underwriting compensation paid by us to underwriters or agents in connection with the offering of the securities and any discounts, concessions or commissions allowed by underwriters to participating dealers will be set forth in a prospectus supplement. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them from us or from purchasers of the securities and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

Unless otherwise specified in a prospectus supplement, each series of the securities will be a new issue with no established trading market, other than our common stock and Class A common stock which are both currently traded on the New York Stock Exchange. We may elect to list any series of preferred stock or depositary shares on the New York Stock Exchange, on the NASDAQ Stock Market or another exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a series of the securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of the trading market for the securities.

Rules of the SEC may limit the ability of any underwriter to bid for or purchase securities before the distribution of the shares of common stock is completed. However, underwriters may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

If so indicated in a prospectus supplement, we will authorize dealers acting as our agents to solicit offers by certain institutions to purchase the securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the prospectus supplement. Each delayed delivery contract will be for an amount not less than, and the principal amount of the securities sold pursuant to the delayed delivery contracts will not be less nor more than, the respective amounts stated in the prospectus supplement.

Institutions with which delayed delivery contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but will in all cases be subject to our approval. Delayed delivery contracts will not be subject to any conditions except (i) the purchase by an institution of the securities covered by its delayed delivery contract shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject and (ii) if the offered securities are being sold to underwriters, we shall have sold to such underwriters the total principal amount of the securities less the principal amount thereof covered by delayed delivery contracts. A commission indicated in the prospectus supplement will be paid to agents and underwriters soliciting purchases of the securities pursuant to delayed delivery contracts accepted by us. Agents and underwriters shall have no responsibility in respect of the delivery or performance of delayed delivery contracts.

Certain of the underwriters, agents and their affiliates may be customers of, engage in transactions with, and perform services for, us in the ordinary course of business.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference certain information we file with the SEC. This permits us to disclose important information to you by referencing these filed documents. Any information referenced this way is considered part of this prospectus, and any information filed with the SEC subsequent to this prospectus will automatically be deemed to update and supersede this information. We incorporate by reference the following documents which have been filed with the SEC.

•	Our Annual Report on Form 10-K for the fiscal year ended October 31, 2013;

•	Our Quarterly Reports on Form 10-Q for the fiscal quarters ended January 31, 2014, April 30, 2014 and July 31, 2014;

•	Our Current Reports on Form 8-K filed on December 17, 2013 (both reports filed on such date), March 31, 2014, and September 3, 2014;

•	The description of our common stock, which is registered under Section 12 of the Exchange Act, contained in our Form 8-A, filed on March 12, 1997 with the SEC under Section 12(b) of the Exchange Act and including any additional amendment or report filed for the purpose of updating such description;

•	The description of our Class A common stock, which is registered under Section 12 of the Exchange Act, contained in our Form 8-A, filed on June 17, 1998, as amended by our Form 8-A/A filed on August 3, 1998 with the SEC under Section 12(b) of the Exchange Act and including any additional amendment or report filed for the purpose of updating such description;

•	The description of our Series D Cumulative preferred stock, which is registered under Section 12 of the Exchange Act, contained in our Form 8-A, filed on April 11, 2005 with the SEC under Section 12(b) of the Exchange Act and including any additional amendment or report filed for the purpose of updating such description; and

•	The description of our Series F Cumulative Redeemable preferred stock, which is registered under Section 12 of the Exchange Act, contained in our Form 8-A, filed on October 22, 2012 with the SEC under Section 12(b) of the Exchange Act and including any additional amendment or report filed for the purpose of updating such description.

We also incorporate by reference into this prospectus all documents that we may subsequently file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to the filing of a post-effective amendment terminating this registration statement, including all documents that we may file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of first filing this registration statement and prior to the effectiveness of this registration statement, provided, however, that we are not incorporating by reference any information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless, and to the extent, specified in any such Current Report on Form 8-K. Any statement herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in any subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide without charge upon written or oral request to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, a copy of any or all of the documents which are incorporated by reference in this prospectus (other than exhibits unless such exhibits are specifically incorporated by reference in such documents). Requests should be directed to Investor Relations, Urstadt Biddle Properties Inc., 321 Railroad Avenue, Greenwich, CT 06830, or by calling Investor Relations directly at (203) 863-8200.

LEGAL MATTERS

The validity of the securities will be passed upon for us by Miles & Stockbridge P.C., Baltimore, Maryland. Certain federal income tax matters will be passed upon by Baker & McKenzie LLP, Chicago, Illinois.

EXPERTS

Our consolidated financial statements and related financial statement schedules for the fiscal years ended October 31, 2013 and October 31, 2012 and the effectiveness of our internal control over financial reporting as of October 31, 2013 incorporated in this prospectus by reference to the Annual Report on Form 10-K for the fiscal year ended October 31, 2013 have been audited by PKF O’Connor Davies, a division of O’Connor Davies, LLP, an independent registered public accounting firm, as set forth in its report thereon, and have been incorporated herein in reliance on said report of such firm given on its authority as experts in auditing and accounting in giving said report.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The reports, proxy statements and other information filed by us may be inspected without charge at the public reference room of the SEC, which is located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of the reports, proxy statements and other information from the public reference room, upon the payment of the prescribed fees. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site at www.sec.gov that contains reports, proxy statements and other information regarding registrants like us that file electronically with the SEC. You can inspect the reports, proxy statements and other information on this website.

This prospectus, which constitutes part of a registration statement on Form S-3 filed with the SEC, does not include all of the information, undertakings and exhibits included in such registration statement. Copies of the full registration statement can be obtained from the SEC as indicated above, or from us.

You should rely only on the information incorporated by reference or provided in this prospectus supplement and the accompanying prospectus. We have not, and the underwriter has not, authorized anyone to provide you with different information. We are not, and the underwriter is not, making an offer of our securities in any jurisdiction where an offer or sale is not permitted. You should not assume that the information included or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date of this prospectus supplement, the accompanying prospectus or the document incorporating by reference such information, as the case may be.

Prospectus Supplement

Prospectus

Special Note Regarding Forward-Looking Statements	1
About this Prospectus	1
Our Company	2
Risk Factors	2
Certain Ratios	3
Use of Proceeds	3
Description of Capital Stock	3
Certain Provisions of Our Charter and ByLaws, Maryland Law, Our Stockholder Rights Plan and Change of Control Agreements	25
United States Federal Income Tax Considerations	31
Plan of Distribution	53
Incorporation by Reference	54
Legal Matters	55
Experts	55
Where You Can Find More Information	55

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of the Class A common stock we are offering and certain other matters relating to us and our financial condition. The second part, the accompanying prospectus, provides more general information about securities that we may offer from time to time, some of which may not apply to the Class A common stock we are offering hereby. Generally, when we refer to the prospectus, we are referring to both parts of this document combined. This prospectus supplement adds, updates and changes information contained in the accompanying prospectus. To the extent information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus or any document incorporated by reference, the information in this prospectus supplement shall control.

2,500,000 Shares
Class A Common Stock

Deutsche Bank Securities

Preliminary Prospectus Supplement

October 28, 2014